Exhibit (c)(11)

APPRAISAL OF REAL PROPERTY

301 Colorado

301 E. Colorado Boulevard

Pasadena, Los Angeles County, CA 91101

IN A SELF-CONTAINED APPRAISAL REPORT

As of December 10, 2010

Prepared For:

Special Committee of the Board of Directors of

Wesco Financial Corporation

c/o

Skadden, Arps, Slate, Meager & Flom, LLP

300 South Grand Avenue, Suite 3200

Los Angeles, California 90071

Prepared By:

Cushman & Wakefield Western, Inc.

Valuation & Advisory

601 South Figueroa Street, 47th Floor

Los Angeles, CA 90017

C&W File ID: 10-38021-9027-1

As a matter of environmental responsibility, C&W has adopted a corporate wide program to print our appraisal reports double-sided

CUSHMAN & WAKEFIELD WESTERN, INC.

601 SOUTH FIGUEROA STREET, 47TH FLOOR

LOS ANGELES, CA 90017

December 10, 2010

Special Committee of the Board of Directors of

Wesco Financial Corporation

c/o

Brian J. McCarthy

Partner

Skadden, Arps, Slate, Meager & Flom, LLP

300 South Grand Avenue, Suite 3200

Los Angeles, California 90071

Re: Appraisal of Real Property

In a Self-Contained Report

301 Colorado

301 E. Colorado Boulevard

Pasadena, Los Angeles County, CA 91101

C&W File ID: 10-38021-9027-1

Dear Mr. McCarthy:

In fulfillment of our agreement as outlined in the Letter of Engagement, we are pleased to transmit our appraisal presented in a self-contained report on the property referenced above. The date of the report is December 10, 2010. The effective date of value is December 10, 2010.

This report is addressed to Special Committee of the Board of Directors of Wesco Financial Corporation c/o Skadden, Arps, Slate, Meager & Flom, LLP and its affiliates. In conformance with your request, we have completed an appraisal of the above referenced property. The appraisal states our opinion of the property’s Market Value subject to various Assumptions and Limiting Conditions set forth in the accompanying report. The physical inspection and analysis that form the basis of the report have been conducted by James W. Myers, MAI and Steven J. Cho, CCIM.

The accompanying report includes pertinent data secured in our investigation, exhibits and the details of the process used to arrive at our conclusion of value. The appraisal conforms with the Standards of Professional Practice and Code of Professional Ethics of Appraisal Institute, which incorporates the Uniform Standards of Professional Appraisal Practice (USPAP), of the Appraisal Foundation.

MARKET VALUE AS IS

Based upon the Scope of Work agreed to with the Client, and as outlined within the accompanying report, we have developed an opinion that the Market Value of the Leased Fee estate of the referenced property, subject to

CUSHMAN & WAKEFIELD WESTERN, INC.

BRIAN J. MCCARTHY

SKADDEN, ARPS, SLATE, MEAGER & FLOM, LLP

DECEMBER 10, 2010

the assumptions and limiting conditions, certifications, extraordinary and hypothetical conditions, if any, and definitions, on December 10, 2010, is:

TWENTY FIVE MILLION DOLLARS

$25,000,000

These opinions assume a marketing and exposure period of approximately 9 months.

EXTRAORDINARY ASSUMPTIONS

An extraordinary assumption is defined by the USPAP as “an assumption, directly related to a specific assignment, which, if found to be false, could alter the appraiser’s opinions or conclusions. Extraordinary assumptions presume as fact otherwise uncertain information about physical, legal or economic characteristics of the subject property; or about conditions external to the property, such as market conditions or trends; or about the integrity of data used in an analysis.”

1) The subject property has been managed and leased for many years by personnel employed by entities related to the ownership. A rent roll, leases, and the accounting records for the property were provided for our review. Based on our review of these available materials and conversations with the management, we concluded the rentable areas for the tenants and the building provided on the rent roll and/or in the leases may not represent the actual rentable area using typical measurement standards applied by other landlords and their tenants in this marketplace. The “norm” for calculating rentable areas is set forth in standards identified by “BOMA”, which typically include (generically) the area within the building walls, excluding floor penetrations (such as stairwells and elevators). The rentable area for a particular tenant’s suite will consist of the actual area inside the suite plus an allocation (“load factor”) of the building’s common areas, including lobbies, corridors and restrooms (this is a simplistic characterization and there are exceptions and additional permissible add-ons). Based on our review of available information, the rent roll provided for our review may not represent measurements consistent with the “market”.

We have relied on the areas set forth in the subject rent roll as the basis for the rentable area utilized in this appraisal. Since rentable square feet is the typical “metric” used to compare and to value office properties both on a rental and a sales comparison basis, any significant differences in the area utilized for the subject and the actual rentable area based on BOMA standards will have a corresponding impact on the value conclusion for the property. We recommend the client retain a qualified firm to measure and calculate the rentable areas for the subject prior to finalizing any decisions involving this asset.

2) Based on our inspection of the property it is our understanding that many of the mechanical systems in the building are “original” from the 1964 construction date. The building’s systems may need some significant capital investment for upgrades and/or replacement. Prior to closing a sale or a loan involving the property it is very likely that a prudent buyer would retain a qualified firm to conduct an inspection of the property and identify items of deferred maintenance and code issues such as handicap/ADA requirements. Any identified costs would likely result in an adjustment to the purchase price/value of the property. We have not made any specific capital deductions, since there is no engineering or property survey available nor has any been conducted to our knowledge, but we have deducted an ongoing reserve that is higher than typical. We recommend the client have a property condition survey of the building conducted prior to finalizing any decisions involving the property.

CUSHMAN & WAKEFIELD WESTERN, INC.

BRIAN J. MCCARTHY

SKADDEN, ARPS, SLATE, MEAGER & FLOM, LLP

DECEMBER 10, 2010

3) We inspected the property November 19, 2010. The date of value is December 10, 2010. We assume no material changes in the property occurred between the date of inspection and December 10, 2010.

HYPOTHETICAL CONDITIONS:

A hypothetical condition is defined by the USPAP as “that which is contrary to what exists but is supposed for the purpose of analysis. Hypothetical conditions assume conditions contrary to known facts about physical, legal, or economic characteristics of the subject property; or about conditions external to the property, such as market conditions or trends; or about the integrity of data used in an analysis.”

This appraisal does not employ any hypothetical conditions.

This letter is invalid as an opinion of value if detached from the report, which contains the text, exhibits, and Addenda.

Respectfully submitted,

CUSHMAN & WAKEFIELD WESTERN, INC.

James W. Myers, MAI

Executive Managing Director

California Certified General Appraiser

License No. AG002662

Clay W. Blockley

Associate Director

California Certified General Appraiser

License No. AG042192

301 COLORADO SCOPE OF WORK I

Property Name:

301 Colorado

Location:

301 E. Colorado Boulevard

Pasadena, CA 91101

The subject office property is located at the northeast corner of Garfield Avenue and Colorado Boulevard in Pasadena. The property has frontage on three streets: Colorado Boulevard to the south, Garfield Avenue to the east and Union Street to the north. The subject parking structure is located to the northeast of the office property and has frontage on Union Street to the north and N. Euclid Avenue to the east.

Property Description:

The subject property consists of a 9-story, Class B office building commonly identified as 301 Colorado. The corresponding street address is 301 E. Colorado Boulevard, situated in downtown area of the City of Pasadena. The building contains a net (excluding storage space) rentable area of approximately 117,336 rentable square feet (refer to Extraordinary Assumptions). The property includes 3,140 square feet of storage area.

The property was completed in 1964. Parking at the subject property consists of 412 spaces in an adjacent five-level parking garage (two subterranean levels) for an overall parking ratio of 3.5 spaces per 1,000 rentable square feet.

The property is currently 96 percent leased to office tenants and a ground floor bank tenant. The office improvements and parking garage are situated on adjacent parcels totaling 1.39 acres, as shown in the following chart.

Assessor’s Parcel No. Area (SF)

5723-27-34 (Office): 30,401

5723-27-35 (Parking): 29,995

Total: 60,396 SF, or 1.39 acres

Assessor’s Parcel Numbers:

5723-027-034 (office building) and 5723-027-035 (parking lot)

Interest Appraised:

Leased Fee

Date of Value:

December 10, 2010

Date of Inspection:

November 19, 2010

Ownership:

“MS Property Company”

Per Los Angeles County Assessor’s Records

Highest and Best Use

If Vacant:

Hold for development until market conditions improve.

VALUATION & ADVISORY

301 COLORADO SCOPE OF WORK II

As Improved: As it is currently improved and utilized.

Site & Improvements

Zoning: PD-31; City of Pasadena, Los Angeles County

Land Area:

Acres	Square Feet
1.39±	60,396± SF

Per Los Angeles County Assessor's Records

Number of Stories: 9

Year Built: 1964

Type of Construction: Class "B"

Net Rentable Area: 117,336 SF (not including storage space)

RENTABLE AREAS (SF)

	AS LEASED			
Building	Vacant	Leased	Total	Occ %
301 E Colorado	5,168	112,168	117,336	95.6%
Total NRA (SF):	**5,168**	**112,168**	**117,336**	**95.6%**

Parking: Parking for the subject is provided in 412 parking spaces in an adjacent five-level parking garage (two subterranean levels). The parking ratio is approximately 3.5 spaces per 1,000 rentable square feet.

VALUE INDICATORS **As Is**

Cost Approach

Indicated Value: N/A

Sales Comparison Approach

Indicated Value: $25,800,000

Per Square Foot (NRA): $219.88

VALUATION & ADVISORY CUSHMAN & WAKEFIELD

301 COLORADO

SCOPE OF WORK III

Income Capitalization Approach

Direct Capitalization

Capitalization Rate: 8.0%

Indicated Value: $25,000,000

Per Square Foot (NRA): $213.06

Discounted Cash Flow

Discount Rate: 9.0%

Reversion Cap Rate: 8.0%

Indicated Value: $25,400,000

Per Square Foot (NRA): $216.47

INCOME APPROACH CONCLUSION $25,000,000

FINAL VALUE CONCLUSION

Reconciled Market Value As Is: $25,000,000

Exposure Time: 9 months

Marketing Time: 9 months

VALUATION & ADVISORY

301 COLORADO

SCOPE OF WORK IV

SCOPE OF WORK

This appraisal is presented in a self-contained report, intended to comply with the reporting requirements set forth under the USPAP for a Self-Contained Appraisal Report. In addition, the report was also prepared to conform to the requirements of the Code of Professional Ethics of the Appraisal Institute.

In preparation of this appraisal, we investigated numerous improved sales in the subject’s market, analyzed rental data, and considered the input of buyers, sellers, brokers, property developers and public officials. Additionally, we investigated the general regional economy as well as the specifics of the local area of the subject.

Cushman & Wakefield Western, Inc. has an internal Quality Control Oversight Program. This Program mandates a “second read” of all appraisals. Assignments prepared and signed solely by designated members (MAIs) are read by another MAI who is not participating in the assignment. Assignments prepared, in whole or in part, by non-designated appraisers require MAI participation, Quality Control Oversight, and signature.

For this assignment, Quality Control Oversight was provided by James W. Myers, MAI. In addition to a qualitative assessment of the appraisal report, James W. Myers, MAI, is a signatory to the appraisal report and concurs in the value estimate(s) set forth herein.

The scope of this appraisal required collecting primary and secondary data relative to the subject property. The depth of the analysis is intended to be appropriate in relation to the significance of the appraisal issues as presented herein. The data have been analyzed and confirmed with sources believed to be reliable, in the normal course of business, leading to the value conclusions set forth in this report. In the context of completing this report, we have made a physical inspection of the subject property and the improved sales and rental comparables. The valuation process involved utilizing generally accepted market-derived methods and procedures considered appropriate to the assignment.

This appraisal employs the Sales Comparison Approach and the Income Capitalization Approach. Based on our analysis and knowledge of the subject property type and relevant investor profiles, it is our opinion that the Sales and Income Approaches are the most relevant. New construction is not economically feasible in the current environment as market rents in the Pasadena submarket would not support the development of a major office or commercial building. In addition, estimating depreciation for a property of the subject’s age (built in 1964) will not result in a reliable indication. We have accordingly not included a Cost Approach.

VALUATION & ADVISORY

301 COLORADO EXECUTIVE SUMMARY V

The following is an executive summary of the information that we present in more detail within the report.

BASIC INFORMATION			
Common Property Name:	301 Colorado	**Appraisal Type:**	Self-Contained
Address:	301 E. Colorado Boulevard	**Value Interest Appraised:**	Leased Fee
City:	Pasadena	**Date of Value:**	12/10/10
State:	CA	**Date of Inspection:**	11/19/10
Zip Code:	91101	**Date of Transmittal Letter:**	12/10/10
County:	Los Angeles	**Prospective Date of Completion:**	N/A
Property Ownership Entity:	MS Property Company	**Prospective Date of Stabilization:**	N/A
CW File Reference:	10-38021-9027-1		

SITE INFORMATION			
Land Area Gross SF:	60,396	**Site Utility:**	good
Land Area Acres:	1.39	**Site Topography:**	Generally level elevated pad.
Is there additional Excess Land?	No	**Site Shape:**	Rectangular
Excess Land Area SF:	0	**Frontage:**	good
Excess Land Area Acres:	0.00	**Access:**	good
Total Land Area SF:	60,396	**Visibility:**	good
Total Land Area Acres:	1.39	**Location Rating:**	good
Flood Zone:	X	**Number of Parking Spaces:**	412
		Parking Ratio (per 1,000 sf):	3.5:1
		Parking Type:	

BUILDING INFORMATION			
Type of Building:	Office building	**Number of Buildings:**	1
Building Class:	B	**Actual Age:**	46 Years
Type of Construction:	Structural steel framing with concrete-filled metal decking.	**Quality:**	Average
Gross Building Area:	117,336 SF	**Condition:**	Average
Net Rentable Area:	117,336 SF	**Year Built:**	1964
Number of Stories:	9	**Year Renovated:**	N/A
		Land to Building Ratio:	0.5

MUNICIPAL INFORMATION			
Assessor's Parcel Number:	5723-027-034 (office building) and 5723-027-035 (parking lot)	**Subject's assessment is:**	Below market levels
Assessing Authority:	Los Angeles County	**Municipality Governing Zoning:**	City of Pasadena
Current Tax Year:	2010/2011	**Current Zoning:**	PD-31
Taxable Assessment	$10,364,070	**Is current use permitted:**	Yes
Current Tax Liability:	$138,720	**Current Use Conformance:**	Conforming Use
Taxes per square foot:	$1.18	**Zoning Change Applied For:**	No
Are taxes current?	Taxes are current	**Zoning Variance Applied For:**	Not applicable
Is a grievance underway?	Not to our knowledge		

HIGHEST & BEST USE	
As Vacant:	**As Improved:**
Hold for development until market conditions improve.	As it is currently improved and utilized.

VALUATION & ADVISORY
CUSHMAN & WAKEFIELD.

301 COLORADO

EXECUTIVE SUMMARY VI

PROPERTY OWNERSHIP AND RECENT HISTORY

According to the Los Angeles County Assessor’s records, the subject property is currently vested in “MS Property Company”, which is an entity related to the original developer.

To the best of our knowledge, there have been no transfers of this property for the past three years.

EXTRAORDINARY ASSUMPTIONS AND HYPOTHETICAL CONDITIONS

EXTRAORDINARY ASSUMPTIONS

An extraordinary assumption is defined by the USPAP as “an assumption, directly related to a specific assignment, which, if found to be false, could alter the appraiser’s opinions or conclusions. Extraordinary assumptions presume as fact otherwise uncertain information about physical, legal or economic characteristics of the subject property; or about conditions external to the property, such as market conditions or trends; or about the integrity of data used in an analysis.”

1) The subject property has been managed and leased for many years by personnel employed by entities related to the ownership. A rent roll, leases, and the accounting records for the property were provided for our review. Based on our review of these available materials and conversations with the management, we concluded the rentable areas for the tenants and the building provided on the rent roll and/or in the leases may not represent the actual rentable area using typical measurement standards applied by other landlords and their tenants in this marketplace. The “norm” for calculating rentable areas is set forth in standards identified by “BOMA”, which typically include (generically) the area within the building walls, excluding floor penetrations (such as stairwells and elevators). The rentable area for a particular tenant’s suite will consist of the actual area inside the suite plus an allocation (“load factor”) of the building’s common areas, including lobbies, corridors and restrooms (this is a simplistic characterization and there are exceptions and additional permissible add-ons). Based on our review of available information, the rent roll provided for our review may not represent measurements consistent with the “market”.

We have relied on the areas set forth in the subject rent roll as the basis for the rentable area utilized in this appraisal. Since rentable square feet is the typical “metric” used to compare and to value office properties both on a rental and a sales comparison basis, any significant differences in the area utilized for the subject and the actual rentable area based on BOMA standards will have a corresponding impact on the value conclusion for the property. We recommend the client retain a qualified firm to measure and calculate the rentable areas for the subject prior to finalizing any decisions involving this asset.

2) Based on our inspection of the property it is our understanding that many of the mechanical systems in the building are “original” from the 1964 construction date. The building’s systems may need some significant capital investment for upgrades and/or replacement. Prior to closing a sale or a loan involving the property it is very likely that a prudent buyer would retain a qualified firm to conduct an inspection of the property and identify items of deferred maintenance and code issues such as handicap/ADA requirements. Any identified costs would likely result in an adjustment to the purchase price/value of the property. We have not made any specific capital deductions, since there is no engineering or property survey available nor has any been conducted to our knowledge, but we have deducted an ongoing reserve that is higher than typical. We recommend the client have a property condition survey of the building conducted prior to finalizing any decisions involving the property.

3) We inspected the property November 19, 2010. The date of value is December 10, 2010. We assume no material changes in the property occurred between the date of inspection and December 10, 2010.

VALUATION & ADVISORY

301 COLORADO

EXECUTIVE SUMMARY VII

HYPOTHETICAL CONDITIONS

A hypothetical condition is defined by the USPAP as “that which is contrary to what exists but is supposed for the purpose of analysis. Hypothetical conditions assume conditions contrary to known facts about physical, legal, or economic characteristics of the subject property; or about conditions external to the property, such as market conditions or trends; or about the integrity of data used in an analysis.”

This appraisal does not employ any hypothetical conditions.

VALUATION & ADVISORY

301 COLORADO

AERIAL MAP VIII

AERIAL MAP

VALUATION & ADVISORY

301 COLORADO

SUBJECT PHOTOGRAPHS

Easterly view of subject across Garfield Avenue

Easterly view along Colorado Boulevard frontage of the property

VALUATION & ADVISORY

301 COLORADO

SUBJECT PHOTOGRAPHS

Westerly view along Colorado Boulevard frontage of the property

Pedestrian entrance to subject

VALUATION & ADVISORY

301 COLORADO SUBJECT PHOTOGRAPHS

Easterly view of subject from Colorado Boulevard

View of common corridor

VALUATION & ADVISORY

301 COLORADO SUBJECT PHOTOGRAPHS

View of typical suite interior

View of elevator lobby

VALUATION & ADVISORY

301 COLORADO SUBJECT PHOTOGRAPHS

View of subject roof

Northerly view from subject roof toward Civic Center

VALUATION & ADVISORY

301 COLORADO SUBJECT PHOTOGRAPHS

Views of main lobby

VALUATION & ADVISORY

301 COLORADO TABLE OF CONTENTS

TABLE OF CONTENTS

INTRODUCTION 1

LOS ANGELES COUNTY REGIONAL ANALYSIS 4

LOCAL AREA ANALYSIS 19

LOS ANGELES COUNTY OFFICE MARKET 31

LOS ANGELES NORTH OFFICE MARKET 56

SITE DESCRIPTION 76

IMPROVEMENTS DESCRIPTION 79

REAL PROPERTY TAXES AND ASSESSMENTS 84

ZONING 87

HIGHEST AND BEST USE 89

VALUATION PROCESS 91

SALES COMPARISON APPROACH 93

INCOME CAPITALIZATION APPROACH 108

RECONCILIATION AND FINAL VALUE OPINION 160

ASSUMPTIONS AND LIMITING CONDITIONS 160

CERTIFICATION OF APPRAISAL 160

GLOSSARY OF TERMS & DEFINITIONS 160

ADDENDA CONTENTS 160

VALUATION & ADVISORY

301 COLORADO INTRODUCTION 1

INTRODUCTION

Identification of Property

The subject property, commonly identified as 301 Colorado, is located in the City of Pasadena, within Los Angeles County, California. The subject office property consists of a 9-story, Class B office building constructed in 1964.

Excluding storage space, the subject property contains approximately 117,336 rentable square feet. The property includes 3,140 square feet of storage space. The office building improvements and parking garage are situated on two parcels totaling 1.39 acres.

The total rentable area is detailed in the table below.

RENTABLE AREAS (SF)				
	AS LEASED			
Building	Vacant	Leased	Total	Occ %
301 E Colorado	5,168	112,168	117,336	95.6%
Total NRA (SF):	**5,168**	**112,168**	**117,336**	**95.6%**

The property has an adjacent five-level parking garage (two subterranean levels) containing a total of 412 striped spaces resulting in a parking ratio of approximately 3.5/1,000 SF. As of the date of value, the subject property is 95.6 percent occupied (excluding storage). The subject office property is located at the northeast corner of Garfield Avenue and Colorado Boulevard in Pasadena. The property has frontage on three streets: Colorado Boulevard to the south, Garfield Avenue to the east and Union Street to the north. The subject parking structure is located to the northeast of the office property and has frontage on Union Street to the north and N. Euclid Avenue to the east.

The Los Angeles County Assessor currently identifies the subject property as parcel numbers 5723-027-034 (office building) and 5723-027-035 (parking lot). The corresponding street address is 301 E. Colorado Boulevard in the City of Pasadena, CA (per Los Angeles County Assessor's records).

Legal Description:	Refer to Addenda
PROPERTY OWNERSHIP AND RECENT HISTORY	
Current Ownership:	MS Property Company
Sale History:	According to the Los Angeles County Assessor's records, the subject property is currently vested in "MS Property Company". The property is currently owned by an entity related to the original developer. To the best of our knowledge, there have been no transfers of this property for the past three years.
Current Disposition:	To the best of our knowledge, this property is a part of a proposed larger sale transaction related to the sale of an interest in the property.

VALUATION & ADVISORY CUSHMAN & WAKEFIELD

301 COLORADO INTRODUCTION 2

DATES OF INSPECTION AND VALUATION

Date of Valuation: December 10, 2010

Date of Inspection: November 19, 2010

Property inspection was performed by: James W. Myers, MAI and Steven J. Cho, CCIM

INTENDED USE AND USERS OF THE APPRAISAL

Intended Use: This appraisal is intended to provide an opinion of the Market Value of the Leased Fee interest in the property for the use of the client and other intended users in evaluating a possible sale of an interest in the asset. This report is not intended for any other use.

Intended User: This appraisal report was prepared for the exclusive use of Skadden, Arps, Slate, Meagher & Flom LLP; for The Special Committee of the Board of Directors of Wesco Financial Corporation, and for their advisor Greenhill. Use of this report by others is not intended by the appraiser.

EXPOSURE TIME AND MARKETING TIME

Exposure Time: Approximately nine (9) months

Marketing Time: Approximately nine (9) months

VALUATION & ADVISORY

301 COLORADO REGIONAL MAP 3

REGIONAL MAP

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301 COLORADO LOS ANGELES COUNTY REGIONAL ANALYSIS 4

LOS ANGELES COUNTY REGIONAL ANALYSIS

INTRODUCTION

Market Definition

Los Angeles County ranks 18th on the list of the world’s largest economies and is the largest county in the nation in terms of population, totaling an estimated 9.9 million residents, or about 27.0 percent of the state of California’s population. The majority of Los Angeles County is heavily urbanized averaging roughly 2,450 residents per square mile. Geographically, the county encompasses 4,061 square miles with 70 miles of coast on the Pacific Ocean. Neighboring regions include Orange County to the south, San Bernardino County to the east, Ventura County to the west and Kern County to the north.

The Los Angeles-Long Beach-Santa Ana Metropolitan Statistical Area (Los Angeles-Long Beach-Santa Ana MSA) in Southern California is the largest of the three MSAs that comprise the Los Angeles Combined Statistical Area (Los Angeles CSA), which also includes the Riverside-San Bernardino-Ontario and Oxnard-Thousand Oaks-Ventura Metropolitan Statistical Areas. The Los Angeles-Long Beach-Santa Ana MSA is further divided into two metropolitan divisions—Los Angeles-Long Beach-Glendale and Santa Ana-Anaheim-Irvine. The Los Angeles-Long Beach-Glendale Metropolitan Division (Los Angeles MD), which is the focus of the following demographic and economic overview, is synonymous with Los Angeles County. The City of Los Angeles is the largest incorporated area in the county.

Some key points to consider are:

• International trade and commerce are major drivers of the area’s economy because of its strategic location and the size and scope of its economy. The Los Angeles Customs District – which includes the ports of Long Beach and Los Angeles, Port Hueneme, and Los Angeles International Airport – is the nation’s largest.

• The Los Angeles region has an extensive transportation network. Adding to the infrastructural strength of the ports and LAX airport, there are two other active commercial airports – Bob Hope in Burbank and Long Beach. Due to the size of its geographic footprint, Los Angeles freeway system is one of the most advanced in the country. In addition, there are mass transit options to service the public need and rail freight services linking the region to the rest of the state and the nation.

The map on the following page depicts Los Angeles County in relation to the adjacent Orange County and Inland Empire regions:

VALUATION & ADVISORY

301 COLORADO LOS ANGELES COUNTY REGIONAL ANALYSIS 5

LOS ANGELES-LONG BEACH et al, CA COMBINED STATISTICAL AREA (CSA)

Source: Claritas, Inc, Cushman & Wakefield Valuation & Advisory

Current Trends

The Los Angeles region is slowly emerging from its recession, strengthened by rising international trade and port activity as well as job growth in the entertainment industry and advertising. The weakening dollar will also have a positive impact on leisure and hospitality by attracting international visitors to Los Angeles. Despite a fairly positive forecast for the region, the local economy remains weighed down by weakness in construction and government sectors. Health services and education are also expected to contribute to economic problems in the second half 2010, although traditionally a strong sector of the Los Angeles County economy.

Further points of consideration are:

• The entertainment industry experienced a period of strong growth during the first half of 2010, according to the Los Angeles County Economic Development Corporation’s (LAECD) Mid-Year Update and Economic Report. Industry employment increased as more films, pilots and commercials were filmed in the region.

• The Port of Los Angeles moved more container units in June 2010 than any other June in its history with more than 730,000 container units handled. This accounted for an approximately 32.0 percent increase from June 2009, and represented a 15 percent increase for the first half of 2010 compared to the same period in 2009.

• The Los Angeles regions saw an increase in tourism in the first half of 2010 after a significant slide in 2009 as new hotels and attractions are luring business and pleasure travelers to the area. The LAECD expects that this trend will continue in the second half of 2010 and into 2011.

VALUATION & ADVISORY

301 COLORADO LOS ANGELES COUNTY REGIONAL ANALYSIS 6

DEMOGRAPHIC TRENDS

Demographics Characteristics

Los Angeles' median age is relatively young at 34.9 years: considerably lower than the median age of the U.S. at 36.8 years. The percentage of the population in Los Angeles with bachelor and advanced degrees is 24.4 percent, which is slightly below the U.S. share of 24.7 percent. Despite similarities in their respective education breakdowns, however, the Los Angeles region exceeds the national levels for average and median household income. Additionally, 23.4 percent of regional households have annual incomes of $100,000 or more compared to the national level of 19.3 percent.

Some interesting points to consider regarding the similarities and differences in demographic trends between Los Angeles and the U.S. include:

- There is a demand in the Los Angeles region for a large population of workers with highly developed skill sets in sectors like finance, education, and information technology that require postsecondary degrees. Firms in those sectors are forced to pay employees more for the same type of work in this region than in other regions of the country due to the higher cost of living in the Los Angeles region.

- The variance in the national and regional levels of education suggests that there is still a demand for large population of workers with highly developed skill sets in sectors like transportation, manufacturing and construction in Los Angeles County that do not require a postsecondary degree.

The table on the next page highlights and compares the most recent demographic characteristics for the Los Angeles Metro area and the United States:

DEMOGRAPHIC CHARACTERISTICS
Los Angeles-Long Beach-Glendale MD vs. United States
2009 Data

Characteristic	Los Angeles-Long Beach-Glendale MD	U.S.
Median Age (years)	34.9	36.8
Average Annual Household Income	$77,484	$69,376
Median Annual Household Income	$54,204	$51,433
Households by Annual Income Level:		
<$25,000	23.2%	22.9%
$25,000 to $49,999	23.9%	26.0%
$50,000 to $74,999	17.7%	19.6%
$75,000 to $99,999	11.8%	12.3%
$100,000 plus	23.4%	19.3%
Education Breakdown:		
< High School	30.7%	19.4%
High School Graduate	18.8%	28.3%
College < Bachelor Degree	26.0%	27.7%
Bachelor Degree	15.8%	15.8%
Advanced Degree	8.6%	8.9%

Source: Claritas, Inc., Cushman & Wakefield Valuation & Advisory

VALUATION & ADVISORY CUSHMAN & WAKEFIELD.

301 COLORADO LOS ANGELES COUNTY REGIONAL ANALYSIS 7

Population

Population growth for the greater Los Angeles region historically outpaced that of the national average as the favorable climate and a diverse economy make Southern California a prime location for individuals, families, and businesses. During the most recent period of economic expansion from 2002 to mid-2007, however, skyrocketing home values and the high cost of living deterred, to some degree, existing and prospective low- to middle-income residents from the region, thus weakening population growth.

Notable points include:

• The Los Angeles region’s annual population growth averaged only 0.4 percent between 2005 and 2009, compared to the 1.0 percent average rate of growth for the nation.

• Los Angeles County’s population is expected to grow, on average, at 1.0 percent annually, matching the nation’s projected average growth rate between 2010 and 2014 as the region’s economy begins to grow and recover from the residual effects of the recession.

In the following exhibit and all subsequent time-series graphs, the shaded bars indicate the periods of a U.S. economic recession. The chart on the following page compares the annual population growth of Los Angeles County and the United States:

POPULATION GROWTH BY YEAR

Los Angeles County vs. United States, 2000-2014

Source: Data Courtesy of Moody’s Economy.com and Cushman & Wakefield Valuation & Advisory

Note: Shaded bars indicated periods of recession

Of the four metro areas comprising the Los Angeles Combined Statistical Area, Los Angeles experienced the slowest rate of population growth during the 10 years ending 2009. However, population growth in Los Angeles is projected to increase steadily through the next five years, but its growth rate is forecast to still lag behind that of the other metro areas, notably the Oxnard-Thousand Oaks-Ventura MSA, which is forecast grow the fastest at a 1.4 percent average annual rate. Some key factors that continue to suppress population growth in the Los Angeles region include the high cost of living associated with the most recent housing bubble, the economic recession and the resulting high unemployment rate.

The table below compares population growth trends for the Los Angeles region and the United States between 2000 and 2014:

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301 COLORADO LOS ANGELES COUNTY REGIONAL ANALYSIS 8

ANNUALIZED POPULATION GROWTH BY MSA Los Angeles-Long Beach-Glendale MD 2000 – 2014					
Population (000s)	2000	2010	2014 Forecast	Annual Growth 00-09	Annual Growth 10-14
United States	282,537.7	310,399.1	322,596.2	0.8%	0.8%
Los Angeles-Riverside-Orange County, CA CSA	16,432.9	18,011.3	18,771.7	1.0%	1.0%
Los Angeles-Long Beach-Santa Ana MSA	12,398.9	13,005.7	13,558.9	0.5%	1.0%
Los Angeles-Long Beach-Glendale MD	**9,542.6**	**9,940.8**	**10,358.5**	**0.4%**	**1.0%**
Santa Ana-Anaheim-Irvine MD	2,856.4	3,064.8	3,200.3	0.7%	1.1%
Riverside-San Bernardino-Ontario MSA	3,277.6	4,188.7	4,353.3	2.7%	1.0%
Oxnard-Thousand Oaks-Ventura MSA	756.4	817.0	859.5	0.8%	1.4%

Source: Data Courtesy of Moody's Economy.com, Cushman & Wakefield Valuation & Advisory

HOUSEHOLDS

Household formation trends in the Los Angeles region closely follow population growth trends. As mentioned earlier, the high quality of life helps maintain above average growth. While household formation trends appear to mirror overall population gains, household growth is expected to rise above population growth levels over the next five year period, as the number of people occupying a single housing unit is expected to increase more rapidly than the overall population. This trend of household formation can be traced to such sociological factors as longer life expectancies, increasing divorce rates, young professionals postponing marriage as well as the high cost of housing.

Further considerations are as follows:

- Household growth since 2000 averaged 0.5 percent, only half the average rate of the nation's ten-year growth of 1.0 percent.
- The projected five-year average household growth rate for Los Angeles County is forecasted at 1.2 percent, on pace with the national average.

The following graph compares historical and projected household formation growth between Los Angeles County and United States:

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HOUSEHOLD FORMATION BY YEAR

Los Angeles County vs. United States, 2000-2014

Source: Data Courtesy of Moody’s Economy.com and Cushman & Wakefield Valuation & Advisory

Note: Shaded bars indicate periods of recession

ECONOMIC TRENDS

Gross Metro Product

The Los Angeles economy is the 18th largest in the world. Despite being a large and mature economy, the nation has outperformed Los Angeles in terms of annual growth in gross metro product (GMP). According to the data supplied by Moody’s Economy.com, the Los Angeles region’s GMP experienced 4.1 percent reduction during 2009, compared to 1.1 percent in 2008 and 1.5 percent growth in 2007. Although GMP growth in 2009 slowed to an alarming rate, according to Moody’s most recent forecast for 2010, it is anticipated that the Los Angeles market will see some recovery with an expected rate of growth at 2.3 percent.

Some notable considerations are:

• Over a ten-year period from 2000 to 2009, Los Angeles’ average annual GMP growth rate of 1.7 percent is slightly below that of the national average growth of 1.8 percent.

• Through 2014, Los Angeles is expected to experience average annual GMP growth of 3.7 percent, above the average projected GMP growth for the nation over the comparable period (3.4 percent).

The graph on the next page compares historical and projected real gross product growth between Los Angeles County and United States:

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REAL GROSS PRODUCT GROWTH BY YEAR

Los Angeles County vs. United States, 2000-2014

Source: Data Courtesy of Moody’s Economy.com and Cushman & Wakefield Valuation & Advisory

Note: Shaded bars indicate periods of recession

Employment Distribution

In terms of its industry sector composition, the economic diversity of Los Angeles is comparable to that of the nation, with some exceptions. First, Los Angeles is more heavily weighted in the Information, Manufacturing, and Professional & Business Services sectors than the United States as a whole. Also, the metro area’s employment base is relatively under-weighted in the Construction, Education & Health Services, and Government sectors when compared to the national average.

Although Los Angeles has a very diverse employment base, the region’s status as both a port city and an international entertainment hub profoundly affect the economy. Due to influence of the region’s “twin ports” of Los Angeles and Long Beach, employment in the Los Angeles region relies heavily on the trade, transportation and utilities sector as it directly relates to port activity. Likewise, as the fourth largest employment sector in the Los Angeles region, the ebbs and flows of entertainment industry greatly influence the regional economy. Shifting public demand and changing technologies continue to affect the entertainment industry. Its projected success will depend on how well the industry adjusts to computer and internet-based entertainment and the cost factors that are driving location filming away from Los Angeles.

Additional considerations regarding employment distribution include:

• Employment growth in the Los Angeles manufacturing sector has been steadily declining since 1990 by an average of 3.3 percent per year with the exception of a few years of expansion between 1995 and 1998. The reduction in the 1990s was largely attributed to declines in the transportation equipment, computer and electronic products, and aerospace sectors; the latter being affected by downsizing in defense and high operating costs in California. Current growth figures are estimated at negative 3.9 percent for 2010, and although job losses have been consistent over the past decade, Los Angeles remains the largest manufacturing area in the nation.

• Moody’s Economy.com predicts that moderate national economic growth throughout 2010 will prompt a rise in demand for currently underutilized port workers and facilities in Los Angeles.

• The most recent FilmL.A. report indicates that annual trends in PPD continued to increase as of mid-year 2010, up 13.8 percent from twelve months ending in June 2010 due to the California Film and

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Television Tax Credit administered by the California Film Commission. Increases in filming led to the hiring of 21,600 employees in the motion picture and sound recording sector in June 2010.

The following chart compares employment by sector between Los Angeles County and United States:

EMPLOYMENT BY SECTOR

Los Angeles County vs. United States

2009 Estimates

Source: Data Courtesy of Moody’s Economy.com and Cushman & Wakefield Valuation & Advisory

Major Employers

Although, compared to the national average, government and education & health services are underrepresented, the Los Angeles region’s top three employers, in terms of staff, are the County of Los Angeles totaling an estimated 93,200 employees, the Los Angeles Unified School District (LAUSD) totaling more than 74,600 employees, followed by the U.S. Federal Government with 53,200 employees. However, the current local and state budget crises have endangered these jobs traditionally seen as “recession proof.” Government employees in all sectors are facing furlough days, pay cuts and lay offs resulting from the instability of local and state economies.

Despite the size of its economy, Los Angeles County is home to a relatively small number of the nation’s Fortune 500 corporations: 20 in total. In 2009, The Walt Disney Company, Northrop Grumman, and Occidental Petroleum were Largest Fortune 500 corporations in Los Angeles County, ranking 7th, 10th and 12th, respectively in the state and ranked 60th, 69th and 98th respectively among Fortune 500 companies nationally. However, Northrop Grumman will relocate its headquarters to the Washington, D.C., area by summer 2011 in order to be closer to its primary client, the U.S. government.

Additional considerations regarding Los Angeles’ major employers include:

• The higher cost of living and operating a business in the Los Angeles region may explain why there is a lack of Fortune 500 companies in such a large, desirable area.

• The data regarding employment in the education & health services and government sectors can be misleading, especially when considering the employment distribution compared to the major employers in the region. While the county & the federal governments and LAUSD have the largest individual number of employees, the actual growth sectors within the Los Angeles economy are

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characterized by smaller, entrepreneurial businesses – many of which are technology companies related to the entertainment industry.

The following table lists the 30 largest employers in Los Angeles County according to number of employees:

Largest Employers Los Angeles County		
Company	Main or Local Headquarters	No. of Employees
County of Los Angeles	Los Angeles	93,200
Los Angeles Unifed School District	Los Angeles	74,632
City of Los Angeles	Los Angeles	53,471
Federal Government	Los Angeles	53,200
University of California, Los Angeles	Los Angeles	35,543
Kaiser Permanente	Pasadena	32,180
State of California (non-education)	Los Angeles	30,200
Northrop Grumman Corp.	Los Angeles	21,000
Boeing Co.	Long Beach	15,825
Kroger Co.	Los Angeles	14,000
University of Southern California	Los Angeles	12,379
Bank of America	Los Angeles	12,200
Vons	Arcadia	12,116
Target	Pasadena	12,066
The Walt Disney Co.	Burbank	12,000
Metropolitan Transit Authority (L.A. County)	Los Angeles	10,402
Long Beach Unified School District	Long Beach	9,622
AT&T (formerly SBC Pacific Bell)	Los Angeles	9,500
Cedars-Sinai Medical Center	Los Angeles	8,817
Wells Fargo	Los Angeles	8,458
California Insitute of Technology	Pasadena	8,453
Amgen Inc.	Thousand Oaks	8,000
FedEx Corp.	Los Angeles	7,976
ABM Industries Inc.	Los Angeles	7,221
Providence Health System	Burbank	7,058
UPS	Burbank	7,058
Edison International	Rosemead	6,768
Catholic Healthcare West	Pasadena	6,338
City of Long Beach	Long Beach	6,035

Source: California Employment Development Department, Cushman & Wakefield Valuation & Advisory

Employment Growth

For the past ten years total employment growth in Los Angeles has consistently trailed the national average, with the exception of 2001 when the Los Angeles MSA registered no growth, on par with the nation's average reported employment growth rate. Historically, Los Angeles has been slow to rebound after recessionary periods. During the years following both the 1991 and 2001 recessions, the Los Angeles region was sluggish in terms of employment growth in relation to the national average. The Los Angeles economy emerged from the previous

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recession during 2004. It continued to increase through 2006, and then experienced a slowing during late 2007 as a result of the current recession. Employment growth through 2008 was negative 1.2 percent, negative 3.9 percent in 2009, and is forecasted to be negative 1.2 percent throughout 2010 according to Moody’s Economy.com.

Further points to consider are:

• The information sector registered the only year-over increase in employment, adding an estimated 26,100 jobs between July 2009 and July 2010, according to the State of California Employment Development Department.

• Annual employment growth is projected to average 1.6 percent in the Los Angeles region from 2010-2014, lagging behind the 1.8 percent average annual growth of the United States over the same period.

The following graph compares historical and projected employment growth between Los Angeles County and United States:

TOTAL EMPLOYMENT GROWTH BY YEAR

Los Angeles County vs. United States, 2000-2014

Source: Data Courtesy of Moody’s Economy.com and Cushman & Wakefield Valuation & Advisory

Note: Shaded bars indicate periods of recession

Unemployment

The Los Angeles region’s unemployment rate has historically trailed the national unemployment rate, and June 2010 was no exception. The State of California Employment Development Department released data indicating that the Los Angeles County unemployment rate reached 12.4 percent in July 2010, trailing the national rate by 2.9 percent. Both regional and national unemployment are anticipated to increase in the near term as soft local and state fiscal conditions continue to put pressure on job markets and recovery.

Notable points concerning the region’s unemployment rate are:

• The average unemployment rate is expected to decrease to 12.2 percent by the end of 2010 due to the residual effects of the recent economic recession. The unemployment rate should level out around 4.3 percent in 2014 after trending downward over the next five years.

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• The Los Angeles region lost nearly 23,500 non-farm payroll jobs between July 2009 and July 2010, with the largest losses occurring in government (down 15,300), according to the State of California Employment Development Department.

The graph on the next page compares historical and projected unemployment rates between Los Angeles County, the state of California, and the United States:

UNEMPLOYMENT RATE BY YEAR

Los Angeles County vs. California vs. United States, 2000-2014

Source: Data Courtesy of Moody’s Economy.com and Cushman & Wakefield Valuation & Advisory

Note: Shaded bars indicate periods of recession

*Second Quarter 2010 Data

CONCLUSION

Los Angeles has an established market with a diverse economic base. The industries driving the new economy spurred rapid growth since 2002. However, from mid-2007 to the present, these industries have become vulnerable to a series of negative economic events which are presenting numerous challenges for short-term growth in the area. Despite the residual effects of the economic downturn, the region’s economy should experience moderate growth in the second half of 2010 before picking up speed in 2011.

Final thoughts:

• Los Angeles’ long term growth is largely tied to its two major shipping ports as they present greater access to global economies. Ongoing infrastructure improvements to the ports are expected to result in Los Angeles capturing a greater share of West Coast shipping traffic. Current congestion, however, has allowed other West and East Coast ports to siphon some of the traffic that would normally go to Los Angeles/Long Beach.

• A lack of affordable housing limits migration to the region, and the high cost of doing business often causes businesses to locate elsewhere. In spite of this, Los Angeles provides a broad array of economic drivers from trade, defense, and aerospace to tourism, entertainment and consumer goods, all of which provide a solid foundation for growth in the future.

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LOCAL AREA MAP

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AERIAL MAP

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AERIAL MAP

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AERIAL MAP

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LOCAL AREA ANALYSIS

Pasadena Overview

Location and Boundaries

The subject property is bounded by Garfield Avenue to the east, Colorado Boulevard to the south, and Union Street to the north, in the City of Pasadena, California. Garfield Avenue is a tertiary north/south residential street through the area, and compliments the major north/south commercial streets of Los Robles Avenue, Arroyo Parkway, Colorado Boulevard, Lake Avenue. The subject is located across the street from Paseo Colorado, an open-air lifestyle center and just east of the “heart” of Old Town Pasadena, a dynamic pedestrian retail and mixed-use neighborhood, and just north of the City of South Pasadena.

The City of Pasadena is located in the northern central portion of Los Angeles County at the western end of the San Gabriel Valley. Pasadena is situated approximately ten miles northeast of downtown Los Angeles and approximately 25 miles inland from the Pacific Ocean. Pasadena is generally bordered by the City of Glendale to the west, the community of Altadena to the north, the Cities of Sierra Madre and Arcadia to the east, and the Cities of South Pasadena and San Marino to the south. Pasadena was incorporated as a city in 1886 and today comprises an established mix of residential communities with significant commercial development. Pasadena is widely recognized as the home of the Rose Bowl, the Jet Propulsion Laboratory, California Institute of Technology and host of the annual Tournament of Roses’ parade since January 1, 1890. The city also received additional international exposure during 1994, as the Rose Bowl was the official site for the 1994 World Cup Soccer matches.

Access and Transportation

Air transportation in the region is excellent, due to the access of the Burbank-Glendale-Pasadena Airport (BUR), situated approximately 20 minutes north of downtown Pasadena. It provides general aviation service linking Pasadena to more than 32 cities nationwide, with one-half of the nation’s population located within a 2-1/2 hour flight. Currently, Alaska, American, Delta Connection, JetBlue, Southwest, United Express and US Airways offer domestic service from BUR. BUR currently consists of two terminals, with 14 gates and approximately 250,000 square feet.

Los Angeles International Airport (LAX) offers full domestic and international air service and is one of the five largest airports in the world in terms of passenger volume. LAX is a thirty-minute drive from Pasadena.

The Metropolitan Transportation Authority (“MTA”) operates 16 public bus lines in Pasadena that provide access throughout the San Gabriel Valley and Los Angeles areas. These bus lines link Pasadena to downtown Los Angeles and other adjacent communities. Other bus services that serve Pasadena are Foothill Transit, providing regular and express bus service in the San Gabriel and Pomona Valleys, and the Los Angeles City Department of Transportation (“LADOT”), operating commuter express lines from Encino to Pasadena with stops in Burbank and Glendale.

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Fillmore
Del Mar
Memorial Park
Lake
Allen
Sierra Madre Villa
Mission
Highland Park
Southwest Museum
Heritage Sq
PASADENA
Lincoln/Cypress
Chinatown
Civic Ctr
Union Station
LAC+USC Medical Ctr
Cal State LA
El Monte
EL MONTE
Little Tokyo/ Arts Dist
Pershing Sq
7th St/Metro Ctr
EAST LOS ANGELES
Pico/Aliso
Mariachi Plaza
Soto
Indiana
Maravilla
East LA Civic Ctr
Atlantic

Phase I of the Pasadena Gold Line opened in 2003 and is part of MTA's planned 400-mile county-wide rail transit system. This 13.7-mile Pasadena extension links Pasadena with downtown Los Angeles and is projected to eventually serve 50,000 passengers daily. Six stations serve riders in Pasadena from Fillmore Street to Sierra Madre Villa, as depicted in the map on the left. This Gold Line system makes 12 stops between its beginning at Union Station in downtown Los Angeles, and travels through Chinatown, Highland Park, Montecito Heights, South Pasadena, and Pasadena. The light rail trains stop at Mission Street in South Pasadena and at six spots in Pasadena: Fillmore Street, Del Mar Boulevard, Memorial Park, Lake Avenue, Allen Avenue and Sierra Madre Villa Avenue.

Plans to extend the Gold Line to the northeastern part of the county are already underway. The Phase 2A Extension of the Metro Gold Line is currently under construction and is expected to be completed in 2013. Through the addition of stops in Arcadia, Monrovia, Duarte, Irwindale, Azusa/Alameda and Azusa Citrus, the Metro Gold Line will connect Union Station to the eastern part of Azusa. Also planned is 2017 expansion 2A, which would extend the line into Montclair. There has been additional positive interest in continuing the Foothill Extension to connect with the Ontario airport.

In addition to expanding service to a large portion of the San Gabriel Valley, the eastside component of the Gold Line was completed in late 2009. This line links Union Station with East Los Angeles, with stops in Little Tokyo/Arts District, Pico/Aliso, Mariachi Plaza, Soto, Indiana, Maravilla, East LA Civic Center and Atlantic.

There are three major Freeways in Pasadena. The Pasadena Freeway (Interstate 110) originates at the southern border of Pasadena and provides access to downtown Los Angeles and continues in a southwesterly direction to the Ports of Los Angeles and Long Beach. The Ventura Freeway (U.S.-134) provides access in a westerly direction from Pasadena through the central portion of the San Fernando Valley. The Ventura Freeway eventually becomes State Highway 101 slightly west of Universal City and provides access to the northwestern portions of Los Angeles County and further west to Ventura County. The Foothill Freeway (Interstate 210) extends in a northwesterly to easterly direction and provides access to La Crescenta, Sunland, and points further northwest, as well as Monrovia, Azusa, and points further east.

Education

The Pasadena Unified School District ("PUSD") is responsible for the City of Pasadena, as well as the City of Sierra Madre and the unincorporated City of Altadena. The district includes 17 elementary schools, three K-8 schools, three middle schools, four high schools, three charter schools, as well as one continuation and an independent study school.

Pasadena is also home to California Institute of Technology (CalTech). The school is very involved with NASA through its Jet Propulsion Laboratory and the geological sciences (earthquake monitoring, etc). The Fuller Theological Seminary is one of the largest multi-denominational seminaries in the world, with over 4,000 students

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from more than 70 counties. The Art Center College of Design is a major art school, widely recognized for its design programs. Pasadena City College (PCC) with over 40,000 students is the third largest community college in the United States.

Demographics

Claritas, Inc. provides historical, current and forecasted population estimates for the surrounding subject area including the City of Pasadena as well as Los Angeles County. Patterns of development density and migration are reflected in the current population estimates. Information provided by Claritas, Inc. is summarized on the accompanying exhibit. Forecasts anticipate the City of Pasadena will enjoy continued positive population growth trends through 2013.

A demographic report prepared by Claritas, Inc. for the one-, three- and five-mile radius surrounding the subject property has been reviewed and analyzed. Pertinent data obtained from the report is summarized as follows:

• As of 2009 estimates, 202,694 people live within a 3-mile radius of the subject property, a number that is expected to increase by 1.09 percent over the next five years. This rate of growth is bracketed by the average for the County and the State, projected at 0.97 and 1.34 percent respectively, for the same period.

• The 2009 average household income is $89,740 in the City of Pasadena. This amount, when compared to Los Angeles County’s average of $77,484, indicates that the City of Pasadena is a more affluent submarket of Los Angeles County.

• The 2009 average number of persons per household in the City of Pasadena equals 2.52, which compares lower than the County at 3.03 persons and the State at 2.92 persons. Annual per capita income for 2009 in the City of Pasadena equals $35,064, which compares significantly higher than Los Angeles County and the State of California, at $25,399 and $28,057, respectively. The property is located in a submarket which is substantially wealthier than the county-wide population, and therefore comprises an attractive target market for businesses and retailers in the local area.

• Pasadena continues to outpace the Southern California region and the State with growth in property values. The median home value as of 2009, for Pasadena is $641,284; this compares to Los Angeles County median of $470,287 and the State of California of $398,457.

• As of 2009, it was estimated that the largest percentage of persons employed in the City of Pasadena (31.47%) held jobs in the Professional and Related Occupations category. This was different from the county and state figures, where Sales and Office employment represented the majority at 27.52 and 26.75 percent, respectively.

• Pasadena is characterized as a well-educated city. According to Claritas, Inc., 40.95 percent of the population of Pasadena has achieved a Bachelor’s or Graduate Degree. This is significantly higher than the county and state estimates of 24.40 and 26.14 percent, respectively.

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301 COLORADO LOCAL AREA ANALYSIS 22 DEMOGRAPHIC PROFILE

301 E COLORADO PASADENA, CALIFORNIA 1.0 MILE 3.0 MILES 5.0 MILES PASADENA LOS ANGELES COUNTY, CA CALIFORNIA

Population

2000 Population 30,995 187,146 505,714 133,936 9,519,338 33,871,648

2009 Population 36,312 202,694 539,365 147,741 10,154,857 37,559,728

2014 Population 39,480 214,004 566,005 157,100 10,654,722 40,145,714

% Change 2000 to 2009 1.77% 0.89% 0.72% 1.10% 0.72% 1.15%

% Change 2009 to 2014 1.69% 1.09% 0.97% 1.24% 0.97% 1.34%

Per Capita Personal Income

2000 Per Capita Personal Income $25,202 $28,969 $24,704 $28,172 $20,683 $22,711

2009 Per Capita Personal Income $32,224 $35,756 $30,777 $35,064 $25,399 $28,057

2014 Per Capita Personal Income $36,164 $39,530 $34,088 $38,901 $28,164 $31,090

% Change 2000 to 2009 2.77% 2.37% 2.47% 2.46% 2.31% 2.38%

% Change 2009 to 2014 2.33% 2.03% 2.06% 2.10% 2.09% 2.07%

Households

2000 No. Households 14,515 71,370 177,972 51,844 3,133,774 11,502,870

2009 No. Households 17,139 76,885 187,679 57,111 3,291,970 12,553,966

2014 No. Households 18,770 81,189 196,365 60,869 3,436,457 13,342,716

% Change 2000 to 2009 1.86% 0.83% 0.59% 1.08% 0.55% 0.98%

% Change 2009 to 2014 1.84% 1.10% 0.91% 1.28% 0.86% 1.23%

Persons Per Household

2000 Persons Per Household 2.07 2.56 2.79 2.52 2.98 2.87

2009 Persons Per Household 2.06 2.58 2.82 2.52 3.03 2.92

2014 Persons Per Household 2.05 2.58 2.83 2.52 3.05 2.94

% Change 2000 to 2009 -0.05% 0.07% 0.13% 0.03% 0.18% 0.19%

% Change 2009 to 2014 -0.11% 0.01% 0.07% -0.02% 0.11% 0.13%

Average Household Income

2000 Avg Household Income $52,531 $75,246 $69,188 $72,269 $61,811 $65,628

2009 Avg Household Income $67,182 $93,362 $87,526 $89,740 $77,484 $82,786

2014 Avg Household Income $75,066 $103,332 $97,364 $99,486 $86,488 $92,440

% Change 2000 to 2009 2.77% 2.42% 2.64% 2.44% 2.53% 2.61%

% Change 2009 to 2014 2.24% 2.05% 2.15% 2.08% 2.22% 2.23%

Income Ranges

Median Income $48,075 $61,426 $60,310 $59,633 $54,204 $61,034

$150,000 or more 7.65% 15.61% 13.66% 14.54% 10.63% 11.85%

$100,000 to $149,000 10.80% 13.52% 14.04% 13.63% 12.79% 14.68%

$75,000 to $99,999 10.71% 11.51% 11.97% 11.22% 11.84% 13.23%

$50,000 to $74,999 19.03% 17.24% 17.58% 17.27% 17.71% 18.33%

$35,000 to $49,999 14.09% 13.19% 13.62% 13.17% 13.83% 13.35%

$25,000 to $34,999 9.44% 8.78% 9.09% 8.78% 10.04% 9.17%

$15,000 to $24,999 11.11% 8.44% 8.98% 8.99% 10.12% 8.91%

Under $15,000 17.15% 11.71% 11.06% 12.41% 13.03% 10.48%

2000 Median Income $38,264 $48,182 $47,316 $46,755 $43,097 $47,945

2014 Median Income $53,847 $67,615 $66,594 $65,877 $60,256 $67,335

Occupancy

2009 Occupied Housing Units 17,139 76,885 187,679 57,111 3,291,970 12,553,966

Owner Occupied 20.34% 46.18% 49.93% 44.80% 47.64% 57.73%

Renter Occupied 79.66% 53.82% 50.07% 55.20% 52.36% 42.27%

Education

2000 Population 25+ by Education Level 21,871 126,249 335,255 90,934 5,882,948 21,298,900

Bachelors Degree Only 24.29% 23.95% 21.64% 23.53% 16.07% 17.09%

Graduate Degree 21.28% 17.96% 14.09% 17.81% 8.78% 9.53%

Retail Trade Potential

Total Retail Potential $1,896,832,003 $3,427,384,100 $6,730,731,059 $3,304,542,264 $142,741,929,457 $562,603,034,081

Apparel Accessory $210,122,575 $244,789,948 $357,110,625 $243,218,659 $8,907,415,719 $28,240,977,710

Automotive Dealers $418,206,554 $706,924,615 $1,455,119,198 $801,045,520 $22,761,577,798 $82,264,971,772

Automotive & Home Supply Stores $6,146,493 $19,458,786 $38,554,502 $18,426,474 $1,765,846,381 $7,356,587,461

Drug & Proprietary Stores $50,520,639 $200,525,654 $341,023,479 $166,185,935 $6,680,522,902 $23,930,079,117

Eating & Drinking Places $265,117,576 $496,282,954 $876,078,455 $456,483,370 $15,701,193,123 $59,725,881,556

Food Stores $298,721,670 $621,922,114 $1,234,607,486 $497,178,051 $22,524,916,752 $85,075,879,365

Furniture Home Furnishing Stores $52,558,386 $81,926,412 $133,747,945 $86,795,436 $3,322,811,085 $12,254,258,665

Home Appliance, Radio, & T.V. Stores $45,774,279 $110,080,367 $198,114,541 $122,743,182 $5,974,847,715 $18,839,919,150

Gasoline Service Stations $49,294,530 $129,267,585 $271,256,797 $139,755,915 $8,063,764,030 $35,350,714,220

General Merchandise $164,061,345 $208,330,014 $674,637,700 $213,891,465 $16,156,756,674 $86,520,338,829

Department Store $152,687,833 $154,629,157 $411,113,950 $176,047,179 $9,337,180,556 $53,443,688,476

Hardware, Lumber & Garden Stores $36,770,779 $125,084,842 $351,116,891 $100,406,282 $10,834,383,294 $52,736,391,782

Retail Sales

Total Retail Sales - Including Food Services 2009 NA NA NA NA NA $562,603,034,000

Total Retail Sales - Not Including Food Services 2009 NA NA NA NA NA $502,877,153,000

Total Retail Sales - Including Food Services 2014 NA NA NA NA NA $678,502,492,000

Total Retail Sales - Not Including Food Services 2014 NA NA NA NA NA $606,383,159,000

Housing

2009 Est. Median All Owner-Occupied Housing Value $428,114 $650,588 $584,360 $641,284 $470,287 $398,457

VALUATION SERVICES

301 COLORADO LOCAL AREA ANALYSIS 23

EMPLOYMENT

The Pasadena area labor market encompasses Pasadena, Alhambra, San Gabriel, San Marino, South Pasadena, Monrovia, Duarte and Sierra Madre. According to information provided by the Pasadena Chamber of Commerce, the 17 major employers were providing 99,901 jobs in Pasadena as of year-end 2009. This represents a slight decline from the year-end 2000 figure of 101,017. A list of the major employers is shown below.

City of Pasadena
Major Employers

Name of Company	Employees As of 2009	Percent of Total Employment	Employees As of 2000	Percent of Total Employment	Nine Year Net %Δ	Type of Business
Jet Propulsion Laboratory	5,065	5.07%	6,950	6.88%	-27%	Aerospace Research
Kaiser Permanente	3,500	3.50%	450	0.45%	678%	Hospital
Huntington Memorial Hospital	3,000	3.00%	3,100	3.07%	-3%	Hospital
Pasadena Unified School District	2,600	2.60%	3,000	2.97%	-13%	Education
California Institute of Technology	2,550	2.55%	3,500	3.47%	-27%	Education
ATT	2,500	2.50%	1,250	1.24%	100%	Communications
The City of Pasadena	2,307	2.31%	1,949	1.93%	18%	Government
Pasadena City College	1,789	1.79%	810	0.80%	121%	Education
Bank of America	1,500	1.50%	1,500	1.49%	0%	Financial
Art Center College of Design	810	0.81%	200	0.20%	305%	Education
Parsons Corporation	773	0.77%	2,200	2.18%	-65%	Engineering/Construction
Hathaway-Sycamores	615	0.62%	---	---	---	Social Services
The Langham Huntington Hotel	584	0.58%	650	0.64%	-10%	Hotel
Pacific Clinics Administration	550	0.55%	---	---	---	Medical Clinics
San Gabriel Valley Newspapers	525	0.53%	400	0.40%	31%	Newspaper
Rusnak Pasadena	450	0.45%	---	---	---	Automotive
Avon Products	320	0.32%	600	0.59%	-47%	Manufacturing/Distribution
Total # Employed:	**99,901**		**101,017**		**-1%**	

** Source: City of Pasadena Chamber of Commerce, updated third quarter 2010*

The Pasadena market area has an extensive and diverse mix of significant headquarters facilities for business and public entities, as shown the accompanying exhibit. The area serves as the headquarters for CalTech and the Jet Propulsion Laboratory, the Craftsman Brewing Company, as well the major facilities for engineering firms including Parsons and Jacobs. Avery Dennison also has its headquarters in Pasadena.

Although a few companies have experienced a decline in total employees due to various downsizes and the prior economic recession, a number of companies have shown sizeable growth over the nine-year period; chief among them is Kaiser Permanente, which experienced a 678 percent rise in total employees, from 450 in 2000 to 3,500 in 2009. SBC, which changed its name to AT&T in 2007, doubled its total employees in the City of Pasadena, accounting for 2.5 percent of Pasadena's total employment. Pasadena City College reported 121 percent growth, as a consequence of continued renovations, a growing student body and its status as having the second-highest transfer rate in the State of California. Today, Pasadena City College is the third largest community college in the United States. Also in the education sector, the Art Center College of Design experienced a substantial increase in employees, from 200 in 2000 to 810 in 2009. In addition to continued growth, the college is now recognized as one of the top five design colleges in the world. In an age where countless newspapers have been forced to make cutbacks, San Gabriel Valley Newspapers have actually reported growth, with 125 new employees since year-end 2000.

VALUATION SERVICES CUSHMAN & WAKEFIELD.

301 COLORADO LOCAL AREA ANALYSIS 24

Business Districts

Pasadena has three major business districts, including the Central Business District. This district employs nearly 60,000 employees in businesses ranging from small delicatessens to large engineering firms to distinctive antique shops.

The Central Business District includes four major areas of business and commercial development: 1) Old Town Pasadena, trend setting area of retail shops, restaurants, and movie theaters; 2) South Lake Avenue, upscale shopping and home to many financial institutions; 3) Civic Center, many government and civic buildings, and Paseo Colorado shopping mall; and 4) Pasadena Playhouse District, includes the Pasadena Playhouse, retail stores, bookstores, and the nation's first two-story Target store.


Union St
Colorado Blvd
Pasadena Ave
Fair Oaks
Dayton St
Raymond Ave
Arroyo Pky
Del Mar Blvd
Old Town Pasadena


Union St
Del Mar Blvd
Civic Center

The Northwest Pasadena District has many service outlets, minority businesses, and processing or distribution companies. This Enterprise Zone offers various tax incentives to encourage growth of new and old businesses in the area. This area has two commercial areas: 1) North Lake Neighborhood Commercial District, a collection of retail stores, personal services, restaurants and food markets, and 2) Fair Oaks/Orange Grove Commercial District. A map of the Northwest Pasadena District is shown below.

The East Pasadena Business District serves as home for a number of the city's high technology, light manufacturing, and processing/distributing companies including EarthLink Network, Inc. and Leon Max, Inc. This area also includes the Hastings Ranch Shopping Center, which includes a large retail outlet, supermarkets, specialty retail shops, and restaurants. A map of the East Pasadena Business District follows.

Proposed/Under Construction Developments

Many new and renovation projects continue to be planned for Pasadena. The following exhibit lists the major development projects that are currently proposed or under construction. These projects include hotel, retail/entertainment, office, residential/apartment and mixed-use developments. The information, as compiled by the City of Pasadena is illustrated on the following pages.

VALUATION SERVICES CUSHMAN & WAKEFIELD.

301 COLORADO LOCAL AREA ANALYSIS 25

CENTRAL DISTRICT DEVELOPMENT PROJECTS

DOWNTOWN DEVELOPMENT PROJECTS

1. ONE EAST UNION STREET Hayes and Company

2. BOSTON BUILDING REHAB/ADDITION 35 North Raymond LLC

3. ROSE BOWL REHABILITATION/ADDITION City of Pasadena - Rose Bowl Operating Comany

4. PASADENA MARKET PLACE Eastwood Developers

5. 3 SOUTH GRAND AVENUE Grand Vista Partners

6. PASADENA PLACE Plus Architects.

7. GREEN/DELACEY MIXED-USE PROJECT Intracorp

8. MESSINA MIXED-USE PROJECT JSM Messina

9. AMBASSADOR CAMPUS MASTER PLAN/PROJECT Worldwide Church of God.

10. DELACEY FLATS Delacey Flats LLC; Balian Investments

11. CENTRAL PARK MARKET AT DEL MAR STATION Urban Partners LLC.

12. 215 SOUTH MARENGO CONDOMINIUMS Western Urban Ventures, LLC

13. CMC ENTER/MID-TOWN DISTRICT DESIGN PROJECT City of Pasadena/Pasadena Community Development Commission

14. WESTERN ASSET PLAZA Maguire Partners

15. MONTANA RESIDENTIAL PROJECT Wesco Development

16. PASADENA CONFERENCE CENTER EXPANSION Pasadena Center Operating Company

17. PLAYHOUSE CONDOMINIUMS Standard Pacific Homes

18. WALNUT PLACE APARTMENTS Walnut Place LLC

19. PLAYHOUSE DISTRICT STREETSCAPES. WALKWAYS & ALLEYS City at Pasadena and Pasadena Community Development Commission

20. TRIO MIXED-USE DEVELOPMENT Capital/Counters USA, Inc.

21. GRANADA COURT

Mill Creek Development Co. LLC 22. UNION STREET VILLAGE

Mill Creek Development Co. LLC 23. ARCHSTONE PASADENA Archstone Communities

24. WALNUT HUDSON MIXED-USE PROJECT

Barbara/Auyang 25. LAKE WALNUT MIXED USE PROJECT

Standard Pacific Homes 26. CROWN CITY CENTER OFFICE BUILDING

Kol Development Company 27. OAK KNOLL CONDOMINIUMS Pacer Communities

29. PASADENA COLLECTION MIXED-USE OFFICE DEVELOPMENT Champion Development Group

30. PASADENA COLLECTION - HOUSING DEVELOPMENT Champion Development Group

31. SAN PASQUAL RESIDENTIAL DEVELOPMENT Starwood, Wasserrman LLC

32. COLORADO/CATALINA FINANCIAL center Citizen’s Business Bank

33 SOUTH RAYMOND MEDICAL OFFICE BUILDING Pasadena Physicians LLC

Lost Revised: 2/16/04

NOTE. The Major Projects presented in this packet are developments that have been submitted to the City for consideration, and are not necessarily endorsed by the City of Pasadena.

VALUATION SERVICES

301 COLORADO LOCAL AREA ANALYSIS 26

ORANGE GROVE REDEVELOPMENT AREA

Project Area Complete

LINCOLN AVENUE

REDEVELOPMENT AREA

No Reportable Projects

FAIR OAKS

REDEVELOPMENT PROJECT AREA

1 Heritage Square Site

730-790 N. Fair Oaks Ave.

2 Mission Investments

855 N. Fair Oaks Ave.

3 Fair Oaks Professional Building

865-875 N. Fair Oaks Ave.

LAKE WASHINGTON

REDEVELOPMENT AREA

4 Washington Theater (Uptown Pasadena Project)

845 E. Washington Blvd.

VILLA-PARKE REDEVELOPMENT AREA

5 Fair Oaks Court Development

584-612 North Fair Oaks Blvd.

6 Engelmann Real Estate

140 E. Orange Grove & 672 Summit

7 Plaza Gimali

208 E. Orange Grove Blvd.

8 Affordable Housing Services

270 Parke Street

9 Magdalena Court

445 N. Los Robles Ave.

397 N. Marengo Ave.

10 Heritage Housing Partners

407 N. Raymond Avenue

PROJECTS OUTSIDE OF THE REDEVELOPMENT AREAS

11 Fair Oaks Terrace

1442-1448 North Fair Oaks Ave.

12 Garfield Terrace

1424 N. Garfield Ave.

13 Trademark

1350 N. El Molino Ave.

14 Charles Co. Commercial Bldg.

1595 N. Lake Ave.

15 Permanent Supportive Housing

877 N. Orange Grove Blvd.

16 Cypress Townhomes

531 & 533 N. Cypress

VALUATION SERVICES

301 COLORADO LOCAL AREA ANALYSIS 27

• The preceding list of development projects illustrates the extensive interest in the Pasadena real estate market as well as the perceived economic viability of a wide range of property types within the city. The contemplated developments include, major mixed-use projects office, residential, and retail uses, entertainment and retail developments, offices, schools, medical/healthcare facilities, and a wide range of multiple family residential developments including apartments, condominiums, and senior living projects.

The majority of the most recent developments have a concentrated mix of multifamily residential development. There is very little proposed new office development “in the pipeline”.

Other Area Attractions

The Pasadena area offers a variety of entertainment-oriented venues, including live theater and musical performances, museums and galleries, and an expanding array of shopping and dining opportunities. The City of Pasadena provides five entertainment facilities, which offer theatrical productions, symphony orchestras, and stand-up comedy.

• Pasadena Playhouse is a registered historic landmark and continues to serve as the training ground for persons involved with theatrical, film, and television production.

• The Pasadena Civic Auditorium is located on Green Street, just east of Marengo Avenue. The Pasadena Civic provides a seating capacity of 3,000 persons and is the host of the People’s Choice Awards and the annual Emmy awards for prime time television. Annual attendance at the civic auditorium is reported to be approximately 500,000 persons.

• The Ambassador Auditorium is a 1,262-seat concert hall and serves as the host of approximately 115 concerts each season. Annual attendance at the Ambassador is reported to be in the range of 130,000 to 140,000 persons per year.

• The Norton Simon Museum is located on Colorado Boulevard near the junction of the Ventura Freeway and the Foothill Freeway. The museum features European art, sculpture gardens, tours, and an extensive library. Annual attendance at the museum is reported at 130,000 persons.

• The Huntington Library, Art Gallery & Botanical Gardens is a research and educational center serving scholars and the general public. The botanical gardens cover 150 acres of the property’s total land area of 207 acres, and feature 14,000 varieties of plants. The art gallery contains one of the most extensive collections of British and French 18th Century art of any gallery in the country.

Old Town Pasadena

One of the more popular visitor attractions in Pasadena is the Old Pasadena Historic District. The Old Town Pasadena district is an area of approximately 20 square blocks, providing a diverse blend of retail, dining and entertainment opportunities. The Old Pasadena area is listed on the National Register of Historic Places and is a redevelopment project of the City of Pasadena. Old Pasadena is centered along Colorado Boulevard between Pasadena Avenue (to the west) and Arroyo Parkway (to the east). The northern boundary of Old Pasadena is Corson Avenue and the southern boundary is Del Mar Avenue. The primary contribution from the city in the redevelopment of the area has been the construction of several new parking structures, which have provided an additional incentive for retailers and restaurateurs to renovate many of the existing commercial buildings in the area. Most of the shops in the area are open late at night to accommodate dinner and theater patrons of the local restaurants and theatres. The attractiveness of this location is evidenced by the number of high profile retailers which have opened for business in the area, which includes Tiffany’s & Co., Saks on Fifth Ave., Forever XXI, Crate & Barrel, The Gap, Banana Republic, Il Fornaio, Apple, Cheese Cake Factory, Restoration Hardware, Z

VALUATION & ADVISORY

301 COLORADO LOCAL AREA ANALYSIS 28

Gallery, Urban Outfitters, Barnes & Noble, Diesel, Guess, Chico’s, J. Crew, Armani Exchange, and Victoria Secrets. New retailers entering this market include Kenneth Cole. Old Pasadena has experienced historically high occupancy levels. Alongside these high profile retail vendors, Old Town Pasadena is now home to the newly opened Gold Class Cinemas at One Colorado. The result of a complete renovation of the old Laemmle’s theater, Gold Class Cinemas features first run movies and theaters equipped with oversized reclining seats and a full-service bar and restaurant, where patrons can order a wide array of dishes and alcoholic beverages.

Rose Bowl

Perhaps the most widely recognized Pasadena landmark is the Rose Bowl. The Rose Bowl is located in the northwestern portion of Pasadena, approximately one mile north of the Ventura Freeway and one half mile west of Orange Grove Boulevard. The facility is the home field for the UCLA football team during the fall season, and is the site of the annual Rose Bowl Game on New Year’s Day.

Paseo Colorado

One of Pasadena’s newest developments is Paseo Colorado, a mixed-use retail “destination” center which combines residential uses with retail and entertainment uses. The retail component consists of a pedestrian-oriented, two-level shopping center with an open-air layout. The center includes a cinema, and an upscale supermarket and a health club, as well as a major department store (Macy’s). Other significant tenants include national retailers Eddie Bauer, BCBG, Sephora and Ann Taylor Loft, Kay-Bee Toys, and several restaurants.

Other world-class institutions in Pasadena include Pacific Asia Museum, California Institute of Technology, the Jet Propulsion Laboratory, Tournament House (Wrigley Mansion and Gardens) and the Annual Tournament of Roses Parade.

Surrounding Land Uses

The subject property is located on the northeast corner of Garfield Avenue and Colorado Boulevard, in the Civic Center area just east of the Pasadena City Hall. The northerly boundary of the property extends along Union Avenue to the southwest corner of Euclid Avenue. This location is less than one-half mile east of Old Town Pasadena, one block north of Colorado Boulevard, and three blocks south of the I-210 Freeway. The property is situated along the northerly side of Colorado Boulevard, directly across from Paseo Colorado, a major open-air mixed use retail entertainment center with apartments. The Fuller Theological Seminary is located in the block east across Los Robles Avenue, and Plaza Las Fuentes, a Class A office development is located directly North across Union Street. The subject has a very dynamic location with various amenities including restaurants, shopping, government facilities and good quality multi-family residential uses.

The subject enjoys an excellent location along Colorado Boulevard, near freeways, major arterials, and the desirable Arroyo Parkway address along the western “gateway” into and out of Pasadena.

CONCLUSION

The subject location in the northern/central portion of Los Angeles County provides for good access to outlying areas in the greater Los Angeles area by way of the extensive southern California freeway system. The subject property is within close proximity to several visitor draws into the Pasadena area, including entertainment, shopping, hotels, and dining opportunities. The overall outlook for the subject property over the long-term is positive.

VALUATION & ADVISORY

301 COLORADO LOS ANGELES COUNTY OFFICE MARKET 29

LOS ANGELES COUNTY

VALUATION & ADVISORY

301 COLORADO LOS ANGELES COUNTY OFFICE MARKET 30

Los Angeles County

OFFICE MARKET & SUBMARKET STATISTICS

As of 3rd Quarter 2010

Market / Submarket Inventory Number of Bldgs Direct Availabilities Direct Vacancy Rate Overall Availabilities Overall Vacancy

Rate Direct Net Absorption YE 2009 Direct Net Absorption YTD ‘10 (3rd Qtr) Direct Wtd. Avg. Rental Rate

CENTRAL LOS ANGELES 55,907,492 290 8,620,923 15.4% 9,626,576 17.2% (1,972,791) (281,799) $29.01

1 Downtown Los Angeles 36,672,590 98 5,796,953 15.8% 6,435,373 17.5% (913,380) (489,834) $32.08

2 Mid-Wilshire 8,113,566 46 1,299,745 16.0% 1,312,535 16.2% (569,156) (51,123) $20.27

3 San Gabriel Valley 11,121,336 146 1,524,225 13.7% 1,878,668 16.9% (490,255) 259,158 $24.76

WEST LOS ANGELES 53,507,982 414 7,515,796 14.0% 8,793,313 16.4% (1,001,846) (785,495) $39.24

4 Park Mile/West Hollywood 9,770,687 75 1,396,948 14.3% 1,519,571 15.6% (487,637) (225,425) $32.62

5 Beverly Hills/Century City 16,181,822 90 1,992,878 12.3% 2,235,451 13.8% (401,319) (88,037) $45.81

6 Westwood/West Los Angeles 19,552,322 164 2,552,536 13.1% 2,917,299 14.9% (607,016) (274,034) $41.01

7 Marina Area/Culver City 8,003,151 85 1,573,434 19.7% 2,120,992 26.5% 494,126 (197,999) $33.93

SOUTH LOS ANGELES 30,664,579 247 6,029,729 19.7% 6,394,727 20.9% (657,979) (459,805) $23.96

8 LAX/EI Segundo 14,343,559 92 2,942,787 20.5% 3,146,906 21.9% (183,817) (119,581) $24.13

9 Torrance 7,096,324 77 1,277,622 18.0% 1,341,551 18.9% (184,230) (13,350) $25.41

10 Long Beach 9,224,696 78 1,809,320 19.6% 1,906,270 20.7% (289,932) (326,874) $22.65

NORTH LOS ANGELES 53,560,357 595 10,148,836 18.9% 11,073,819 20.7% (1,478,940) (1,423,585) $30.58

11 Simi/Conejo Valley 8,515,066 142 1,631,604 19.2% 1,886,726 22.2% (127,332) (178,690) $27.03

12 West Valley 11,790,869 120 2,459,005 20.9% 2,717,944 23.1% (625,701) (264,033) $26.01

13 Central Valley 8,475,048 109 955,105 11.3% 1,062,335 12.5% (234,067) (40,024) $27.48

14 Santa Clarita Valley 1,921,964 28 431,596 22.5% 462,585 24.1% 124,115 (67,171) $32.40

15 East Valley / Tri-Cities 22,857,410 196 4,671,526 20.4% 4,944,229 21.6% (615,955) (873,667) $34.70

TOTAL 193,640,410 1,546 32,315,284 16.7% 35,888,435 18.5% (5,111,556) (2,950,684) $30.94

Market Size Comparison Chart

Availabilities Bar Chart

Market Weighted Average Rental Rate Comparison Chart

VALUATION & ADVISORY

301 COLORADO LOS ANGELES COUNTY OFFICE MARKET 31

LOS ANGELES COUNTY OFFICE MARKET

Supply and Tenant Demand

The subject is located in the Pasadena submarket which is part of the larger Los Angeles North market, within the greater Los Angeles County market area. According to Cushman & Wakefield’s Third Quarter 2010 surveys, the combined Los Angeles County office market contained a total inventory of 193.6 million square feet in 1,546 buildings. This figure generally excludes owner user, medical, and government office buildings.

The accompanying exhibit provides a statistical overview of the office inventory for Los Angeles County as of third quarter 2010, including a breakdown by market. The markets included in the sectors used in this report are summarized below.

Sector Markets

Downtown Los Angeles

Los Angeles Central: Mid-Wilshire (Wilshire Center)

San Gabriel Valley

Park Mile/West Hollywood

Los Angeles West: Beverly Hills/Century City

Westwood/West L.A.

Marina Area/Culver City

El Segundo/LAX

Los Angeles South Bay: Long Beach

Torrance

Simi/Conejo Valleys

Los Angeles North: West San Fernando Valley

Central San Fernando Valley

East San Fernando Valley/Tri-Cities

Each market sector is comprised of a series of submarkets. Although the market sectors and individual office submarkets compete to varying degrees for the Los Angeles County tenant base, each market is characterized independently by a typical targeted tenant or industry type. The table below presents a general overview of the tenant base for the markets.

VALUATION & ADVISORY

301 COLORADO LOS ANGELES COUNTY OFFICE MARKET 32

Sector Tenant Base

Los Angeles Central/Downtown: Financial

Legal

Accounting

Insurance

Telecommunications

Energy

Architecture

Real Estate

Government/Quasi-Government

Los Angeles West: Legal

Accounting

Entertainment

Real Estate

Financial Services

Advertising

High-Tech

Los Angeles South: Corporate

High-Tech

Research & Development

Aerospace

Los Angeles North: Entertainment

Insurance

Legal

Accounting

Engineering

Considerable duplication exists within the office tenant base for the Los Angeles County office markets. However, the office markets maintain separate identities in terms of the primary tenancies and relative prestige and corresponding relative rental rate structures for comparable buildings within the separate markets. Legal and accounting firms provide considerable tenant demand within each of the markets, for example, but the type and focus of these professional firms is directed toward the business base within the sector. Downtown Los Angeles law and accounting firms consist primarily of larger national or regional firms oriented toward corporations and government for example, while Westside Los Angeles firms often are smaller and specialize in a particular field, such as entertainment law.

VALUATION & ADVISORY

301 COLORADO LOS ANGELES COUNTY OFFICE MARKET 33

Class “A” Los Angeles County

OFFICE MARKET & SUB MARKET STATISTICS

As of 3rd Quarter 2010

Market / Submarket

Inventory

Number of Bldgs

Direct Availabilities

Direct Vacancy Rate

Overall Availabilities

Overall Vacancy Rate

Direct Net Absorption YE ‘09

Direct Net Absorption

TD ‘10 (3rd Qtr)

Direct

Wtd. Avg.

Rental Rate

CENTRAL LOS ANGELES 35,334,099 105 5,811,598 16.4% 6,619,839 18.7% (1,513,293) (141,871) $32.58

1 Downtown Los Angeles 27,325,302 45 4,475,456 16.4% 4,938,891 18.1% (780,185) (284,313) $34.64

2 Mid-Wilshire 3,405,638 11 543,825 16.0% 543,825 16.0% (194,018) (68,042) $21.87

3 San Gabriel Valley 4,603,159 49 792,317 17.2% 1,137,123 24.7% (539,090) 210,484 $28.32

WEST LOS ANGELES 38,849,354 223 5,958,204 15.3% 7,148,262 18.4% (752,843) (563,410) $41.13

4 Park Mile/West Hollywood 6,597,245 35 1,067,028 16.2% 1,162,915 17.6% (383,587) (237,782) $34.86

5 Beverly Hills/Century City 13,875,317 62 1,802,227 13.0% 2,040,245 14.7% (403,506) (63,870) $46.29

6 Westwood/West Los Angeles 12,929,688 92 1,812,118 14.0% 2,150,584 16.6% (539,796) (156,685) $43.73

7 Marina Area/Culver City 5,447,104 34 1,276,831 23.4% 1,794,518 32.9% 574,046 (105,073) $35.39

SOUTH LOS ANGELES 12,809,385 64 2,252,843 17.6% 2,438,268 19.0% (345,640) (229,172) $27.77

8 LAX/EI Segundo 6,999,423 32 1,428,706 20.4% 1,547,382 22.1% (175,298) (112,766) $26.53

9 Torrance 2,615,811 15 418,459 16.0% 474,048 18.1% (54,583) (13,433) $27.98

10 Long Beach 3,194,151 17 405,678 12.7% 416,838 13.1% (115,759) (102,973) $28.60

NORTH LOS ANGELES 35,476,709 267 6,717,196 18.9% 7,449,528 21.0% (1,079,164) (904,273) $33.03

11 Simi/Conejo Valley 3,276,810 44 654,164 20.0% 806,361 24.6% 86,327 (83,351) $29.95

12 West Valley 8,173,621 54 1,581,312 19.3% 1,811,976 22.2% (401,743) (108,362) $27.92

13 Central Valley 6,024,372 53 731,045 12.1% 838,275 13.9% (229,959) (11,601) $28.82

14 Santa Clarita Valley 1,470,295 20 331,596 22.6% 362,585 24.7% (19,885) (67,171) $31.92

15 East Valley / Tri-Cities 16,531,611 96 3,419,079 20.7% 3,630,331 22.0% (513,904) (633,788) $37.00

TOTAL 122,469,547 659 20,739,841 16.9% 23,655,897 19.3% (3,690,940) (1,838,726) $34.70

Market Size Comparison Chart

Availabilities Bar Chart

Market Weighted Average Rental Rate Comparison Chart

VALUATION & ADVISORY

301 COLORADO LOS ANGELES COUNTY OFFICE MARKET 34

The statistics on a preceding chart include all building classes (A, B, and C), while the exhibit on the previous page provides a statistical overview of the Class A office market in Los Angeles County. The Class A component of the county office inventory contains a third quarter 2010 total of 122.5 million rentable square feet, with a direct vacancy rate of 16.9 percent, which is comparable to the overall Los Angeles County (all classes) market direct vacancy level (16.7 percent). The weighted average rental rate of $34.70 per-square-foot annually for available Class A space is approximately 12.2 percent above the average ($30.94 psf) for the overall county (including Class A, B, and C space).

VACANCY TRENDS

The gradual recovery from the economic recession that impacted Los Angeles during the first half of the 1990's gave way to a full-fledged economic expansion from 1995 through 2000. The strong economic environment in Los Angeles County led to declining vacancy rates and increasing rents for office space for eight consecutive years through year-end 2000. The economy softened during 2001 and 2002, however, which weakened demand for office space on a countywide basis, resulting in a reversal of the favorable vacancy trend, as shown in the following chart. The statistics from 2003 to 2007 indicated a positive, stabilizing trend with both direct and overall vacancy rates declining annually from 2002 through 2007. The direct vacancy level on a countywide basis reached single digits for the first time in the past 20 years as of year-end 2006, and continued to decline to 8.2 percent through second quarter 2007; however, as of year-end 2007 the vacancy rate increased slightly by 80 basis points to 9.0 percent. This improving vacancy trend led to declines in county-wide vacancy of 200 basis points during 2004, 190 basis points during 2005, 140 basis points during 2006, and 80 basis points during 2007. The overall vacancy rates (including sublease space) experienced even more significant declines, with the overall vacancy declining from a peak of 18.8 percent as of year-end 2002 to 10.5 percent as of year-end 2007. These favorable trends began to reverse during the second half of 2007, however, and have continued through 2008, 2009 and through three quarters of 2010 as direct vacancy in Los Angeles County increased by 190 basis points from year-end 2007 to 10.9 percent (year-end 2008) and an additional 400 basis points to 14.9 percent as of year-end 2009. Direct vacancy has continued to increase through the first three quarters of 2010. Overall vacancy increased from 10.5 percent as of year-end 2007 to 12.5 percent during as of year-end 2008, representing a 200 basis point increase. Overall vacancy increased further by 460 basis points over year-end 2008 figures to 17.1 percent through year-end 2009. Through third quarter 2010, the overall Los Angeles County market was experiencing direct and overall (including sublease space) vacancy levels of 16.7 and 18.5 percent, respectively.

Vacancy levels have steadily increased since second quarter, 2007 through third quarter, 2010. The direct vacancy rate in Los Angeles County reached 16.7 percent through the first three quarters of 2010, representing an increase of 180 basis points over year-end 2009 (4Q09) and 580 basis points over year-end 2008. The chart below highlights the trend in direct and overall vacancy rates for the county on a quarterly basis over the past 3.75 years:

2007 through 3Q10 – Quarterly Vacancy Trends – Los Angeles County Office

End of Qtr	Direct Vacancy	Overall Vacancy
1Q07	9.3%	10.0%
2Q07	8.2%	8.8%
3Q07	8.5%	9.4%
4Q07	9.0%	10.5%
1Q08	9.3%	11.2%
2Q08	9.5%	11.0%

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3Q08 10.1% 11.6%

4Q08 10.9% 12.5%

1Q09 12.4% 14.3%

2Q09 13.3% 15.5%

3Q09 13.8% 16.1%

4Q09 14.9% 17.1%

1Q10 15.5% 17.6%

2Q10 16.2% 18.1%

3Q10 16.7% 18.5%

The chart on the accompanying page shows both the direct and overall (including sublease space) vacancy rates for Los Angeles County for the most recent 19.75 year period (1991 – 3Q10).

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OFFICE MARKET VACANCY RATE TRENDS

Los Angeles County

Year	Quarter	Vacancy Rates Direct	Sublease	Overall
1991	4th Qtr	19.0%	3.6%	22.6%
1992	4th Qtr	19.4%	3.5%	22.9%
1993	4th Qtr	18.8%	3.7%	22.5%
1994	4th Qtr	18.7%	3.1%	21.8%
1995	4th Qtr	18.6%	2.3%	21.0%
1996	4th Qtr	17.3%	2.3%	19.8%
1997	4th Qtr	16.2%	2.1%	18.4%
1998	4th Qtr	15.3%	2.0%	17.3%
1999	4th Qtr	12.8%	1.6%	14.5%
2000	4th Qtr	10.6%	2.0%	12.6%
2001	4th Qtr	13.3%	3.5%	16.8%
2002	4th Qtr	15.3%	3.5%	18.8%
2003	4th Qtr	15.1%	2.3%	17.4%
2004	4th Qtr	13.1%	1.7%	14.8%
2005	4th Qtr	11.2%	1.2%	12.3%
2006	4th Qtr	9.8%	0.7%	10.5%
2007	4th Qtr	9.0%	1.5%	10.5%
2008	4th Qtr	10.9%	1.6%	12.5%
2009	4th Qtr	14.9%	2.2%	17.1%
2010	3rd Qtr	16.7%	1.8%	18.5%


Vacancy Trends
21.0%
18.0%
15.0%
12.0%
9.0%
6.0%
3.0%
0.0%
Percentage
1991
1992
1993
1994
1995
1996
1997
1998
1999
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
3Q10
Direct
Sublease

* - La Palma and Cypress inventory excluded due to C & W's reallocation beginning January 1, 1998
(La Palma and Cypress are now tracked in Orange County)

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DEMAND AND ABSORPTION

The declining vacancy rate trend through 2000 was a result of increased demand for office space, was fueled by increased employment throughout the southern California market area. This employment trend “flattened” from 2001 through 2004 prior to increasing from 2005 through year-end 2007. The Los Angeles region experienced job losses for the first time in three years during 2008 as the area shed 143,800 workers. As of fourth quarter 2009, total non-agriculture employment decreased by an additional 235,400 jobs over year-end 2008 data, representing the most significant historical decline on an annual basis in employment (-5.8%) in the past 16 years. Through September 2010, Los Angeles County lost an additional 55,900 employees over mid-year 2009 figures.

As shown in subsequent exhibits, the county had experienced steadily increasing levels of positive absorption from 2003 through 2007, resulting in demand levels which significantly exceed new construction. This trend reversed sharply during 2008, 2009, and through third quarter 2010 as the county experienced 2.41 million, 5.11 million, and 2.95 million square feet of negative absorption, respectively.

The chart below summarizes the relationship between employment, county office vacancy rates, and absorption over the past 16.75 years through September 2010.

The total employment growth of approximately 377,500 from 1995 through 2000 coincided with six consecutive years of growth in net absorption and a decline in the vacancy rate from 18.6 percent to 10.6 percent. The average annual absorption during this period of employment growth (1995 through 2000) was approximately 3.2 million square feet. The most significant vacancy decline occurred during 1999 despite a more active construction environment and relatively more modest employment growth in comparison with 1998. Vacancy rates increased during 2001 and 2002, in conjunction with a decline in employment. Employment levels stabilized in 2001, prior to declining fairly significantly during 2002 and 2003, resulting in an increase in vacancy of 4.5 percentage points due to negative absorption and new construction. New construction completions totaled 5.62

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million square feet during 2001-2002. Excluding these two years (2001-2002), the county experienced positive absorption levels in excess of 1.4 million square feet annually from 1996 through 2007. Los Angeles County experienced over 3.3 million square feet of positive absorption during 2007 although most of this absorption occurred during the first half of the year. Over the 5-year period from 2003 through 2007, Los Angeles County averaged approximately 3.1 million square feet of positive absorption annually, which in turn contributed to the county's lowest direct vacancy level (9.0 percent) experienced in the last 14 years. During 2008, however, this trend reversed sharply as Los Angeles County experienced negative absorption (year-end) of approximately 2.41 million square feet. Through year-end 2009, absorption was further impacted with an additional 5.11 million square feet of negative absorption. This negative absorption level was the most significant "giving back" of office space in the historical data set. Through third quarter 2010, Los Angeles County has experienced continued negative absorption of 2.95 million square feet.

These absorption figures indirectly coincide with a decline in "Total Non-Agricultural Jobs" for Los Angeles County. The State of California Employment Development Department reported an unemployment rate of 12.4 percent through August of 2010 for the State of California, approximately 2.8 percent points higher than the national average of 9.6 percent. The Los Angeles County (Los Angeles-Long Beach-Glendale MD) civilian unemployment rate as of August 2010 is 0.6 percent points higher than the State of California at 13.0 percent, representing 636,900 persons (preliminary) currently unemployed.

The exhibit below illustrates the trend in unemployment for the State of California and the nation over a three-year period.


Three-Year Trend in California and U.S. Unemployment Rates
August 2010; Seasonally Adjusted Data
Rate (%)
13.0
12.0
11.0
10.0
9.0
8.0
7.0
6.0
5.0
4.0
3.0
CA
US
5.5
4.6
7.0
6.1
12.0
9.7
12.4
9.6
Aug 07
Dec 07
Apr 08
Aug 08
Dec 08
Apr 09
Aug 09
Dec 09
Apr 10
Aug 10

Source: The State of California Employment Development Department

JOB CREATION

Employment growth by type and magnitude is an important factor influencing office demand in Los Angeles County. The table below shows 12-month employment trends in Los Angeles County (Los Angeles-Long Beach-Glendale Metro Div) since August 1990:

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Total Employment - Los Angeles County							
						12 Month Change Total Jobs	
Year	Month	Labor Force	Employed	Unemployed	Unemployment Rate	#	%
2010	Aug	4,908,700	4,271,700	636,900	13.0%	-41,900	-0.8%
2009	Aug	4,950,600	4,329,000	621,600	12.6%	-37,800	-0.8%
2008	Aug	4,988,400	4,565,400	423,000	8.5%	58,400	1.2%
2007	Aug	4,930,000	4,664,900	265,100	5.4%	100,600	2.1%
2006	Aug	4,829,400	4,582,200	247,200	5.1%	17,600	0.4%
2005	Aug	4,811,800	4,566,700	245,100	5.1%	48,600	1.0%
2004	Aug	4,763,200	4,448,900	314,300	6.6%	8,400	0.2%
2003	Aug	4,754,800	4,400,600	354,100	7.4%	-4,600	-0.1%
2002	Aug	4,759,400	4,423,600	335,800	7.1%	17,200	0.4%
2001	Aug	4,742,200	4,443,700	298,500	6.3%	50,000	1.1%
2000	Aug	4,692,200	4,416,100	276,200	5.9%	93,200	2.0%
1999	Aug	4,599,000	4,316,000	283,100	6.2%	34,200	0.7%
1998	Aug	4,564,800	4,242,800	322,100	7.1%	96,400	2.2%
1997	Aug	4,468,400	4,154,600	313,700	7.0%	126,800	2.9%
1996	Aug	4,341,600	3,989,600	352,000	8.1%	47,700	1.1%
1995	Aug	4,293,900	3,929,900	363,900	8.5%	-22,100	-0.5%
1994	Aug	4,316,000	3,899,800	416,200	9.6%	-42,700	-1.0%
1993	Aug	4,358,700	3,929,600	429,100	9.8%	-123,200	-2.7%
1992	Aug	4,481,900	4,011,200	470,700	10.5%	1,500	0.0%
1991	Aug	4,480,400	4,099,600	380,800	8.5%	-93,000	-2.0%
1990	Aug	4,573,400	4,295,900	277,500	6.1%	---	---

Source: The State of California Employment Development Department

As shown in the table above, Los Angeles County lost 41,900 jobs from August 2009 through 2010 for a 0.8% annualized drop as layoffs grew. The seasonally adjusted unemployment rate in Los Angeles County decreased over the month to 13.0 percent in August 2010 from a revised 13.3 percent in July 2010 and was 40 basis points above the rate of 12.4 percent one year ago. Civilian employment decreased by 57,300 to 4,271,700 in August 2010, while unemployment increased by 15,300 to 636,900 over same period last year. The civilian labor force decreased by 41,900 over the year to 4,908,700 in August 2010.

JOB CREATION BY INDUSTRY

Job creation by industry over the past year in Los Angeles County is presented below:

	Aug 09	Jun 10	Jul 10 Revised	Aug 10 Prelim	Percent Change Month	Percent Change Year
Civilian Labor Force	4,898,700	4,839,300	4,899,600	4,908,700	0.2%	0.2%
Civilian Employment	4,288,800	4,248,100	4,248,600	4,271,700	0.5%	-0.4%
Civilian Unemployment	609,800	591,200	651,000	636,900	-2.2%	4.4%
Civilian Unemployment Rate	12.4%	12.2%	13.3%	13.0%		
(CA Unemployment Rate)	12.0%	12.2%	12.7%	12.4%		
(U.S. Unemployment Rate)	9.6%	9.6%	9.7%	9.5%		

Source: The State of California Employment Development Department

Between August 2009 and August 2010, total non-farm employment declined by 10,000 or 0.2 percent.

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Government reported the largest year-over payroll reductions (down 22,600), according to the State of California Employment Development Department. Within government, local government lost 17,300 jobs, followed by state (down 4,100) and federal government job losses (down 1,200). The second largest year-over decline was manufacturing with a loss of 13,300 jobs. Following manufacturing was professional and business services, which decreased by 8,300 positions. Other industries posting year-over employment losses include construction (down 7,900), trade, transportation and utilities (down 7,200), financial activities (down 3,500) and other services (down 1,700). Information registered the largest year-over increase (up 20,800). Within information, motion picture and sound recording (up 18,000) posted the majority of the jobs. Leisure and hospitality (up 3,600), educational and health services (up 600) and mining and logging (up 100) also reported year-over gains.

The chart below shows shares of jobs by industry in Los Angeles County.

PERCENTAGE SHARE OF JOBS BY INDUSTRY Los Angeles County

Source: The State of California Employment Development Department

As shown above, the most significant sectors of Los Angeles County’s economy are Trade-Transportation-Utilities (19.5%), Government (14.9%), Professional & Business Services (14%), Education & Health Services (13.5%), Manufacturing (9.9%), and Leisure & Hospitality (10.5%). Overall, Los Angeles County maintains a well-diversified employment base.

DEMAND DRIVERS

Traditionally, the Los Angeles region was driven by three primary industries: aerospace, entertainment, and tourism. While the “big three” are not large direct users of office space, the business services supporting these industries (finance, accounting, and legal) significantly influence the office market. The region’s favorable climate and infrastructure have enabled the Los Angeles region to emerge as a leading business, trade and cultural center. Global trade, driven by the activity at the area’s main ports (Los Angeles and Long Beach) spurred significant employment gains.

Some of the primary demand drivers in the Los Angeles office market include:

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The entertainment industry’s impact on the regional economy is sizable, with 120,000 jobs directly attributable to this segment. In addition, the local studios and supplementary attractions provide a primary source of tourism for the area.

Driven by its status as an international trade hub, Los Angeles contains the largest manufacturing center and the largest retail market in the country. The financial and banking sector in the Los Angeles region is also one of the largest in the nation, housing more than 100 foreign banks.

OFFICE-USING EMPLOYMENT

Following the 2001 recession, office-using employment decreased, reducing demand for office space and resulting in negative absorption of 1.2 million square feet in 2002. Office-using employment growth returned in 2003 and remained positive through 2007, averaging an annual increase of 1.0 percent. Over that period, absorption averaged nearly 3.0 million square feet per year and helped drive vacancy to historic lows.

As a result of the recession, slowing economic conditions surfaced in the second half of 2007, persisted in 2008, thus suppressing office-using employment growth. Reflecting the continued slowdown, Moody’s Economy.com reported a 7.1 percent decrease in office employment in 2009. Economy.com reports that office-using employment is anticipated to decrease by 0.1 percent by the end of 2010. Positive office-using employment growth is expected to continue over the next five years.

Mid-year employment highlights include:

Although national unemployment rates demonstrated some small signs of recovery, Los Angeles’ job losses continued in third quarter 2010. Year-over-year losses occurred mostly in the government, manufacturing, professional and business sectors, while the greatest employment increases came from the motion picture & sound recording and leisure & hospitality sectors.

In addition to instability in private sector employment, jobs in the public sector are at risk in the region. In June 2010, Mayor Antonio Villaraigosa signed off on a $6.7 billion city budget that decreases services, raises municipal fees and includes the option to cut up to 1,700 city jobs. As one of the largest employers in the region, this type of loss to office-using employment will negatively impact the office market over the entire region.

The graph below compares the forecasted annual growth rates in office-using employment from the most recent economic stabilization in 2005 through 2014 between the Los Angeles region and the United States:

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Office-Using Employment Growth Los Angeles MSA vs. United States, 2005-2014

Source: Data Courtesy of Moody’s Economy.com

DEMAND FORECAST

Demand for office space within the market is tied to changes in office-using employment over the next several years. Using office-using employment forecasts, space per employee and each submarket’s share of demand, a reasonable estimate of office space demand can be achieved. Based upon an analysis of historical employment and office space data, the following assumptions are applied in the demand forecast:

Office-using employment growth is related to increases in non-manufacturing employment. Since nominal office demand is generated by the manufacturing sector, manufacturing jobs are excluded from the analysis.

Using employment figures supplied by Moody’s Economy.com, office-using employment, including both private and public office space, comprises roughly 30.0 percent of total non-manufacturing employment. Office-using employment in this demand analysis includes financial services, information technology, professional and business services, education and health services, government, and other services.

The office space per employee allocated by companies ranges widely, based upon the type of industry and the dynamics (particularly cost) prevailing within the local market. Office ratios quoted by firms and industries range from 100 to well over 300 square feet per person. An average space-per-employee ratio of 200 square feet will be used for this analysis.

The demand capture ratios for the major markets are based upon actual historical space demand within each market as a percent of total demand in the overall Los Angeles market.

The following table outlines the demand analysis for the Los Angeles County office market and each of its major office markets:

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Office Market Demand Analysis

Los Angeles County

Third Quarter 2010

Item Total Los Angeles Office Markets

LA County CBD Central North Tri-Cities South West

Office Space Demand

Total Non-Manufacturing Employment - (5-yr Avg) 3,585,707

Total Office Using Employment (*) - (5-yr Avg) 1,064,179

Office Using Employment as Percentage 30%

Occupied Office Inventory (sq. ft.) 157,749,444

Estimated Office Space per Employee Ratio (sq. ft.) 200

Forecasted Increase in Non-Manufacturing Employment (2010-14) 255,406

Office Using Employment as Percentage 30%

Forecasted Increase in Office-Using Employment (2010-14) 76,622

Forecased Office Space Demand Through 2014 (sq ft) 15,324,384

Average Annual Office Space Demand (sq. ft.) 3,064,877

Market Demand

Current Market Share by Inventory 15% 16% 16% 12% 16% 26%

Total Forecased Demand by Employment Through 2014 (sq. ft.) 2,254,057 2,440,135 2,429,981 1,809,047 2,428,850 3,962,315

Average Annual Market Demand (sq. ft.) 450,811 488,027 485,996 361,809 485,770 792,463

Supply Stabilization Estimate

Total Inventory - Third Quarter 2010 193,624,489 28,480,147 30,831,244 30,702,947 22,857,410 30,688,658 50,064,083

Stabilized Vacancy Rate 10.0% 10.0% 10.0% 10.0% 10.0% 10.0% 10.0%

Stabilized Vacancy (sq. ft.) 19,362,449 2,848,015 3,083,124 3,070,295 2,285,741 3,068,866 5,006,408

Current Overall Vacancy Rate 18.5% 17.8% 16.4% 20.0% 21.6% 20.8% 16.6%

Current Overall Vacancy (sq. ft.) 35,875,045 5,055,251 5,053,149 6,129,590 4,944,229 6,381,337 8,311,489

Oversupply / (Undersupply) of Space 16,512,596 2,207,236 1,970,025 3,059,295 2,658,488 3,312,471 3,305,081

Average Annual Demand 3,064,877 450,811 488,027 485,996 361,809 485,770 792,463

Year 1 - 2010 (2,377,682) (349,732) (378,603) (377,028) (280,686) (376,852) (614,780)

Year 2 - 2011 866,353 127,432 137,951 137,377 102,273 137,313 224,007

Year 3 - 2012 5,435,263 799,471 865,469 861,867 641,634 861,466 1,405,357

Year 4 - 2013 6,891,892 1,013,726 1,097,411 1,092,844 813,589 1,092,336 1,781,987

Year 5 - 2014 4,508,558 663,162 717,907 714,920 532,236 714,587 1,165,745

Years of Oversupply(**) 5.4 4.9 4.0 6.3 7.3 6.8 4.2

(*) Office Using Industries Includes: Information, Financial, Professional & Business Services, Education & Health, and Government (**) Excludes Anticipated Construction Completions

Source: Data Courtesy of Moody’s Economy.com, Cushman & Wakefield Research; compiled by C&W Valuation & Advisory

Highlights of the demand analysis include:

Given a historical 10.0 percent stabilized vacancy, the overall market is currently oversupplied by 16.5 million square feet.

Office-using employment increases are expected to translate into demand for 3.1 million square feet of space per year over the next five years. This amount of space is less than the office market is currently oversupplied so it may take five years to reach a balance, although the various submarkets do not recover evenly.

Excluding projects that are currently under construction, the Los Angeles office market contains 65 months of supply to reach the stabilized vacancy rate of 10.0 percent; an estimate that is in accordance with current economic stabilization timelines.

THE PATTERN OF MARKET TIGHTENING/SOFTENING

The Metropolitan Los Angeles office market caters to the region’s diverse economy, and includes a number of submarkets characterized by the dominant tenant base within each market. The performance of the individual markets varies considerably in terms of vacancy, absorption, and rental rate growth. A review of the countywide vacancy data on a detailed submarket basis indicates there is a significant range in the relative vacancy levels for specific submarket locations. In general, the most desirable suburban office markets such as westside Los Angeles and the Tri-Cities have the lowest vacancy levels and “recover” earlier in the cycle. The chart on the following page compares the vacancy rates as of year-end 1995 and 2000 for a cross section of Los Angeles County markets, with the corresponding change during this timeframe. We also included the year-end 2002 through year-end 2009 vacancy levels. The year-end 2002 vacancy rates were, for all Los Angeles County

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markets, above year-end 2000 vacancy rates to varying degrees. The 2003 vacancy levels improved (declined) for a number of markets, with an overall decline in countywide vacancy from 15.3 percent to 15.1 percent. The data for 2004 showed a more significant vacancy decline to 13.1 percent, or 200 basis points below the year-end 2003 figure. The year-end 2005 vacancy rates demonstrate continued improvement, declining an additional 190 basis points since year-end 2004 to 11.2 percent for these markets. The trend continued through year-end 2006, with a county-wide direct vacancy rate of 9.8 percent which is 140 basis points lower than the previous year. As of year-end 2007, the direct vacancy for the entire Los Angeles county market decreased by 80 basis points over year-end 2006 levels to its lowest level in more than 12 years. As noted under the previous vacancy discussion, however, these vacancy rates have reversed course over the past year and increased significantly. The year-end 2008 direct vacancy rate was 10.9 percent while the overall vacancy rate was 12.5 percent, representing increases of 190 and 200 basis points over year-end 2007, respectively. Vacancy levels continued to rise through 2009 (year-end), with direct vacancy of 14.9 percent and overall vacancy of 17.1 percent, representing 400 and 460 basis point increases over year-end 2008 figures, respectively. Through third quarter 2010, Los Angeles County is experiencing direct and overall (including sublease space) vacancy rates of 16.7 and 18.5 percent, respectively.

The vacancy levels are likely to continue to increase over the near term, as employment growth typically lags overall economic recovery. The positive characteristic in comparison with prior recessionary periods and negative job growth is the fact that there have been more limited levels of new construction leading into the current downturn.

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DIRECT VACANCY TRENDS

Office Market	Year-end 1995	Year-end 2000	Change 1995 - 2000 % Points)	Year-end 2003	Year-end 2006	Change 2003 - 2006 % Points)	Year-end 2007	Change from 2006	Year-end 2008	Change from 2007	Year-end 2009	Change from 2008	3rd Qtr 2010
North Los Angeles													
Tri-Cities/East Valley	11.2%	8.7%	-2.5%	12.9%	6.0%	-6.9%	6.8%	0.8%	9.0%	2.2%	16.1%	7.1%	19.0%
Encino	16.0%	5.0%	-11.0%	9.3%	4.1%	-5.2%	2.9%	-1.2%	7.2%	4.3%	11.4%	4.2%	13.3%
Sherman Oaks	19.0%	6.5%	-12.5%	7.9%	4.3%	-3.6%	5.4%	1.1%	6.7%	1.3%	10.3%	3.6%	12.0%
Warner Center	16.7%	5.6%	-11.1%	16.4%	8.9%	-7.5%	11.3%	2.4%	13.5%	2.2%	17.1%	3.6%	19.7%
Central Los Angeles													
Los Angeles (CBD)	20.4%	15.9%	-4.5%	15.8%	15.3%	-0.5%	12.7%	-2.6%	12.1%	-0.6%	14.7%	2.6%	15.9%
Mid Wilshire	31.9%	15.0%	-16.9%	11.9%	6.7%	-5.2%	2.5%	-4.2%	4.1%	1.6%	16.0%	11.9%	16.0%
West Los Angeles													
Beverly Hills	20.0%	7.8%	-12.2%	12.6%	3.1%	-9.5%	2.9%	-0.2%	6.8%	3.9%	12.4%	5.6%	13.1%
Century City	14.0%	4.1%	-9.9%	15.2%	8.8%	-6.4%	8.0%	-0.8%	9.7%	1.7%	10.5%	0.8%	11.8%
Santa Monica	18.1%	4.4%	-13.7%	15.9%	5.1%	-10.8%	7.2%	2.1%	7.4%	0.2%	11.1%	3.7%	12.3%
Marina del Rey/Venice/MarVista	12.9%	4.7%	-8.2%	16.6%	4.4%	-12.2%	3.7%	-0.7%	4.3%	0.6%	10.2%	5.9%	26.6%
Westwood	14.2%	8.2%	-6.0%	13.6%	7.0%	-6.6%	7.6%	0.6%	11.9%	4.3%	20.2%	8.3%	20.0%
West Los Angeles	21.8%	8.1%	-13.7%	15.6%	5.6%	-10.0%	4.1%	-1.5%	7.1%	3.0%	8.9%	1.8%	9.4%
Miracle Mile	23.4%	13.1%	-10.3%	13.5%	10.0%	-3.5%	10.3%	0.3%	6.6%	-3.7%	13.2%	6.6%	17.3%
Hollywood	19.0%	19.9%	0.9%	19.5%	10.0%	-9.5%	5.6%	-4.4%	6.3%	0.7%	7.6%	1.3%	11.0%
South Los Angeles													
El Segundo/Beach Cities	15.6%	3.0%	-12.6%	24.7%	14.7%	-10.0%	12.0%	-2.7%	11.5%	-0.5%	13.4%	1.9%	15.4%
LAX/Century Blvd.	29.3%	19.7%	-9.6%	28.0%	36.6%	8.6%	34.0%	-2.6%	33.4%	-0.6%	35.9%	2.5%	34.1%
Downtown Long Beach	26.2%	14.7%	-11.5%	13.7%	11.9%	-1.8%	9.8%	-2.1%	12.3%	2.5%	16.0%	3.7%	17.9%
Total Los Angeles County	**18.6%**	**10.6%**	**-8.0%**	**15.1%**	**9.8%**	**-5.3%**	**9.0%**	**-0.8%**	**10.9%**	**1.9%**	**14.9%**	**4.0%**	**16.7%**

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301 COLORADO LOS ANGELES COUNTY OFFICE MARKET 46

The pattern of recovery in the region from 1995 to 2000 and from 2003 through year-end 2006 generally commenced with the prime suburban markets situated near the most desirable residential marketplaces, or in areas which attracted tenant categories with stronger employment profiles. Submarkets in Los Angeles' Westside and Tri-Cities areas are desirable residential locations and appeal to the entertainment industry, which expanded during the middle of the 1990's. Other submarkets, particularly those situated adjacent to the most desirable submarkets (such as Miracle Mile, Sherman Oaks/Encino, and El Segundo) benefited directly and indirectly from the increased demand in the westside and Tri-Cities markets, and mirrored the recovery experienced in the prime markets relatively early in the cycle. The Westside markets and El Segundo have generally been the most volatile in terms of vacancy levels the past several years, while the Tri-Cities and Central Valley markets, as well as the CBD have been more stable.

Several submarkets tend to recover somewhat later in the cycle. These markets, which include the Los Angeles CBD and Los Angeles South, experienced more significant declines during the first half of the 1990's due to overbuilding and the loss of major components of the demand base, such as the aerospace industry in the south Los Angeles market area and several major corporate and financial tenants in the CBD.

ABSORPTION AND CONSTRUCTION

As shown in the charts above, virtually all Los Angeles County submarkets experienced significant improvement in vacancy levels from 1995 through 2000, with a subsequent increase in vacancy during 2001 and 2002, and a solid re-stabilization during 2003 through year-end 2007. The vacancy levels for Los Angeles County are steadily rising above the lowest experienced in more than 15 years, with the markets weakening under the weight of the national recession. The increasing vacancy rates are a product of substantial increases in "negative" net absorption in conjunction with relatively minimal construction levels, as shown on a subsequent chart. As with vacancy trends for the county, absorption levels slowed significantly over the second half of 2007. During year-end 2008 and 2009, Los Angeles County experienced 2.41 and 5.11 million square feet of negative absorption, respectively. In addition to these heavy losses, through third quarter 2010, Los Angeles County has experienced additional "negative" absorption of 2.95 million square feet. This figure correlates directly to the significant increase in both direct and overall vacancy levels within the county, as discussed previously.

The breakdown of the county-wide absorption figures on a quarterly basis are included in the accompanying exhibit, which re-presents the county statistics set forth earlier, but provides the quarterly breakdown of absorption. The chart below summarizes the trend in the absorption for the county:

Quarterly Absorption Trends – Los Angeles County Office

End of Qtr	Net Office Absorption (SF)
1Q07	1,140,919
2Q07	1,968,142
3Q07	(51,957)
4Q07	279,841
2007 Total	**3,336,945**

	End of Qtr	Net Office Absorption (SF)
	2008 Total	**(2,408,081)**
	2009 Total	**(5,111,556)**
	2010 YTD	**(2,950,684)**
Total	**2008-2Q10**	**(10,470,321)**

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301 COLORADO LOS ANGELES COUNTY OFFICE MARKET 47

The total absorption during the first half of 2007 equaled 3.11 million square feet, or 93 percent of the total for 2007. The slowing demand resulted in increasing vacancy (as described previously), and provides further evidence of a national recession. Aggregate net office absorption (direct) in Los Angeles County from year-end 2008 through third quarter 2010 consists of 10.47 million square feet of negative absorption.

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301 COLORADO LOS ANGELES COUNTY OFFICE MARKET 48

Net Absorption Trends

Los Angeles County Office Market

Year Direct Net Absorption (SF)

1991 2,713,549

1992 (5,207)

1993 (248,158)

1994 (997,235)

1995 275,718

1996 1,533,675

1997 2,137,113

1998 3,048,479

1999 6,859,583

2000 5,606,166

2001 (2,289,216)

2002 (632,803)

2003 1,414,232

2004 3,598,744

2005 4,432,334

2006 2,533,648

2007 3,336,945

2008 (2,408,081)

2009 (5,111,556)

3Q10 (2,950,684)

Direct Net Absorption

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301 COLORADO LOS ANGELES COUNTY OFFICE MARKET 49

New construction levels averaged 1.6 million square feet annually for the 10-year period 1998 through 2007. From year-end 2007 to year-end 2009, there have been approximately 5,163,026 square feet of construction completions. The Los Angeles North and Los Angeles West market areas contributed 2,551,829 and 2,417,144 square feet of construction completions during this timeframe, or approximately 96.2 percent of the overall completions from 2007 to 2009 for Los Angeles County. This new construction was considerably less than the new construction completed during the last construction “cycle” period 1982 through 1991, and compares with annual construction averaging more than seven million square feet during the two initial years of the major economic recession which began during 1990-1991. Construction during 2004 - 2006 occurred primarily in the LA North market, which accounted for approximately 86 percent of the total new office construction in the county from 2004 through 2006. However, during 2007, the LA West market accounted for about 76 percent all new office construction for the entire county. During year-end 2009, construction completions were primarily limited Los Angeles West and Los Angeles North, which accounted for 57.1 and 35.4 percent of the total, respectively. Through three quarters of 2010, there has been 367,658 square feet of construction completions in Los Angeles County, concentrated in the Los Angeles West market.

The level of new office construction in Los Angeles County is expected to remain at relatively low levels in comparison to historical construction levels for several reasons: 1) there are few sites with available land in strong market locations which can be entitled for office development; 2) during periods of strong economic growth, many of the commercial sites were targeted by investors who planned to entitle these sites for multi-family residential development rather than commercial office use, effectively removing these potential office development sites from the inventory; 3) as discussed in more detail subsequently, there are numerous political and zoning constraints which continue to place limitations on new office development in many markets; and 4) the national recession in combination with the lower rental rates and higher vacancy levels is making it increasingly difficult to acquire construction financing to support the development of new projects.

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301 COLORADO LOS ANGELES COUNTY OFFICE MARKET 50

LOS ANGELES COUNTY

Construction History of Office Buildings

1982 through 3rd Quarter 2010

Year Central West* North** South Total

82 4,882,683 1,541,242 838,212 3,999,186 11,261,323

83 2,920,192 3,652,672 1,872,082 2,606,238 11,051,184

84 1,810,809 1,333,243 967,610 3,635,363 7,747,025

85 4,412,902 2,402,687 1,278,203 1,922,112 10,015,904

86 2,913,129 2,964,782 2,334,294 2,789,202 11,001,407

87 3,771,021 3,070,016 874,928 3,169,020 10,884,985

88 1,903,160 702,166 1,835,374 2,490,781 6,931,481

89 2,185,292 2,266,345 1,203,053 1,485,792 7,140,482

90 2,451,346 1,638,153 1,150,463 1,450,521 6,690,483

91 4,824,238 1,485,847 865,615 802,029 7,977,729

92 1,703,355 164,450 30,000 0 1,897,805

93 0 0 0 0 0

94 0 0 0 0 0

95 0 135,000 45,700 0 180,700

96 0 0 0 0 0

97 0 0 125,632 0 125,632

98 0 0 544,600 0 544,600

99 297,667 133,660 1,339,123 660,865 2,431,315

00 82,944 1,302,179 1,092,337 197,334 2,674,794

01 186,522 584,000 1,896,796 716,997 3,384,315

02 129,100 775,147 953,429 381,000 2,238,676

03 0 935,000 179,336 0 1,114,336

04 0 0 252,973 80,024 332,997

‘05 53,600 42,500 658,955 36,302 791,357

‘06 0 31,540 621,991 0 653,531

‘07 0 1,422,949 450,140 0 1,873,089

‘08 26,001 198,141 816,750 0 1,040,892

‘09 0 796,054 1,284,939 168,052 2,249,045

3Q ‘10 0 367,658 0 0 367,658

Total 34,553,961 27,945,431 23,512,535 26,590,818 112,602,745

Annual Avg 1,234,070 984,920 839,733 949,672

* - Including Park Mile and Miracle Mile ** - Including Tri-Cities and North Hollywood

Annual Office Building Construction Trend Line

Los Angeles County

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301 COLORADO LOS ANGELES COUNTY OFFICE MARKET 51

When compared to new construction activity, the net office absorption exceeded new supply for the last five years of the 1990’s, and this trend continued through 2000. The negative net absorption of approximately 2.3 million square feet in 2001 and 630,000 square feet in 2002 is primarily attributable to the Westside markets. During 2004, absorption totaled positive 3,598,744 square feet, the most absorption since 2000. During 2005, Los Angeles County posted positive absorption of 4.43 million square feet. This trend continued through year-end 2006 and 2007, as Los Angeles County posted positive absorption of 2,533,648 and 3,336,945 square feet, respectively. As mentioned previously, due to numerous factors (most notably the abating nationwide recession) absorption levels for the county turned sharply negative during year-end 2008 and year-end 2009 with 2.41 million and 5.11 million square feet of negative absorption, respectively. This trend continued through the first three quarters of 2010 with approximately 2.95 million additional square feet of space “given back”.

The chart below shows the cumulative current “oversupply” of office space, based on the difference between new construction and net absorption, added to the Los Angeles County office market since 1990.

Los Angeles County

New Construction & Not Absorption

Year SF New Construction SF Net Absorption SF Oversupply/ (Undersupply)

1990 6,690,483 8,258,928 (1,568,445)

1991 7,977,729 2,261,311 5,716,418

1992 1,897,805 (5,207) 1,903,012

1993 0 (248,158) 248,158

1994 0 (997,235) 997,235

1995 180,700 272,154 (91,454)

1996 0 1,533,675 (1,533,675)

1997 125,632 2,137,113 (2,011,481)

1998 544,600 3,048,479 (2,503,879)

1999 2,431,315 6,859,583 (4,428,268)

2000 2,674,794 5,606,166 (2,931,372)

2001 3,384,315 (2,289,216) 5,673,531

2002 2,238,676 (632,803) 2,871,479

2003 1,114,336 1,414,232 (299,896)

2004 332,997 3,598,744 (3,265,747)

2005 791,357 4,432,334 (3,640,977)

2006 653,531 2,533,648 (1,880,117)

2007 1,873,089 3,336,945 (1,463,856)

2008 1,040,892 (2,408,081) 3,448,973

2009 2,249,045 (5,111,556) 7,360,601

3Q10 367,658 (2,950,684) 3,318,342

Totals 36,568,054 30,650,372 5,918,582

The substantial oversupply of new office development from 1991 through 1994 was more than offset with six consecutive years of positive absorption in excess of new development from 1995 through 2000. The combination of construction completions and negative absorption during 2001-2002 led to a renewed oversupply, however. Based on the relationship between new construction and net absorption levels on a county-wide basis, there was roughly a 2.6 million square-foot total oversupply in new construction over the past 20 years (1990 through 2009). The positive absorption trends from 2003 through 2007 were very favorable as the market

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absorbed in excess of 15.3± million square feet of space during this time frame. This figure exceeded new construction for the same time period (4.8± million SF) by approximately 10.6± million square feet of office space, effectively contributing to the steady decrease in vacancy levels. This trend reversed sharply during 2008, 2009 and through third quarter 2010 as there was an “oversupply” of approximately 3.45 million, 7.36 million, and 3.32 million square feet of office space, respectively, offsetting the favorable trend during the previous “up cycle”. The total oversupply during this timeframe was 14,127,916 square feet.

DEVELOPMENT CONSTRAINTS

Excluding downtown Los Angeles, nearly every submarket within the City of Los Angeles and most adjacent suburban cities with a meaningful office supply have government-imposed restrictions on new commercial development. These restrictions are generally tied to political factors, issues of traffic congestion and other infrastructure concerns. The table below summarizes several Los Angeles area markets that have adopted political constraints on new development.

POLITICAL CONSTRAINTS ON NEW DEVELOPMENT

Suburban North

Burbank

Specific Plan

San Fernando Valley

Specific Plan

Ventura Boulevard

Specific Plan/Proposition U

Warner Center

Specific Plan

Westside

Park Mile

Specific Plan

Miracle Mile

Interim Control Ordinance

Beverly Hills

Restrictive Zoning

Westwood

Specific Plan

Brentwood

Proposition U/Specific Plan

West Los Angeles

Proposition U/Traffic Control Ordinances

Burbank

Restrictive Zoning/Specific Plan

Century City

Specific Plan

Despite the economic feasibility of new construction, the demand for new office space exceeded new construction in the surrounding markets through year-end 2000 due to development restrictions. An analysis of the historical trends indicates the actual new construction levels significantly “lagged” the demonstrated demand for office space in the county from 1996 through 2000. The economy weakened during 2001 and 2002, and the level of leasing activity slowed in most areas of Los Angeles County, resulting in an oversupply of new space. The current cycle is not expected to be of the same magnitude as the early 1990’s recession in southern California, however. The employment base in the county is not dominated by a single industry, and there has been substantially less new development than during the latter part of the 1980’s. The approximate 19.64± million square feet of new office development in Los Angeles County during the last 15 years (1995 through 2009) is significantly less than the 90.7 million square feet of new office development during the 10-year period 1982 through 1991. Through the fourth quarter of 2009, there was approximately 2.25 million square feet of new office development. As mentioned previously, there has been very modest new construction during the first three quarters of 2010.

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CONCLUSION

In 2009, the Los Angeles County office market saw little economic relief. During 2010, the Los Angeles County office market is expected to experience a moderate recovery, in concert with the regional and national economy. Although lingering unemployment is expected to persist, the area’s diverse employment base typically enables the county to recover earlier than other regions during economic slowdowns, which should help prevent a prolonged downturn.

The following points summarize the outlook for the Los Angeles County office market for the near future:

Current economic instability and continued oversupply for office space will reduce speculative office development. In addition, the common themes that hinder new development in Los Angeles and the rest of Southern California (lack of development sites, the high cost of new construction, political restrictions, etc.) will remain major challenges.

Due to the deteriorating market conditions, demand over the near-term is expected to be well below levels of growth experienced between 2003 and 2007. However, the long-term market outlook is anticipated to be positive, as Los Angeles’ diversified economy will helps buffer it from severe economic hardship over the next five years.

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Los Angeles North

OFFICE MARKET & SUBMARKET STATISTICS

As of 3rd Quarter 2010

Market / Submarket Inventory Number of Bldgs Direct Availabilities Direct Vacancy Rate Overall Availabilities Overall Vacancy Rate Direct Net Absorption YE 2009 Direct Net Absorption YTD ‘10 (3rd Qtr) Direct Wtd. Avg. Rental Rate

SIMI / CONEJO VALLEY 8,515,066 142 1,631,604 19.2% 1,886,726 22.2% (127,332) (178,690) $27.03

1 Simi Valley 481,676 9 193,240 40.1% 193,240 40.1% 2,484 (128,342) $25.08

2 Thousand Oaks / Newbury Park 1,587,618 23 282,837 17.8% 502,819 31.7% 380 (30,880) $26.40

3 Westlake Village 3,458,410 57 522,244 15.1% 529,551 15.3% (13,735) (22,057) $27.96

4 Agoura Hills 1,052,261 19 224,131 21.3% 251,964 23.9% (52,093) 12,009 $28.08

5 Calabasas 1,935,101 34 409,152 21.1% 409,152 21.1% (64,368) (9,420) $26.64

WEST VALLEY 11,790,869 120 2,459,005 20.9% 2,717,944 23.1% (625,701) (264,033) $26.01

6 Northridge / Reseda 831,979 10 237,674 28.6% 240,592 28.9% (149,621) (72,994) $23.40

7 Tarzana 485,429 9 60,159 12.4% 60,159 12.4% (9,203) 382 $23.28

8 Canoga Park / Chatsworth 2,472,982 33 571,198 23.1% 603,965 24.4% (242,925) (153,038) $24.00

9 Warner Center 6,657,812 45 1,331,514 20.0% 1,550,047 23.3% (204,583) (58,152) $27.48

10 Woodland Hills 1,342,667 23 258,460 19.2% 263,181 19.6% (19,369) 19,769 $25.92

CENTRAL VALLEY 8,475,048 109 955,105 11.3% 1,062,335 12.5% (234,067) (40,024) $27.48

11 Encino 3,812,722 37 452,818 11.9% 468,938 12.3% (119,090) (26,380) $28.68

12 Sherman Oaks 2,509,414 32 298,063 11.9% 351,610 14.0% (100,236) (25,120) $27.72

13 Van Nuys 1,673,023 30 89,615 5.4% 124,193 7.4% (18,788) 33,357 $25.68

14 Pan. City / Granada / Mission Hills 479,889 10 114,609 23.9% 117,594 24.5% 4,047 (21,881) $23.52

SANTA CLARITA VALLEY 1,921,964 28 431,596 22.5% 462,585 24.1% 124,115 (67,171) $32.40

15 Valencia / Newhall 1,921,964 28 431,596 22.5% 462,585 24.1% 124,115 (67,171) $32.40

EAST VALLEY / TRI-CITIES 22,857,410 196 4,671,526 20.4% 4,944,229 21.6% (615,955) (873,667) $34.70

16 Universal City/Studio City 1,884,655 16 163,244 8.7% 184,540 9.8% (74,737) (45,335) $32.76

17 Burbank - Media District 3,123,709 17 592,258 19.0% 610,788 19.6% (24,064) (16,737) $46.68

18 Burbank - City Center 2,952,556 34 543,560 18.4% 675,026 22.9% (44,236) 2,344 $36.36

19 Glendale 6,187,645 47 1,625,477 26.3% 1,647,841 26.6% (162,814) (370,949) $33.24

20 Pasadena 6,104,999 57 1,015,231 16.6% 1,039,030 17.0% (131,271) (304,923) $32.76

21 Pasadena East 1,340,152 11 397,840 29.7% 453,088 33.8% (145,179) (69,659) $31.56

22 North Hollywood 1,263,694 14 333,916 26.4% 333,916 26.4% (33,654) (68,408) $28.44

TOTAL 53,560,357 595 10,148,836 18.9% 11,073,819 20.7% (1,478,940) (1,423,585) $30.58

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301 COLORADO LOS ANGELES NORTH OFFICE MARKET 56

LOS ANGELES NORTH OFFICE MARKET

MARKET OVERVIEW

The subject is located in the Pasadena submarket, in the Tri-City/East Valley market, which is one component of the larger Los Angeles North office sector defined by Cushman & Wakefield.

The Los Angeles North office sector encompasses four market areas located primarily in the San Fernando Valley, Santa Clarita Valley, and Conejo Valley areas of Los Angeles County. The Los Angeles North sector also includes several office locations which include sections of the southeastern portion of Ventura County. The Los Angeles North office sector is the third largest sector in Los Angeles County, after the Downtown Los Angeles and West Los Angeles markets, respectively. The North Los Angeles sector is comprised of four major market areas: Simi/Conejo Valley, West Valley, Central Valley, and East Valley/Tri-Cities. The individual submarkets that comprise the overall North Los Angeles market exhibit a wide range in construction quality, location, tenant based, and corresponding rental rates. The accompanying exhibit provides an overview of the location and statistical characteristics of this office sector and the 22 individual submarkets which comprise the four market areas.

The Los Angeles North office sector contains 53.56 million square feet of office space in 595 buildings, excluding owner/user, medical and government buildings. The 22 individual submarkets that comprise the overall competitive office market are differentiated according to access, market perception, tenant appeal and improvement quality, and rental rates. The office development in the Los Angeles North market is concentrated in three major areas: Tri-Cities (Glendale, Burbank, Pasadena and adjacent submarkets), in the eastern portion of the San Fernando Valley, the combined Encino/Sherman Oaks submarkets in the central portion of the Valley, and the West Valley, including Warner Center/Woodland Hills.

As of third quarter 2010, the Los Angeles North office sector reported a direct vacancy rate of 18.6 percent and an overall vacancy level (including sublease space) of 20.7 percent. The chart below summarizes the direct and overall vacancy trends since 1992 for the North Los Angeles office market sector.

Year-end	Direct Vacancy	Overall Vacancy
1992	17.9%	20.1%
1993	15.5%	18.1%
1994	16.1%	18.3%
1995	14.3%	17.2%
1996	12.9%	15.5%
1997	12.4%	14.5%
1998	12.0%	14.7%
1999	10.4%	12.1%
2000	8.7%	9.6%
2001	12.3%	16.7%
2002	12.6%	17.4%

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301 COLORADO LOS ANGELES NORTH OFFICE MARKET 57

2003	12.6%	14.1%
2004	9.5%	10.6%
2005	8.7%	9.4%
2006	6.2%	6.8%
2007	7.2%	9.4%
2008	10.8%	12.7%
2009	15.8%	18.3%
3Q10	18.9%	20.7%

The third quarter vacancy figures are at the highest levels of the past 19 years, including during the severe recession of the early 1990's. The historical trends following recessionary periods provide some insight in projecting trends following the current (ending in 2009) recession. The vacancy rate decreased steadily from 1994 through 2000, reaching single-digit levels as of year-end 2000, prior to increasing from 2001 to 2003 during the last recession. From 2004 through 2006, however, the market vacancy levels again declined steadily, with the year-end 2006 direct vacancy level of 6.2 percent representing a decline of 640 basis points from the year-end 2002 and 2003 figure of 12.6 percent. This favorable trend reversed beginning 2007, with the onset of the current major recession, with vacancy increasing by 100 basis points to 7.2 percent through year-end 2007. Through year-end 2008, the direct vacancy increased to 10.8 percent, representing a 360 basis point increase over year-end 2007. Market fundamentals deteriorated further through fourth quarter 2009 as direct and overall vacancy increased to 15.8 and 18.3 percent respectively, representing increases of 500 and 560 basis points, respectively over year-end 2008 levels. This increase in vacancy is attributable to negative absorption levels most submarkets. Through third quarter 2010, the overall Los Angeles North market has weakened further, experiencing direct and overall vacancy rates of 18.9 and 20.7 percent, respectively, the highest levels since 1992. The pace of negative absorption has been slowing since the recession ended in late 2009, and it is reasonable to project a recovery cycle similar to the periods following the last two recessions, recognizing that the most recent recession is more severe than 2000-2001, and that there has been more limited new construction than occurred prior to the recession of the early 1990's.

The rental rate trends in the Los Angeles North market demonstrated a steady increase in conjunction with the declining vacancy rate trends from 1996 to 1999, prior to "flattening" from 2001 to 2003. As vacancy declined beginning in 2004, rents once again increased, although they again "flattened" in 2008 and remain steady through first quarter 2009. As of year-end 2009, asking rents in the Los Angeles North market fell to $31.86 per-square-foot (annually), approximately 3.0 percent below year-end 2008 direct asking rents of $32.84 per-square-foot. Weighted average asking rents have declined slightly through the three quarters of 2010. The chart below shows the direct vacancy and rental rates trends in the "North" market since 1993.

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301 COLORADO LOS ANGELES NORTH OFFICE MARKET 58


North Los Angeles
Direct Vacancy & Rental Rate Trends
Percent
$/SF annually
24.0%
20.0%
16.0%
12.0%
8.0%
4.0%
0.0%
$40.00
$35.00
$30.00
$25.00
$20.00
$15.00
$10.00
$5.00
$0.00
15.5%
16.1%
18.6%
12.9%
12.4%
12.0%
10.4%
8.7%
12.3%
12.6%
12.6%
9.5%
8.7%
6.2%
7.2%
10.8%
15.8%
18.9%
$20.48
$21.15
$22.42
$24.19
$23.53
$25.87
$26.36
$25.13
$25.40
$26.94
$28.94
$33.00
$32.84
$31.86
1993 1994 1995 1996 1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 3Q10
Direct Vacancy Rate
Direct Wtd Avg Rental Rate

While the data shows that rental rates have declined only slightly since peaking in 2007, the data is based on quoted rents for available space, and does not necessarily reflect the extent of the actual rental rate decline in the market.

Class A buildings in the Los Angeles North market are experiencing significantly higher rental rates in comparison to Class "B" and "C" assets, as shown below. The Class A buildings are experiencing higher vacancy rates, however.

Los Angeles North - Office Market Statistics
As of 3rd Quarter 2010

Building Quality/ Class	No. of Buildings	Inventory (SF)	Direct Availabilities (SF)	Direct Vacancy Rate	Annual PSF/Wtd Avg. - Asking Rent
Class A	267	35,476,709	6,717,196	18.9%	$33.01
Class B	298	16,681,207	3,147,798	18.9%	$26.31
Class C	30	1,402,441	283,842	20.2%	$22.71
Totals	**595**	**53,560,357**	**10,148,836**	**18.9%**	**$30.58**

Data includes LA North market and Tri-Cities submarket

The East Valley/Tri-Cities markets are the premier office markets in the Los Angeles North area, due to the quality of the office supply and the tenant demand and achieved rental rates. The Tri-City market, which includes

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301 COLORADO LOS ANGELES NORTH OFFICE MARKET 59

the cities of Burbank, Glendale, and Pasadena, as well as the adjacent communities of Universal City and Studio City, is generally considered the most desirable in the Los Angeles North office market. The tenant base in this market area is dominated by the entertainment industry, particularly requirements from the major studios headquartered in Burbank and nearby Universal City: Disney, Warner Brothers, NBC, ABC, and Universal as well as DreamWorks. The “urban center” of Warner Center anchors the western end of the Los Angeles North office market. The tenant base in the West Valley market, and specifically Warner Center, is characterized by a number of finance and healthcare related companies including Blue Cross/WellPoint, Health Net, Prudential, 21st Century and SunAmerica. The Central Valley submarkets of Encino and Sherman Oaks are situated between these two major market areas, and the tenant base consists of smaller law and accounting firms, as well as “overflow” entertainment tenants from the Tri-Cities and insurance tenants from the West Valley market.

TRI - CITY / EAST VALLEY OFFICE MARKET OVERVIEW

The Tri-City or East Valley office market consists of the combined submarkets of Pasadena, Burbank/Universal City, and Glendale. Beginning 1995, Cushman & Wakefield’s market research statistics have has also included the submarkets of Studio City and North Hollywood within this market sector. The following analysis includes a breakdown of the Tri-City market, which comprises the primary competitive supply for the subject. We have also included a statistical overview of the “East Valley” market area, which includes the primary Tri-Cities submarkets as well as two more “peripheral” submarkets which provide secondary competition. For the purposes of this analysis, the Tri-City and East Valley market areas include the following submarkets:

Tri-City/East Valley

MARKET & SUBMARKET STATISTICS

As of the 3rd Quarter 2010

Market / Submarket Inventory Number of Bldgs Direct Availabilities Direct Vacancy Rate Overall Availabilities Overall Vacancy Rate Direct Net Absorption YE ‘09 Direct Net Absorption YTD ‘10 (3rd Qtr) Direct Wtd. Avg. Rental Rate

TRI-CITY/EAST VALLEY 22,857,410 196 4,671,526 20.4% 4,944,229 21.6%(615,955)(873,667) $34.70

Universal City/Studio City 1,884,655 16 163,244 8.7% 184,540 9.8%(74,737)(45,335) $32.76

Burbank - Media District 3,123,709 17 592,258 19.0% 610,788 19.6%(24,064)(16,737) $46.68

Burbank - City Center 2,952,556 34 543,560 18.4% 675,026 22.9%(44,236) 2,344 $36.36

Glendale 6,187,645 47 1,625,477 26.3% 1,647,841 26.6%(162,814)(370,949) $33.24

Pasadena 6,104,999 57 1,015,231 16.6% 1,039,030 17.0%(131,271)(304,923) $32.76

Pasadena East 1,340,152 11 397,840 29.7% 453,088 33.8%(145,179)(69,659) $31.56

North Hollywood 1,263,694 14 333,916 26.4% 333,916 26.4%(33,654)(68,408) $28.44

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301 COLORADO LOS ANGELES NORTH OFFICE MARKET 60

Tri-City / East Valley Tri-Cities

Burbank Media District Burbank Media District

Burbank City Center* Burbank City Center*

Glendale Glendale

Pasadena Pasadena

Pasadena East Universal City/Studio City

Universal City/Studio City

North Hollywood

*includes downtown Burbank and Media Center North

According to Cushman & Wakefield’s Third Quarter 2010 survey, the combined Tri-City/East Valley office market includes 22,857,410 square feet of rentable office space in 196 buildings. Several accompanying exhibits provide statistical overview of the vacancy rates and absorption levels in the East Valley market area, including Pasadena, East Pasadena, Glendale, Burbank, Universal City/Studio City, and North Hollywood. In order to isolate the most directly competitive markets to the subject’s Glendale location, we also included separate “Tri-City” exhibits which exclude the less competitive Pasadena East and North Hollywood markets. The office supply in these two submarkets is generally low-rise and of lesser quality than the “prime” Tri-Cities markets of Burbank, Pasadena, and Glendale.

The majority of the Class A office supply in the Tri-City market is situated in buildings located within a few blocks of the Ventura Freeway. Burbank office development is concentrated in the area surrounding Olive Avenue, between Glenoaks and Hollywood Way, and includes the individual submarkets of Universal City, the Burbank Media District, and City Center (downtown). The Glendale office market is concentrated primarily along Brand Boulevard and Central Avenue, extending from Glenoaks Boulevard to Colorado Boulevard and Broadway. The Pasadena office market is located primarily south of the Foothill Freeway, between Lake Avenue and Pasadena Avenue.

The Burbank market statistics include two submarkets as differentiated by Cushman & Wakefield: the Media District and the “City Center” submarkets. The Media District consists of the area concentrated on the north and south sides of the Ventura Freeway from approximately Clybourn Avenue on the west to Buena Vista Street on the east. This submarket extends roughly one mile, and includes three major studios - NBC, Warner Bros. and Disney. The Media District market has historically experienced single-digit vacancy rates and the highest rent levels in the Tri-City market. The “City Center” submarket includes the “downtown” area of Burbank as well as the area near the Bob Hope Airport, which is also known as “Media District North”. This market is situated about four miles to the north of the Media District.

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301 COLORADO LOS ANGELES NORTH OFFICE MARKET 61

Tri-Cities

MARKET & SUBMARKET STATISTICS

As of the 3rd Quarter 2010

Market / Submarket	Inventory	Number of Bldgs	Direct Availabilities	Direct Vacancy Rate	Overall Availabilities	Overall Vacancy Rate	Direct Net Absorption YE '09	Direct Net Absorption YTD '10 (3rd Qtr)	Direct Wtd. Avg. Rental Rate
TRI-CITIES	**20,253,564**	**171**	**3,939,770**	**19.5%**	**4,157,225**	**20.5%**	**(437,122)**	**(735,600)**	**$35.55**
Universal City/Studio City	1,884,655	16	163,244	8.7%	184,540	9.8%	(74,737)	(45,335)	$32.76
Burbank - Media District	3,123,709	17	592,258	19.0%	610,788	19.6%	(24,064)	(16,737)	$46.68
Burbank - City Center	2,952,556	34	543,560	18.4%	675,026	22.9%	(44,236)	2,344	$36.36
Glendale	6,187,645	47	1,625,477	26.3%	1,647,841	26.6%	(162,814)	(370,949)	$33.24
Pasadena	6,104,999	57	1,015,231	16.6%	1,039,030	17.0%	(131,271)	(304,923)	$32.76


Submarket Comparison Chart
Universal & Studio Cities 9%
Burbank - Media Dist. 15%
Burbank - City Cntr 15%
Pasadena 30%
Glendale 31%


Availabilities Bar Graph
1,800,000
1,600,000
1,400,000
1,200,000
1,000,000
800,000
600,000
400,000
200,000
0
Square feet
Universal & Studio Cities
Burbank - Media Dist.
Burbank - City Cntr
Glendale
Pasadena
Direct
Sublease

VACANCY TRENDS

Until recently, the Tri-City/East Valley office market has performed better than most other Los Angeles County office markets throughout this decade. Through third quarter 2010, vacancy rates in the East Valley (including Pasadena East and North Hollywood) markets were at 20.4 percent (direct) and 21.6 percent (including sublease space), or slightly worse than the overall county. As of third quarter 2010, the Tri-City markets (excluding East Pasadena and North Hollywood) had direct and overall vacancy levels of 19.5 percent and 20.5 percent, respectively. The Glendale submarket has experienced the highest direct vacancy rates in the Tri Cities. As shown in the following exhibits, the Glendale vacancy rates (26.3% direct and 26.6% overall) are at their highest levels since before 1992. The Universal City/Studio City submarket is the "tightest", with direct vacancy rates of 9.8 percent. The vacancy rates for the Tri-City markets improved significantly over the period from 2004 through 2006, prior to "softening" during 2007 and weakening significantly during 2008 and through third quarter 2010, as shown on the accompanying chart "Historical Vacancy Trends".

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301 COLORADO LOS ANGELES NORTH OFFICE MARKET 62

Tri-City Markets

HISTORICAL VACANCY TRENDS

Year End 1992 to 3rd Quarter 2010

Year End Year End Year End Year End Year End Year End Year End Year End Year End Year End Year End Year End Year End Year End Year End Year End Year End Year End YTD (3Qtr)

1992 1993 1994 1995 1996 1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010

INVENTORY 16,895,340 17,422,664 18,851,151 17,805,145 18,081,208 18,291,196 19,159,713 19,737,320 19,596,121 19,772,291 20,751,820 20,687,596 20,887,884 21,118,753 21,711,912 21,810,948 21,757,252 22,913,708 22,857,410

Universal City/Studio City 1,594,888 1,594,888 2,001,488 1,763,500 1,863,500 1,863,500 1,863,500 1,863,500 1,863,500 1,863,500 1,863,500 1,863,500 1,831,210 1,831,210 1,831,210 1,884,655 1,884,655 1,884,655 1,884,655

Burbank - Media District 2,126,583 2,553,005 4,241,822 2,043,350 2,043,350 2,043,350 2,348,211 2,133,211 2,058,207 2,058,207 2,483,207 2,418,983 2,425,037 2,425,037 2,650,037 2,650,037 2,650,037 3,123,709 3,123,709

Burbank - City Center 1,124,080 1,172,080 N/A * 1,710,879 1,847,410 2,063,810 2,060,529 2,275,529 1,998,660 2,248,660 2,480,760 2,480,760 2,298,374 2,358,374 2,718,805 2,795,287 2,637,310 2,952,556 2,952,556

Glendale 4,909,545 4,786,047 5,290,117 5,052,071 5,060,535 5,184,022 5,347,072 5,930,705 5,897,053 5,897,053 5,897,053 5,897,053 5,968,636 5,968,636 6,008,032 6,008,032 6,056,405 6,243,943 6,187,645

Pasadena 5,385,322 5,385,322 5,388,796 5,542,296 5,379,296 5,300,925 5,341,240 5,341,240 5,327,314 5,503,484 5,575,913 5,575,913 5,913,240 6,097,445 6,065,777 6,065,777 6,104,999 6,104,999 6,104,999

Pasadena East 615,246 615,246 613,920 574,421 737,421 737,421 1,073,299 1,072,273 1,323,466 1,073,466 1,323,466 1,323,466 1,323,466 1,323,466 1,323,466 1,323,466 1,340,152 1,340,152 1,340,152

North Hollywood 1,139,676 1,316,076 1,315,008 1,118,628 1,149,696 1,098,168 1,125,862 1,120,862 1,127,921 1,127,921 1,127,921 1,127,921 1,127,921 1,114,585 1,114,585 1,083,694 1,083,694 1,263,694 1,263,694

Year End Year End Year End Year End Year End Year End Year End Year End Year End Year End Year End Year End Year End Year End Year End Year End Year End Year End YTD (3Qtr)

1992 1993 1994 1995 1996 1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010

DIRECT VACANCY RATE 15.4% 12.7% 13.7% 12.2% 10.0% 9.0% 9.4% 8.9% 7.2% 11.1% 12.4% 12.9% 10.0% 8.8% 6.0% 6.8% 9.0% 16.1% 20.4%

Universal City/Studio City 5.4% 3.0% 7.3% 4.5% 1.3% 2.7% 4.4% 6.1% 5.4% 6.2% 9.6% 13.0% 9.7% 3.4% 2.8% 2.7% 2.4% 6.4% 8.7%

Burbank - Media District 6.5% 6.4% 10.4% 1.6% 0.5% 2.8% 2.0% 0.8% 1.7% 2.3% 12.6% 3.9% 14.0% 10.0% 5.0% 4.9% 2.8% 18.4% 19.0%

Burbank - City Center 15.9% 19.0% N/A * 14.2% 13.1% 10.1% 4.8% 6.1% 3.2% 20.5% 20.8% 25.5% 10.3% 4.7% 1.5% 0.8% 6.1% 18.5% 18.4%

Glendale 20.7% 15.4% 13.2% 14.4% 9.7% 10.1% 10.8% 14.8% 9.4% 13.3% 9.9% 13.4% 13.0% 14.6% 13.9% 11.8% 15.9% 20.3% 26.3%

Pasadena 11.3% 8.6% 12.5% 13.2% 12.7% 8.6% 8.4% 5.8% 5.9% 8.9% 11.3% 10.6% 6.1% 6.8% 2.4% 5.7% 8.0% 9.9% 16.6%

Pasadena East 48.4% 50.8% 34.2% 35.9% 18.1% 13.3% 25.5% 9.2% 12.3% 5.7% 12.0% 8.9% 6.8% 5.4% 3.0% 12.3% 13.7% 24.5% 29.7%

North Hollywood 23.7% 19.5% 30.5% 13.2% 19.7% 22.2% 23.6% 17.8% 15.6% 20.2% 16.8% 17.9% 10.5% 8.1% 5.2% 5.5% 3.8% 20.4% 26.4%

Year End Year End Year End Year End Year End Year End Year End Year End Year End Year End Year End Year End Year End Year End Year End Year End Year End Year End YTD (3Qtr)

1992 1993 1994 1995 1996 1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010

SUB-LEASE VACANCY RATE 2.6% 4.0% 1.9% 1.5% 1.4% 2.7% 4.9% 2.3% 0.7% 5.3% 6.2% 1.6% 1.3% 0.8% 0.6% 0.8% 1.2% 2.0% 1.2%

Universal City/Studio City 1.8% 5.4% 0.7% 2.8% 0.5% 0.0% 16.0% 3.8% 0.4% 3.1% 4.1% 1.4% 0.7% 0.7% 0.0% 0.0% 0.1% 1.5% 1.1%

Burbank - Media District 5.9% 13.3% 2.1% 0.0% 0.0% 3.5% 0.2% 0.2% 2.3% 6.9% 6.5% 0.2% 0.4% 0.4% 0.0% 1.7% 1.0% 1.0% 0.6%

Burbank - City Center 8.0% 1.5% N/A * 0.0% 0.4% 6.5% 13.0% 1.6% 6.0% 9.9% 17.1% 1.2% 2.2% 0.0% 1.2% 1.0% 1.2% 5.8% 4.5%

Glendale 1.3% 0.8% 1.3% 2.0% 0.4% 2.5% 3.0% 3.4% 6.6% 4.2% 5.0% 2.3% 1.8% 1.7% 1.0% 0.5% 2.3% 1.2% 0.3%

Pasadena 2.0% 3.4% 3.1% 1.7% 3.6% 3.1% 1.4% 2.6% 2.1% 5.3% 4.4% 2.2% 1.0% 0.7% 0.7% 1.1% 1.1% 0.9% 0.4%

Pasadena East 1.6% 0.0% 0.6% 1.7% 1.4% 0.0% 1.9% 0.2% 0.0% 0.8% 5.6% 0.3% 1.1% 0.0% 0.0% 0.0% 0.0% 5.9% 4.1%

North Hollywood 1.0% 2.1% 1.1% 1.5% 1.5% 0.0% 7.1% 0.3% 1.8% 7.2% 1.2% 0.0% 0.0% 0.0% 0.5% 0.0% 0.2% 0.6% 0.0%

Year End Year End Year End Year End Year End Year End Year End Year End Year End Year End Year End Year End Year End Year End Year End Year End Year End Year End YTD (3Qtr)

1992 1993 1994 1995 1996 1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010

OVERALL VACANCY RATE 17.9% 16.6% 15.6% 13.7% 11.5% 11.7% 14.3% 11.2% 7.9% 16.4% 18.6% 14.5% 11.3% 9.6% 6.6% 7.6% 10.2% 18.1% 21.6%

Universal City/Studio City 7.1% 8.3% 8.0% 7.3% 1.8% 2.7% 20.4% 9.9% 5.8% 9.3% 13.6% 14.5% 10.4% 4.1% 2.8% 2.7% 2.6% 7.9% 9.8%

Burbank - Media District 12.5% 19.7% 12.6% 1.6% 0.5% 6.3% 2.2% 1.0% 4.0% 9.2% 19.1% 4.1% 14.4% 10.4% 5.0% 6.6% 3.8% 19.4% 19.6%

Burbank - City Center 23.9% 20.5% N/A * 14.2% 13.5% 16.6% 17.8% 7.7% 9.2% 30.4% 37.9% 26.7% 12.5% 4.7% 2.7% 1.8% 7.3% 24.3% 22.9%

Glendale 22.0% 16.3% 14.5% 16.4% 10.2% 12.6% 13.8% 18.2% 16.0% 17.5% 14.9% 15.7% 14.8% 16.3% 14.9% 12.3% 18.2% 21.5% 26.6%

Pasadena 13.3% 12.0% 15.7% 14.9% 16.3% 11.7% 9.8% 8.4% 8.0% 14.2% 15.7% 12.8% 7.1% 7.5% 3.1% 6.8% 9.0% 10.7% 17.0%

Pasadena East 50.0% 50.8% 34.8% 37.6% 19.5% 13.3% 27.4% 9.4% 12.3% 6.5% 17.7% 9.2% 7.9% 5.4% 3.0% 12.3% 13.7% 30.4% 33.8%

North Hollywood 24.6% 21.7% 31.6% 14.7% 21.1% 22.2% 30.7% 18.1% 17.4% 27.4% 18.0% 17.9% 10.5% 8.1% 5.7% 5.5% 4.0% 21.1% 26.4%

* - 1994 year end figures consolidated the Burbank Media District and City Center submarkets

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The accompanying exhibit summarizes the historical trends in direct and overall vacancy rates for the submarkets in the Tri-City/East Valley market from 1992 through second quarter 2010. The data shows stable, steady improvement overall in these markets from 1992 through 2000, until an increase during 2001-2003, as summarized below. The year-end 2004 through 2006 data shows continued significant improvement in the overall vacancy rate, prior to increasing significantly during 2007 through second quarter 2010.

HISTORICAL VACANCY TRENDS - TRI CITY/EAST VALLEY

(Including North Hollywood and East Pasadena)

Year-End	Direct Vacancy	Overall Vacancy
1992	15.4%	17.9%
1993	12.7%	16.6%
1994	13.7%	15.6%
1995	12.2%	13.7%
1996	10.0%	11.5%
1997	9.0%	11.7%
1998	10.0%	14.3%
1999	8.9%	11.2%
2000	7.2%	7.9%
2001	11.1%	16.4%
2002	12.4%	18.6%
2003	12.9%	14.5%
2004	10.0%	11.3%
2005	8.8%	9.6%
2006	6.0%	6.6%
2007	6.8%	7.6%
2008	9.0%	10.2%
2009	16.1%	18.1%
3Q10	20.4%	21.6%

The direct vacancy rate declined steadily in these markets during the period from year-end 1992 through 1997, from 15.4 percent to 9.0 percent. Despite positive absorption levels, the vacancy rate increased to 10.0 percent during 1998 due to the delivery of new supply to the market. Notwithstanding the new construction completed vacancy levels in the Tri-Cities declined to 8.9 percent in 1999 and to 7.2 percent as of year-end 2000. New office supply and negative absorption levels during 2001 (during a recession) resulted in a significant increase in vacancy from 2000 to 2001 and 2002 from 7.2 percent to 11.1 percent on a direct basis during 2001, and from 7.9 percent to 16.4 percent including sublease space during 2001, and to 12.4 percent (direct) and 18.6 percent

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(overall during 2002). As shown on the exhibit, direct vacancy rates increased by 50 basis points during 2003, while overall vacancy (including sublease space) declined significantly. The year-end 2004 showed continued significant improvement in the overall vacancy rate, and a 120 basis point improvement (to 10.0 percent) in the direct vacancy rate over year-end 2003. As of year-end 2007, the direct vacancy rate for the Tri-City/East Valley market increased to 6.8 percent, while the overall vacancy rate (including sublease space) was 7.6 percent. Direct vacancy increased further during 2008 and more significantly through year-end 2009. As of year-end 2009, the direct vacancy rate was 16.1 percent, while the overall vacancy rate (including sublease space) is 18.1 percent. Vacancy proceeded to worsen further through the three quarters of 2010, with direct and overall vacancy levels rising to 20.4 and 21.6 percent, respectively, the highest levels in the last 19 years.

While the performance of the economy and the office market in the region have fluctuated over the past decade, the Tri-City/East Valley markets have historically out-performed the office market in Los Angeles County, experiencing significantly lower vacancy rates than the county. The positive basis point trend reversed during year-end 2009 and through third quarter 2010 as direct vacancy levels in the Tri-City market exceeded those experienced in the overall Los Angeles market, as shown below.

Vacancy Trends

Tri-City Market vs L.A. County

Year	Direct Vacancy (%) L.A. County	Direct Vacancy (%) Tri-Cities *	Spread (Basis Pts)
1996	17.3%	9.0%	(830)
1997	16.2%	7.9%	(830)
1998	15.3%	8.1%	(720)
1999	12.8%	8.3%	(450)
2000	10.7%	6.2%	(450)
2001	13.3%	10.8%	(250)
2002	15.3%	12.1%	(320)
2003	15.1%	12.9%	(220)
2004	13.1%	10.3%	(280)
2005	11.2%	9.1%	(210)
2006	9.8%	6.3%	(350)
2007	9.3%	6.5%	(280)
2008	10.9%	8.9%	(200)
2009	14.9%	15.3%	40
3Q10	16.7%	19.5%	280


Vacancy %
1996
1998
2000
2002
2004
2006
2008
3Q10
L.A. County
Tri-Cities

* - Includes Universal City/Studio City, Burbank - Media District, Burbank - City Center, Glendale, and Pasadena

Demand and Absorption

Tenant Base

The Tri-City market is a desirable residential location with a solid demographic base and outstanding amenities. Each of the Tri-Cities submarkets has historically appealed to different primary tenant bases, with significant overlap in tenant demand. Burbank is the location for three major studios - Walt Disney, Warner Brothers, and NBC, and tenants from the entertainment industry dominate this market. The Media District submarket in particular is dominated by the entertainment industry. There is additional demand from this industry in the Studio City/Universal City market, which is adjacent to Universal Studios and CBS Studios, as well as in close proximity to Hollywood, about four miles south and west of this submarket. Additional major tenants in the Burbank submarket include Yahoo!, Technicolor, DreamWorks Animation, Universal Music Group, Warner Music, WNC-

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GE, IDT Entertainment/Film Roman, Ascent Media, Nickelodeon, Level 3 Post, Vista Federal Credit Union, Clear Channel, Allianz Insurance, Delux Media, Aramark Uniform Services and Entertainment Partners.

Yahoo! is currently offering the majority of their approximately 200,000 square-foot premises in Media Studios North for sublease, and Aramark is currently “in the market” to consolidate approximately 100,000 square feet. Technicolor also recently downsized its Burbank premises.

There are several potential tenants with significant leasing requirements currently in the market, including Kaiser, had been looking for approximately 40,000 to 100,000 square feet commencing third quarter, 2010, prior to renewing at Parsons development in Old Town, Avery Dennison, with a 75,000 square-foot requirements (looking in Glendale and Pasadena), Aramark, with 100,000 square feet (currently in Burbank), and NBC, with 150,000 square feet (currently in Burbank). AT&T Yellow Pages, currently occupying about 100,000 square feet in 600 North Brand in Glendale, has several floors of expansion requirements. Their existing building has no more expansion room. This expansion requirement is offset by the downsizing of several tenants in the nearby 655 Central, as well as the “give back” of a portion of the Nestle premises in 800 Brand. Nestle recently renewed 75,000 square feet, but has been downsizing in this headquarters building. Other recent significant premises requirements in this market included Old Republic, with about 25,000 square feet (executed a lease at 101 Brand in Glendale) and Cigna (80,000 square feet – renewed at 450 Brand in Glendale). In addition Nestle recently renewed just over 75,000 square feet in its headquarters building (800 Brand in Glendale), and Children’s Hospital renewed (sublease to direct) about 25,000 square feet in the same building.

The Kaiser requirement referenced above resulted in the tenant renewing in its current Pasadena location (Pasadena sublease space) rather than relocate, as the existing landlord dropped its rates and made a much more “aggressive” offer in order to keep the tenant. Worley Parsons had been “in the market” to consolidate multiple locations east of Pasadena into a single 180,000 square-foot premises, and was expected to sign at 155 North Lake Avenue, filling a “hole” left by former Countrywide space. BP is a major client of this firm, however, and the issues created by the oil spill in the Gulf put this consolidation on hold, and Worley Parsons has instead been signing short-term extensions at its existing locations. A Fidelity entity (LPS) is relocating to approximately 100,000 square feet in East Pasadena. The East Pasadena market has a significant supply of sublease space, but most of this space is offered by Earthlink, and has a short remaining term.

In addition to their own property (Grand Central Business Center, or GCBC) in Glendale, Disney is also a major third-party tenant throughout the market as a consequence of their studio and headquarters location for ABC in the Burbank market (a few blocks from the subject). Disney has significant third party premises in the Tower (450,000 SF expiring in 2013), Buena Vista Plaza (2411 Olive) and the Disney Channel building (sold with a leaseback from Disney) in Burbank as well as 150,000 square feet in 611 Brand in Glendale (expiring in 2011). In addition Disney occupies about 180,000 square feet in a North Hollywood building (5161 Lankershim). This tenant is considered to be both an opportunity for the subject in terms of potential consolidation as well as a risk to the overall market in the event a substantial component of these requirements eventually relocates to the GCBC (which is entitled for future development).

The entertainment industry is the primary “driver” of the Media District market, and there are “opportunities” and risks inherent in this dependence upon this industry. In addition to the Disney example above, NBC/Universal is in the process of being acquired by Comcast. Comcast (E! Entertainment) is currently located in the Miracle Mile District (Wilshire Courtyard), and had been “in the market” to relocate more than 300,000 square feet of space when the acquisition was announced. The tenant instead renewed at Wilshire Courtyard, and Universal, currently located in 10 UCP in Universal City (approximately 300,000 square feet) is “on hold” on its lease negotiations for a possible extension or relocation. NBC also has several premises on the nearby studio lot (sold to an entity related to the subject developer in 2007). Warner Bros. and a number of smaller entertainment firms have also

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historically been headquartered in this submarket and have provided a consistent demand base for office space positioned at or near the upper end of the Tri-city markets.

NBC currently occupies approximately 700,000 square feet under the terms of a leaseback of its studio. The space is occupied to January, 2012, with a renewal option at specified terms for 12 months (or to January, 2013) for the entire premises only. The tenant has been “in the market” for approximately 100,000 square feet of this requirement.

The Glendale market has captured a diverse mix of corporate tenants, insurance companies, and real estate firms, as well as entertainment tenants. Major tenants in the Glendale market include Nestle USA, numerous insurance companies such as State Compensation Insurance and Employer’s Compensation Insurance, as well as First American Title Company, Public Storage Inc., YellowPages.com, California Teacher’s Credit Union, IHOP and Zurich North America, and a few entertainment industry tenants. Service firms from the legal and medical professions as well as insurance, mortgage, and engineering firms dominate the Pasadena tenant base. Major tenants in Pasadena include Kaiser Permanente, Parsons Engineering, Bank of America, Western Asset Management Company, Avery Dennison Corporation, EarthLink, Fidelity National Insurance Services, Lockheed Federal Credit Union, Land America, Westcom Federal Credit Union, East West Bank, Jacobs Engineering, Cambridge Integrated Services, Fannie Mae, Russ Reid, and University of Phoenix. The Glendale market has been significantly impacted by the recession, with direct vacancy increasing to 22.8 percent as of second quarter, 2010 due to negative absorption as well as the 2009 completion of a new building (207 Goode, which remains vacant).

In addition to the diverse tenant base in the Tri-City market, the entertainment industry provides significant direct and peripheral demand through its leased and owned facilities throughout the Burbank and Glendale markets. Six major studios are located within the Burbank/Glendale/Universal City market: Warner Brothers, NBC, Disney (Burbank), Universal Studios and CBS/MTM (Universal City/Studio City), and the DreamWorks Animation Campus (Glendale).

The Glendale office market includes users from the entertainment industry, insurance industry (including life, health, and real estate title), financial services and real estate and corporate tenants. The largest insurance tenants in Glendale include State Compensation, Cigna, Great West Life, UnumProvident and Employer’s Compensation Insurance. The Nestle USA Company is the largest corporate tenant, with about 500,000 square feet in its headquarters building at 800 North Brand, followed by State Compensation Insurance with over 208,000 square feet in the Glendale Plaza building located at 655 N. Central. As noted above, Nestle renewed a portion of its premises but has been “giving back” other portions of its headquarters space to the landlord. There is some potential significant tenant movement and increased vacancy in the Glendale Class A market over the course of the near term. Several major tenants in the 655 North Central project are expiring over the next two years, including Great West Life, State Compensation and Unum Provident. These tenants are expected to downsize or vacate. The expansion requirements of Yellow Pages, currently in the building just east of this property (600 Brand), may replace some of this tenant loss. Nestle, the major tenant in 800 North Brand recently renewed and downsized effective third quarter, 2010, and several floors will “come back” to the market. Old Republic is relocating in 2010 from 450 Brand to 101 Brand, and will vacate two floors in that building.

Absorption

The charts on a subsequent page summarize the net absorption trends from 1992 through first quarter 2010 for the Tri-City and East Valley markets. The chart below summarizes the net absorption trends shown on the exhibit.

VALUATION SERVICES

301 COLORADO LOS ANGELES NORTH OFFICE MARKET 67

Year	Net Office Absorption (SF) Tri-City	East Valley
1992	(226,838)	(266,989)
1993	136,537	316,423
1994	214,240	185,429
1995	(131,784)	(68,751)
1996	267,580	304,988
1997	137,656	86,482
1998	522,503	556,252
1999	886,773	1,111,613
2000	374,504	557,529
2001	(400,569)	(465,012)
2002	396,453	430,236
2003	305,375	323,080
2004	458,212	569,665
2005	473,572	627,503
2006	1,034,249	1,095,737
2007	(106,602)	(238,912)
2008	(397,823)	(451,992)
2009	(437,122)	(615,955)
YTD 2010 (3rd Qtr)	(615,955)	(437,122)
Avg. 18 years (1992-2009)	**194,829**	**225,407**

Absorption increased dramatically over the period 1996 through 2000, prior to declining to negative 400,000 square feet in 2001. The negative absorption level for the Tri-Cities markets during 2001 was attributable to the Burbank City Center and Glendale submarkets. Absorption levels during 2002 increased to nearly 400,000 square feet during 2002 and exceeded 300,000 through 2003. Absorption increased by 50 percent from 305,375 in 2003 to 458,212 for year-end 2004 and 473,572 square feet during 2005. The year-end 2006 absorption level of over one million square feet exceeds any prior year shown in the analysis. The Tri-City/East Valley market experienced negative absorption during 2007, the first negative figures reported since year-end 2001. Absorption has continued to be "negative" during 2008 and 2009 as well as ytd 2010 in the Tri-City market.

VALUATION SERVICES CUSHMAN & WAKEFIELD.

301 COLORADO LOS ANGELES NORTH OFFICE MARKET 68

The East Valley market absorption levels have “paralleled” the Tri-City market during this timeframe with negative absorption levels of 451,992 square feet and 615,955 square feet during year-end 2008 and year-end 2009, respectively. Through third quarter 2010, absorption in the East Valley market also worsened with an additional 615,955 square feet of negative absorption. As noted under the Los Angeles County office market discussion, the negative absorption levels during 2009 are the most significant of any single year since at least 1992. On a county-wide basis these absorption levels coincided with low levels of construction, which mitigated to a degree the impact on vacancy increases. The Tri-City market, however, has experienced more significant amounts of new construction, including The Pointe (approximately 480,000 square feet), Burbank Empire Center approximately 360,000 square feet) and Glendale North/207 Goode (approximately 187,000 square feet). Completion of these new developments coincided with the recession, exacerbating the impact on vacancy rates.

Pasadena has maintained a stable absorption and vacancy profile over the past several years, while the Glendale market has fluctuated more significantly from year-to-year. The charts below summarize the historical absorption performance for the most Tri-Cities/East Valley submarkets over the past 18.75 years. Pasadena has experienced negative absorption levels over the past 3.75 years, including negative absorption of about 300,000 square feet during the first third quarters of 2010. The Pasadena market had experienced vacancy rates in the “single digits” for 11 of the past 13 years prior to ytd 2010. This market has historically been favorably impacted by limited new development in conjunction with a strong corporate tenant base, including Parsons Engineering, Avery Dennison, Western Asset, East West Bank, Kaiser, and Jacobs Engineering. The recent increase in vacancy and negative absorption is attributable in part to the loss of Indymac Bank and Countrywide, which had a substantial presence in this market. We note that several significant “holes” were anticipated to occur in this market over the near term, but recent activity indicates the negative trends may be softened somewhat. A new bank, One West, has absorbed some of the Indymac space and loans, and Worley Parsons had been expected to absorb a significant former Countrywide premises in 155 North Lake. As noted previously however, this requirement has been put on “hold” and Worley Parsons has instead been negotiating renewals in its existing buildings. Kaiser was recently in the market for roughly 100,000 square feet currently leased from Parson in their headquarters property, but has announced its intention to renew and remain in Pasadena. As shown in the charts below, Burbank City Center (which includes Media North) has experienced the highest average annual absorption levels during the past 18.5 years, with approximately 85,000 square feet. Glendale has more recently experienced steep levels of negative absorption during year-end 2008 (282,627 SF), year-end 2009 (162,814 SF), and through third quarter 2010 (370,949 SF) in comparison to the overall Tri-City/East Valley market due to several significant tenants in Glendale buildings who have downsized or vacated over the past several years. Excluding the Media District and Universal/Studio City, which are “driven” primarily by the entertainment industry, all the Tri-City/East Valley submarkets have experienced negative absorption in 2008, 2009 and ytd 2010. None of the submarkets have a cumulative positive absorption level since 2008.

VALUATION SERVICES

301 COLORADO

LOS ANGELES NORTH OFFICE MARKET 69

Net Absorption
TRI-CITY AREA

Market and Submarket (excluding sublease activity)

MARKET	1992	1993	1994	1995	1996	1997	1998	1999	2000	2001
Universal/Studio City	(56,562)	37,930	(16,952)	57,054	54,920	(26,990)	(32,426)	81,784	13,787	(15,358)
Burbank Media Dist.	(65,139)	(143,557)	85,085	87,406	21,225	(46,821)	131,893	58,068	(18,682)	(11,517)
Burbank City Center	15,864	(15,455)	20,587	(26,003)	(24,884)	22,085	110,879	207,156	74,932	(147,733)
Glendale	(9,660)	117,186	365,542	(144,759)	232,377	49,560	102,134	349,677	322,942	(226,818)
Pasadena	(111,341)	140,433	(240,022)	(105,482)	(16,058)	139,822	210,023	190,088	(18,475)	857
Total (SF)	(226,838)	136,537	214,240	(131,784)	267,580	137,656	522,503	886,773	374,504	(400,569)

MARKET	2002	2003	2004	2005	2006	2007	2008	2009	3Q 2010	Average
Universal/Studio City	(63,497)	(70,131)	64,652	114,811	(2,357)	(251)	20,360	(74,737)	(45,335)	2,171
Burbank Media Dist.	158,911	395,400	(246,511)	98,682	329,857	2,711	37,542	(24,064)	(16,737)	44,467
Burbank City Center	172,970	211,097	395,013	187,483	422,898	7,405	(51,556)	(44,236)	2,344	82,178
Glendale	196,469	(227,296)	17,066	(99,082)	38,995	93,023	(282,627)	(162,814)	(370,949)	19,252
Pasadena	(68,400)	(3,695)	227,992	171,678	244,856	(209,490)	(121,542)	(131,271)	(304,923)	(264)
Total (SF)	396,453	305,375	458,212	473,572	1,034,249	(106,602)	(397,823)	(437,122)	(735,600)	147,804


Net Absorption Trend
Square feet
Universal/Studio City
Burbank Media Dist.
Burbank City Center
Glendale
Pasadena

1994 year end figures consolidated the Burbank Media District and City Center submarkets

VALUATION SERVICES

CUSHMAN & WAKEFIELD.

301 COLORADO
LOS ANGELES NORTH OFFICE MARKET
70

Net Absorption
EAST VALLEY AREA

Market and Submarket (excluding sublease activity)

MARKET	1992	1993	1994	1995	1996	1997	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007	2008	2009	3Q 2010	Average
Universal/Studio City	(56,562)	37,930	(16,952)	57,054	54,920	(26,990)	(32,426)	81,784	13,787	(15,358)	(63,497)	(70,131)	64,652	114,811	(2,357)	(251)	20,360	(74,737)	(45,335)	2,171
Burbank Media Dist.	(65,139)	(143,557)	85,085	87,406	21,225	(46,821)	131,893	58,068	(18,682)	(11,517)	158,911	395,400	(246,511)	98,682	329,857	2,711	37,542	(24,064)	(16,737)	44,467
Burbank City Center	15,864	(15,455)	20,587	(26,003)	(24,884)	22,085	110,879	207,156	74,932	(147,733)	172,970	211,097	395,013	187,483	422,898	7,405	(51,556)	(44,236)	2,344	82,178
Glendale	(9,660)	117,186	365,542	(144,759)	232,377	49,560	102,134	349,677	322,942	(226,818)	196,469	(227,296)	17,066	(99,082)	38,995	93,023	(282,627)	(162,814)	(370,949)	19,252
Pasadena	(111,341)	140,433	(240,022)	(105,482)	(16,058)	139,822	210,023	190,088	(18,475)	857	(68,400)	(3,695)	227,992	171,678	244,856	(209,490)	(121,542)	(131,271)	(304,923)	(264)
Pasadena East	(1,922)	(15,003)	106,060	(4,418)	115,635	34,889	42,935	175,524	185,025	(12,337)	10,846	30,869	27,318	126,293	32,362	(123,068)	(20,846)	(145,179)	(69,659)	26,417
North Hollywood	(38,229)	194,889	(134,871)	67,451	(78,227)	(86,063)	(9,186)	49,316	(2,000)	(52,106)	22,937	(13,164)	84,135	27,638	29,126	(9,242)	(33,323)	(33,654)	(68,408)	(4,426)
Total (SF)	(266,989)	316,423	185,429	(68,751)	304,988	86,482	556,252	1,111,613	557,529	(465,012)	430,236	323,080	569,665	627,503	1,095,737	(238,912)	(451,992)	(615,955)	(873,667)	169,795


Net Absorption Trend
Square feet
500,000
400,000
300,000
200,000
100,000
0
(100,000)
(200,000)
(300,000)
(400,000)
(500,000)
1992
1993
1994
1995
1996
1997
1998
1999
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
3Q 2010
Universal/Studio City
Burbank Media Dist.
Burbank City Center
Glendale
Pasadena
Pasadena East
North Hollywood

1994 year end figures consolidated the Burbank Media District and City Center submarkets

301 COLORADO LOS ANGELES NORTH OFFICE MARKET 71

During periods of strong market activity, absorption in certain submarkets has been severely constrained by the absence of available space. The Burbank Media District is an example, as well as Universal City.

With single-digit vacancy levels in effect over the five-year period 1996 through 2000, the most significant levels of absorption in the Tri-City market have occurred as the market responded to new construction. Three new Class A office developments were delivered to the Glendale market from 1998 through 2000, and this new supply benefited from pent-up demand following several years of no new construction and tighter market conditions. The historic absorption levels in the Media District and in the Universal/Studio City submarkets have been impacted to a degree by the limited supply. Historically high occupancy levels in these submarkets in conjunction with limited or no new development has resulted in minimal "net" absorption. The absorption levels have been negative for the market since year-end 2007 through third quarter 2010, however, as shown below.

Year	East Valley	Tri-Cities
2007	(238,912)	(106,602)
2008	(451,992)	(397,823)
2009	(615,955)	(437,122)
3Q10	(873,667)	(735,600)
Total	**(2,180,526)**	**(1,677,147)**

Pasadena has experienced the most significant negative absorption during the past 2.75 years, with negative 708,586 square feet during this timeframe. This figure was partly attributable to the takeover of IndyMac Bank by federal regulators. IndyMac had significant premises in Pasadena, including 180,000 square feet at Crown City Center (888 E Walnut Street) and 170,000 square feet at Pasadena Corporate Park in East Pasadena (3453-3475 East Foothill). As noted above, however, some of this space has been absorbed by One West Bank. The Burbank Media District submarket has historically exhibited "supply-induced demand" characteristics, with significant positive absorption levels following the completion of new supply. Since the market has been so "tight", the only periods of "meaningful" absorption levels have followed new developments, most recently with the completion of the Pinnacle Phase I and II in 2002 and 2005, respectively. The 2009 completion of the Pointe and Burbank Empire Center has not led to increased "supply-induced" demand to date, however, due to the severe recessionary environment in effect as of the completion date for these projects.

Rental Growth Trends

The Tri-City/East Valley markets experienced positive absorption levels for five consecutive years 1996 through 2000, averaging 440,000 square feet annually over this period. Following one year of negative absorption (2001), the market experienced four more years of positive absorption from 2002 through 2005, and the year-to-date 2006 positive absorption of annualized 1,095,737 square feet has been greater than any full year period since prior to 1992. The Glendale market experienced significant negative absorption during 2001, 2003, and 2005, resulting in increased vacancy rates. Glendale vacancy trended downward during 2006 and 2007, however this trend has reversed course sharply through first quarter 2010 with direct vacancy increasing by almost 10 full percentage points over year-end 2007 figures to 21.7 percent. A new 180,000 square-foot office property (207 Goode) completed (in 2009) development on a "spec" basis in this market, which contributed to further increasing vacancy in this submarket. The Tri-City/East Valley markets averaged about 170,000 square feet in annual absorption over the last 18.75 years (year-end 1992 through third quarter 2010). During 2006, absorption levels were positive for all submarkets, with the exception of the Universal City/Studio City submarket. With the steady positive absorption levels, vacancy rates declined, placing increasing upward pressure on rental rates; however,

VALUATION SERVICES CUSHMAN & WAKEFIELD.

301 COLORADO LOS ANGELES NORTH OFFICE MARKET 72

as of year-end 2007 and continuing through year-end 2009 absorption levels were all negative with the exception of Burbank-Media District. Through third quarter 2010, all submarkets continued to experience negative absorption figures exclusive of Burbank City Center. Vacancy rates have accordingly increased with the lack of positive absorption in the market. With the recent trend of negative absorption, the rental rate increases will logically be expected to slow and turn negative. Year-end 2008 showed the first negative change in rental rates since 2003, decreasing by negative 5.6 percent over fourth quarter 2007 numbers. As shown in the chart below, the weighted average asking rental rate for available space in the Tri-Cities markets has increased at a compound annual rate of 4.3 percent from year-end 1996 through 3rd quarter 2010.

Tri-Cities Markets

Year End	Wtd. Avg. Rent (PSF)	% Change
1996	$20.86	—
1997	$23.32	11.8%
1998	$25.72	10.3%
1999	$28.12	9.3%
2000	$26.55	-5.6%
2001	$26.83	1.1%
2002	$27.88	3.9%
2003	$27.05	-3.0%
2004	$27.97	3.4%
2005	$30.16	7.8%
2006	$31.12	3.2%
2007	$37.23	19.6%
2008	$35.15	-5.6%
2009	$35.94	2.2%
3Q10	$35.55	-1.1%

Compound annual change 1996 - 2009 4.3%


Tri-Cities Wtd Avg Rent
$ Per SF
$40.00
$35.00
$30.00
$25.00
$20.00
$15.00
$20.86
$23.32
$25.72
$28.12
$26.55
$26.83
$27.88
$27.05
$27.97
$30.16
$31.12
$37.23
$35.15
$35.94
$35.55
1996
1998
2000
2002
2004
2006
2008
3Q10

* - Includes Universal City/Studio City, Burbank - Media District, Burbank - City Center, Glendale, and Pasadena

The chart on the accompanying page shows the direct weighted average rents for the primary three submarkets within the Tri-Cities market: Pasadena, Burbank Media District, and Glendale. The data covers the prior 14.75-year history from year-end 1996 through third quarter 2010. As shown below, direct weighted average rents (annually) achieved the greatest year over year gains during year-end 2007 with Pasadena and Glendale realizing the most significant increases at 28.8 percent ($44.16 per-square-foot) and 11.0 percent ($33.96 per-square-foot), respectively. Direct rents in Pasadena retreated sharply through year-end 2009; declining by 41.1 percent to $32.40 per-square-foot, annually. Through third quarter 2010, annual asking rates in the Tri-Cities have remained somewhat flat to slightly increasing in comparison to year-end 2009 figures. The chart below details the direct weighted rents for the three submarkets from 1996 through second quarter 2010. The apparent increase in rental rates in 2009 and ytd 2010 is not an accurate representation of the actual trends in the market. The data is based on the weighted average quoted rental rate for available space. There have been three new Class A buildings completed in these markets which are vacant. These buildings represent a disproportionate percentage of the total available space, and, as new Class A buildings, currently have significantly higher quoted rental rates.

301 COLORADO LOS ANGELES NORTH OFFICE MARKET 73

Glendale, Pasadena, & Burbank Media District

Direct Wtd. Avg. Rent *

Year Glendale % Δ Pasadena % Δ Burbank-MD % Δ

1996 $23.76 — $22.68 — $22.56 —

1997 $23.64 -0.5% $21.60 -5.0% $29.76 24.2%

1998 $26.40 10.5% $25.68 15.9% $30.36 2.0%

1999 $29.16 9.5% $25.44 -0.9% $32.52 6.6%

2000 $26.16 -11.5% $26.04 2.3% $34.56 5.9%

2001 $25.80 -1.4% $27.12 4.0% $32.04 -7.9%

2002 $27.12 4.9% $26.76 -1.3% $33.00 2.9%

2003 $27.72 2.2% $27.00 0.9% $33.60 1.8%

2004 $27.48 -0.9% $26.88 -0.4% $32.28 -4.1%

2005 $29.16 5.8% $31.32 14.2% $33.48 3.6%

2006 $30.24 3.6% $31.44 0.4% $35.16 4.8%

2007 $33.96 11.0% $44.16 28.8% $37.08 5.2%

2008 $31.68 -7.2% $45.72 3.4% $40.44 8.3%

2009 $31.92 0.8% $32.40 -41.1% $47.64 15.1%

3Q10 $33.24 4.0% $32.76 1.1% $46.68 -2.1%

* - Weighted average full service gross terms

VALUATION SERVICES

301 COLORADO DOWNTOWN LOS ANGELES OFFICE MARKET 74

While there is only minimal difference in vacancy levels based on building class in the Tri-City/East Valley market, the Class A buildings achieve substantially higher rents than Class "B" and "C" buildings, as shown in the chart below.

Los Angeles North - Office Market Statistics
As of 3rd Quarter 2010

Building Quality/ Class	No. of Buildings	Inventory (SF)	Direct Availabilities (SF)	Direct Vacancy Rate	Direct PSF/Wtd Avg. - Annual Asking Rent
Class A	171	18,945,098	3,298,117	17.4%	$28.92
Class B	219	11,257,939	2,038,179	18.1%	$25.08
Class C	9	499,910	141,014	28.2%	$18.60
Totals	399	30,702,947	5,477,310	17.8%	$27.23

CONCLUSIONS

The Tri-City office market is recognized as a desirable location within the Los Angeles area. The Tri-Cities have attracted a diverse tenant base, and the prospects for this market remain favorable over the long term.

Consistently outperforming the overall Los Angeles County area, the Tri-City office markets have averaged over 170,000 square feet of net absorption between 1992 and third quarter 2010. Due to historical positive net absorption, the Tri-City market had experienced steadily declining vacancy rates, which in turn place upward pressure on rental rates. As a result of the impact of the economic recession, between year-end 2007 to present, net absorption has been negative, driving vacancy rates significantly higher. Although quoted rental rates on average in the Tri-Cities markets increased at a compound annual rate of 4.3 percent from year-end 1996 through 2009, achieved rates have actually declined with decreased demand and increase vacancy.

Although the recession has ended with several consecutive quarters of economic growth, the impact on the office market has been delayed, and negative absorption levels have continued with the absence of meaningful employment growth. The timing for recovery and the pace of recovery is not yet clear, and employment growth, which is the key driver or demand for office space, typically follows growth in employment.

VALUATION & ADVISORY CUSHMAN & WAKEFIELD.

301 COLORADO ASSESSORS MAP 75

ASSESSORS MAP

VALUATION & ADVISORY

301 COLORADO SITE DESCRIPTION 76

SITE DESCRIPTION

Location: 301 E. Colorado Boulevard

Pasadena, Los Angeles County, CA 91101

The subject office property is located at the northeast corner of Garfield

Avenue and Colorado Boulevard in Pasadena. The property has frontage on three streets: Colorado Boulevard to the south, Garfield Avenue to the east and Union Street to the north. The subject parking structure is located to the northeast of the office property and has frontage on Union

Street to the north and N. Euclid Avenue to the east.

Shape: Rectangular

Topography: Generally level elevated pad.

Land Area: The office improvements and parking garage are situated on adjacent parcels totaling 1.39 acres, as shown in the following chart.

Assessor’s Parcel No. Area (SF)

5723-27-34 (Office): 30,401

5723-27-35 (Parking): 29,995

Total: 60,396 SF, or 1.39 acres

Parcel Frontage: Colorado Boulevard 87± feet

Garfield Avenue 268± feet

Union Street 316± feet

Streets: Colorado Boulevard is a 100-foot wide east/west surface street. At the subject location, Colorado Boulevard includes two lanes in each direction, and is fully improved with asphalt pavement, concrete curbs,

gutters and sidewalks, and street lighting. The intersection with Garfield

Avenue is signalized. Limited curbside parking metered is available along the subject frontage directly in front of the subject building.

Garfield Avenue is a north/south street, 76 feet wide at the subject location. Garfield Avenue has two lanes in each direction, and is signalized at Colorado Boulevard and Union Street.

Union Street is a 90-foot wide one-way westbound surface street. At the subject location, Union Street provides three lanes in an east to west direction only and is fully improved with asphalt pavement, concrete curbs, gutters and sidewalks, and street lighting. The intersection of

Union Street and Garfield Avenue is signalized, and curbside parking is prohibited.

Access: The subject property has good access. Vehicular access to the subject parking garage is from Union Street. Pedestrian access is available along Colorado Boulevard and Union Street.

VALUATION & ADVISORY

301 COLORADO SITE DESCRIPTION 77

Visibility: The subject property has good visibility in the City of Pasadena along the primary commercial street in Pasadena, Colorado Boulevard.

Soil Conditions: We did not receive nor review a soil report. However, we assume that the soil’s load-bearing capacity is sufficient to support existing and/or proposed structure(s). We did not observe any evidence to the contrary during our physical inspection of the property. Drainage appears to be adequate.

Utilities: Utility providers for the subject property are as follows:

Water City of Pasadena

Sewer City of Pasadena

Electricity City of Pasadena

Gas Southern California Gas

Telephone Verizon

Site Improvements: The site improvements include curbing, signage, irrigated landscaped areas, street lighting and drainage.

Land Use Restrictions: We were not provided a Title Report to review. We do not know of any easements, encroachments or restrictions that would adversely affect the utility, marketability or highest and best use of the subject property.

However, we recommend a title search to determine whether any adverse conditions exist.

Flood Zone Description: The subject property is located in flood zone X (Areas determined to be outside the 500 year flood plain) as indicated by FEMA Map

06037C1375F, dated September 28, 2008.

Wetlands: We were not given a Wetlands survey. If subsequent engineering data reveal the presence of regulated wetlands, it could materially affect property value. We recommend a wetlands survey by a competent engineering firm.

Seismic Hazard: According to maps published by the U.S. Bureau of mines and geology,

the subject site is not located in a Special Study Zone as established by the Alquist-Priolo Geological Hazards Act. The Special Study zones designate areas with the highest potential of surface rupture. All of

Southern California is subject to potential seismic hazards, however.

Hazardous Substances: We observed no evidence of toxic or hazardous substances during our inspection of the site. However, we are not trained to perform technical environmental inspections and recommend the services of a professional engineer for this purpose.

Overall Site Utility: The subject site is functional for its current use.

VALUATION & ADVISORY

301 COLORADO SITE DESCRIPTION 78

Location Rating: Good. The subject office property has good corner exposure along a major commercial street in the Tri-Cities market (Colorado Boulevard),

and has good corner exposure within the central portion of the Pasadena submarket. Its corner location and good visibility renders it well suited for a range of developments. The subject property is considered to be generally equal or slightly inferior to other commercial sites in the immediate area and is well suited for its current use.

VALUATION & ADVISORY

301 COLORADO IMPROVEMENTS DESCRIPTION 79

IMPROVEMENTS DESCRIPTION

The subject improvements consist of a 9-story Class "B" office development constructed in 1964. Excluding storage space, the subject property contains approximately 117,336 rentable square feet (Refer to Extraordinary Assumption 1 relating to rentable area). The building includes 3,140 square feet of storage space.

The property also has an adjacent five-level parking garage (two subterranean levels) containing a total of 412 spaces resulting in a ratio of approximately 3.5/1,000 SF. As of the date of value, the subject property is 95.6 percent occupied.

The total rentable area includes office and retail space, as detailed in the table below.

RENTABLE AREAS (SF)				
	AS LEASED			
Building	Vacant	Leased	Total	Occ %
301 E Colorado	5,168	112,168	117,336	95.6%
Total NRA (SF):	**5,168**	**112,168**	**117,336**	**95.6%**

The following description of improvements is based upon our physical inspection of the improvements along with our discussions with the building manager.

GENERAL DESCRIPTION

Year Built:	1964
Building Class:	Class B
Number of Buildings:	1
Number of Stories:	9
Net Rentable Area:	117,336 SF (excluding storage area)
Parking:	Parking for the subject is provided in 412 parking spaces in an adjacent five-level parking garage (two subterranean levels). The parking ratio is approximately 3.5 spaces per 1,000 net rentable square feet.

CONSTRUCTION DETAIL

Foundation:	Structural reinforced concrete with spread footings.
Framing:	Consists of structural steel frame.

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301 COLORADO IMPROVEMENTS DESCRIPTION 80

Floors: Flooring for the office tower consists of concrete-filled metal decking.

Exterior Walls: The exterior walls above grade are constructed of structural steel stud framing secured to the structural steel framing and concrete floors. The exterior surface consists of a combination of cement stucco and glazed windows system.

Roof Cover: The roof structure is generally flat, and is covered with roofing material which consists of a modified bituminous membrane roofing, with adequate built-up walkway pads for protection. According to the building representatives, the roof was replaced in approximately 2007.

Windows: Exterior windows consist of fixed windows in aluminum framing systems.

Pedestrian Doors: Glass doors consisting of glazed windows set in aluminum frames.

MECHANICAL DETAIL

HVAC: Cooling is provided by two 284-ton Carrier chillers located on the roof of the building. Heating is provided by a natural gas-fired 4,773,000 output boiler located on the roof of the building.

Plumbing: The plumbing system consist of domestic water supply, hot water generating, sanitary waste, storm water, and natural gas systems. The plumbing system is assumed to be in adequate condition.

Electrical Service: Electrical service is distributed through the property providing 480/277 volt, three-phase, four-wire service.

Elevators/Escalators: The property has three elevators, with each providing access to the nine office levels and basement. Each elevator is rated to 2,500 pound and 16 passenger capacity. The building representatives indicated that they were planning $390,000 in upgrades to the elevator mechanical systems.

Fire Protection: A fire sprinkler system exists on the property, but it is not determined if the entire building was covered.

Security: Security is provided by roving security personnel.

INTERIOR DETAIL

Layout: The subject property features rectangular floor plates with two corridors running along the long axis of each floor. The building is designed to capture views surrounding the site, including historic City Hall, other distinctive buildings, the mountain range to the north and Colorado Boulevard (the route for the Rose Parade). The design is considered efficient and the functionality is considered good.

Floor Covering: The tenant suite floor coverings typically consist of a mix of commercial-grade carpet, granite, marble, and/or tile flooring material.

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301 COLORADO IMPROVEMENTS DESCRIPTION 81

Walls: Walls generally consist of painted or textured gypsum drywall.

Ceilings: Ceilings are typically finished with suspended acoustical-tile ceiling systems or painted gypsum board.

Doors: Typical doors are generally solid core wood set in a metal framing system.

Lighting: Mix of fluorescent and/or recessed incandescent lighting.

Restrooms: Each floor has one men’s and one women’s restroom. Restroom improvements generally include ceramic tile floor and wainscot finishes, with metal stall partitions. The restrooms do not appear to comply with current ADA standards, with the exception of restrooms on the first and third floors.

SITE IMPROVEMENTS

Onsite Landscaping: The site is landscaped with a mixture of flowers, shrubbery, ground cover, and mature trees.

Other: The site improvements include curbing, signage, irrigated landscaped areas, street lighting and drainage.

PERSONAL PROPERTY

Personal property was excluded from our valuation.

SUMMARY

Condition: Average

Quality: Average

Property Rating: Average

The subject improvements are considered to be average quality for mid-rise buildings of this size. The improved site layout and floor plans appear functional.

Roof & Mechanical Inspections: We inspected the roof of the building but did not make a detailed inspection of the mechanical systems. The appraisers, however, are not qualified to render an opinion as to the adequacy or condition of these components. The client is urged to retain an expert in this field if detailed information is needed about the adequacy and condition of mechanical systems.

Actual Age: 46 years

Effective Age: 30 years

Expected Economic Life: 60 years

Remaining Economic Life: 30 years

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301 COLORADO IMPROVEMENTS DESCRIPTION 82

COMMENTS As discussed under Extraordinary Assumption 2, it is our understanding that many of the mechanical systems in the building are “original” from the 1964 construction date. The building’s systems may need some significant capital investment for upgrades and/or replacement. Prior to closing a sale or a loan involving the property it is very likely that a prudent buyer would retain a qualified firm to conduct an inspection of the property and identify items of deferred maintenance and code issues such as handicap/ADA requirements. Any identified costs would likely result in an adjustment to the purchase price/value of the property. We have not made any specific capital deductions, since there is no engineering or property survey available nor has any been conducted to our knowledge. We recommend the client have a survey of the building conducted prior to finalizing any decisions involving the property.

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301 COLORADO IMPROVEMENTS DESCRIPTION 83

AMERICANS WITH DISABILITIES ACT

The Americans with Disabilities Act (ADA) became effective January 26, 1992. We have not made, nor are we qualified by training to make, a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. Based on our limited knowledge of ADA regulations, it appears that the subject improvements do not comply with the provisions for barrier-free access.

It is possible that a compliance survey and a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the Act. If so, this fact could have a negative effect upon the value of the property. We reserve the right to amend this value conclusion should evidence of non-compliance become available.

HAZARDOUS SUBSTANCES

We are not aware of any potentially hazardous materials (such as formaldehyde foam insulation, asbestos insulation, radon gas emitting materials, or other potentially hazardous materials) which may have been used in the construction of the improvements. We did not observe any evidence of hazardous materials during our physical inspection of the subject site and improvements. However, we are not qualified to detect such materials and urge the client to employ an expert in the field to determine if such hazardous materials are thought to exist.

VALUATION & ADVISORY

301 COLORADO REAL PROPERTY TAXES AND ASSESSMENTS 84

REAL PROPERTY TAXES AND ASSESSMENTS

CURRENT PROPERTY TAXES

The subject property is located within the City of Pasadena, and the County of Los Angeles, in the State of California and is taxed by these governing bodies. Under the provisions of Article XIIIA of the California Tax and Revenue Code, properties are assessed on their market value as of March 1, 1975, the base year lien date. This value may be increased only two percent per year until the property is sold, substantial new construction occurs, or the property’s use changes significantly. In such cases, the property may be reassessed to its market value.

The 2010-11 fiscal year is the most recent year for which assessed valuation and property information is available. The current assessed value and taxes for the subject property are shown below.

Assessor’s Parcel Numbers: 5723-027-034 (office building) and 5723-027-035 (parking lot)

Tax Area: 7456

There are three categories of charges on a typical property tax bill: 1) general tax levy, 2) voted indebtedness, and 3) direct assessments.

The general tax levy (ad valorem) is based on one percent of the assessed value of land, improvements and fixtures. An assessment is only triggered when there is a transfer of ownership or a significant renovation, an ownership name change does not apply. The assessment is based on the property’s market value at the time of acquisition. Increases to assessed values are limited to an annual inflation factor of no more than two percent.

Voted indebtedness includes general obligation bonds that appear every year on the tax bill until the bonds are paid off (usually between 10 to 30 years). Any jurisdiction may levy a tax rate in excess of the general tax levy (1 percent) in order to produce revenues in an amount needed to make annual payments for the interest and principal on any bonded indebtedness, but must be voter approved. Voted indebtedness changes annually depending upon the principal and interest remaining on the existing bonds and any new bonds approved by voters.

Direct/special assessments are fixed charges, unlike the general tax levy (which can vary depending on the assessed value) and voted indebtedness (which can vary depending on the principal and interest on existing bonds and any new bonds). Examples of direct assessments can be weed removal, landscape, flood control, refuse, sewer, sidewalk repair, and/or lighting assessments.

The table below presents these categories of the subject property’s tax bill.

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301 COLORADO REAL PROPERTY TAXES AND ASSESSMENTS 85

301 Colorado

July 1, 2010 to June 30, 2011

Assessor Parcel Number	Tax Rate	5723-027-034	5723-027-035	Total Taxes
Assessed Value				
Land		$498,208	$467,070	$965,278
Improvements		$7,992,093	$1,406,699	$9,398,792
Total Assess Value		**$8,490,301**	**$1,873,769**	**$10,364,070**
General Tax Levy	**1.0%**	**$84,903**	**$18,738**	**$103,641**
Voted Indebtedness				
Metro Water Dist	0.003700%	$314	$69	$383
Community College	0.019864%	$1,687	$372	$2,059
Unified Schools	0.101949%	$8,656	$1,910	$10,566
Total Voted Indebtedness	**0.125513%**	**$10,656**	**$2,352**	**$13,008**
Direct Assessments				
Pasadena Library		$247	$247	$494
Flood Control		$287	$29	$317
County Park Dist.		$974	$204	$1,178
San Dist #16		$13,602	$0	$13,602
Storm Drain Use		$429	$587	$1,016
MWD Standby #9		$12	$12	$23
Trauma/Emerg Srv		$5,441	$0.00	$5,440.76
Total Direct Assessments		**$20,992**	**$1,079**	**$22,071**
TOTAL TAXES	**1.125513%**	**$116,551**	**$22,168**	**$138,720**

VALUATION & ADVISORY CUSHMAN & WAKEFIELD.

301 COLORADO REAL PROPERTY TAXES AND ASSESSMENTS 86

PROPERTY ASSESSMENT INFORMATION

5723-027-034 (office building) and

Assessor’s Parcel Number: 5723-027-035 (parking lot)

Assessing Authority: Los Angeles County

Current Tax Year: 2010/2011

ASSESSMENT INFORMATION

Assessed Value Totals

Land: $965,278

Improvements: $9,398,792

Total: $10,364,070

TAX LIABILITY

Total Tax Rate 1.125513%

General Tax Levy $116,649

Direct Assessments $22,071

Total Property Tax Liability $138,720

Building Area (SF) 128,000

Property Taxes per Square Foot $1.08

Compiled by Cushman & Wakefield Western, Inc.

As further discussed in the Income Approach section of this report, property taxes are based on the value conclusion in this appraisal and the current tax rate of 1.125513 percent and direct assessments. The direct assessments are fixed costs and are modeled in the cash flow analysis independently based on the current charge established above.

Total taxes for the property are $138,720, or $1.08 per square foot. According to the Los Angeles County Assessor’s office, taxes are current. If the property were sold it would be re-assessed to the Assessor’s opinion of market value which, in most cases, is the sale price. We assumed a reassessment of the property based on the value conclusion in this appraisal.

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301 COLORADO ZONING 87

ZONING

GENERAL INFORMATION

The subject property is currently zoned PD-31 (Planned Development) by the City of Pasadena, within Los Angeles County. A zoning map showing the subject’s location is shown below.

A summary of the subject’s zoning is provided below:

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301 COLORADO ZONING 88

ZONING

Municipality Governing Zoning: City of Pasadena

Current Zoning: PD-31

Current Use: Office Building - Mid Rise

Is current use permitted: Yes

Permitted Uses: Permitted uses within this district include: office, retail, and an entitled project called Montana I and II, as this is a specific

Planned Development zoning designation for this entitled

project.

Prohibited Uses: Prohibited uses within this district include: all other uses

ZONING REQUIREMENTS CODE

Minimum Lot Area: 2 acres for a PD

Maximum Building Height: 66 feet

Maximum Floor Area Ratio (FAR): 3:1 for the entire project district

Maximum Lot Coverage (% of lot area): 64.0%

Minimum Yard Setbacks

Union (feet): 10

Euclid (feet): None

Side (feet): None

Required On-Site Parking:

Spaces per 1,000 square feet: 1.5 per unit

Spaces per square foot:

4.0 per 1,000

Compiled by Cushman & Wakefield Western, Inc.

ZONING CONCLUSIONS

Based on our review of the applicable provisions of the City of Pasadena Zoning Code, and our examination of the subject improvements, it appears the subject property represents a legal non-conforming use, as it exceeds current height limits.

Detailed zoning studies are typically performed by a zoning or land use expert, including attorneys, land use planners, or architects. The depth of our study correlates directly with the scope of this assignment, and it considers all issues that have been discovered through our due diligence, and which are pertinent. We note that this appraisal is not intended to be a detailed determination of compliance, as that determination is beyond the scope of this real estate appraisal assignment, as agreed to with the client.

We know of no deed restrictions, private or public, that further limit the subject property’s use. The research required to determine whether or not such restrictions exist, however, is beyond the scope of this appraisal assignment. Deed restrictions are a legal matter and only a title examination by an attorney or Title Company can usually uncover such restrictive covenants. Thus, we recommend a title search to determine if any such restrictions do exist.

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301 COLORADO HIGHEST AND BEST USE 89

HIGHEST AND BEST USE

DEFINITION OF HIGHEST AND BEST USE

According to The Dictionary of Real Estate Appraisal, Fourth Edition (2002), a publication of the Appraisal Institute, the highest and best use is defined as: “The reasonably probable and legal use of vacant land or an improved property, which is physically possible, appropriately supported, financially feasible, and that results in the highest value. The four criteria the highest and best use must meet are legal permissibility, physical possibility, financial feasibility, and maximum profitability.” For the subject property, the highest and best use is typically the use, which is permitted by zoning, the specific plan, the general plan and/or any private deed restrictions.

The determination of highest and best use includes an analysis of the subject property as vacant. The definition of the as vacant analysis is as follows: “Highest and Best Use of land or a site as vacant – Among all reasonable, alternative uses, the use that yields the highest present land value, after payments are made for labor, capital, and coordination. The use of a property is based on the assumption that the parcel of land is vacant or can be made vacant by demolishing any improvements.” (Ibid., Page 171).

HIGHEST AND BEST USE CRITERIA

The highest and best use analysis generally involves consideration of the subject site under two scenarios: as though vacant land and as presently improved. The highest and best use of the underlying land may differ from that of the property as improved if the improvements do not constitute an appropriate use. The existing use, however, should be continued until the value of the land, less the cost to demolish the existing improvements, exceeds the value of the property as currently improved.

We have evaluated the site’s highest and best use both as currently improved and as if vacant. In both cases, the property’s highest and best use must meet four criteria. That use must be (1) legally permissible, (2) physically possible, (3) financially feasible, and (4) maximally productive.

LEGALLY PERMISSIBLE

According to the subject’s current zoning, the site may legally be improved with structures that accommodate office, retail, residential and general commercial uses. Aside from the site’s zoning and regulations, we are not aware of any legal restrictions that limit the potential uses of the subject.

PHYSICALLY POSSIBLE

The site’s size, soil, topography, etc. do not physically limit its use. The subject site is of adequate shape and size to accommodate a range of development types

FINANCIAL FEASIBILITY AND MAXIMAL PRODUCTIVITY

After analyzing the physically possible and legally permissible uses of the property, the highest and best use must be considered in light of financial feasibility and maximum productivity. For a potential use to be seriously considered, it must have the potential to provide a sufficient return to attract investment capital over alternative

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301 COLORADO HIGHEST AND BEST USE 90

forms of investment. A positive net income or acceptable rate of return would indicate that a use is financially feasible.

HIGHEST AND BEST USE OF SITE AS THOUGH VACANT

The subject office parcel is zoned PD-31 by the City of Pasadena, as discussed under the prior Zoning section. The subject office and parking use is permitted under the current zoning, although the subject exceeds the current height limitations. The Tri-city market in which the subject is located is currently experiencing the highest vacancy rates in approximately 20 years, and new office development is not economically feasible. We concluded the highest and best use for the subject as if vacant is to hold the property vacant until market conditions support new development (office) on the property.

HIGHEST AND BEST USE OF PROPERTY AS IMPROVED

According to the Dictionary of Real Estate Appraisal, highest and best use of the property as improved is defined as: The use that should be made of a property as it exists. An existing property should be renovated or retained as is so long as it continues to contribute to the total market value of the property, or until the return from a new improvement would more than offset the cost of demolishing the existing building and constructing a new one.

It is our opinion that the existing building adds considerable value to the site as if currently vacant, and the existing leases encumbering the subject property would dictate a continuation of the current use. Therefore, it is our opinion that the Highest and Best Use of the subject property as improved is as its current use.

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CUSHMAN & WAKEFIELD®

301 COLORADO VALUATION PROCESS 91

VALUATION PROCESS

METHODOLOGY

There are three generally accepted approaches available in developing an opinion of value: the Cost, Sales Comparison and Income Capitalization approaches. We have considered each in this appraisal to develop an opinion of the market value of the subject property. In appraisal practice, an approach to value is included or eliminated based on its applicability to the property type being valued and the quality of information available. The reliability of each approach is dependent upon the availability and comparability of the market data uncovered as well as the motivation and thinking of purchasers in the market for a property such as the subject. Each approach is discussed below, and applicability to the subject property is briefly addressed in the following summary.

Land Value

Developing an opinion of land value is typically accomplished via the Sales Comparison Approach by analyzing recent sales transactions of sites of comparable zoning and utility adjusted for differences which exist between the comparables and the subject. Valuation is typically accomplished using a unit of comparison such as price per square foot of land, price per acre, price per unit, or price per square foot of potential building area. Adjustments are applied to the unit of comparison from an analysis of comparable sales, and the adjusted unit of comparison is then used to derive a value for the subject site.

Cost Approach

The Cost Approach is based upon the proposition that an informed purchaser would pay no more for the subject than the cost to produce a substitute property with equivalent utility. This approach is particularly applicable when the property being appraised involves relatively new improvements which represent the highest and best use of the land; or when relatively unique or specialized improvements are located on the site, for which there exist few improved sales or leases of comparable properties.

In the Cost Approach, the appraiser forms an opinion of the cost of all improvements, depreciating them to reflect any value loss from physical, functional and external causes. Land value, entrepreneurial profit and depreciated improvement costs are then added resulting in a value estimate for the subject property.

Sales Comparison Approach

The Sales Comparison Approach utilizes sales of comparable properties, adjusted for differences, to indicate a value for the subject property. Valuation is typically accomplished using a unit of comparison such as price per square foot of building area, effective gross income multiplier or net income multiplier. Adjustments are applied to the unit of comparison from an analysis of comparable sales, and the adjusted unit of comparison is then used to derive a value for the subject property.

Income Capitalization Approach

This approach first determines the income-producing capacity of a property by utilizing contract rents on leases in place and by estimating market rent from rental activity at competing properties. Deductions then are made for vacancy and collection loss and operating expenses. The resulting net operating income is capitalized at an overall capitalization rate to derive an opinion of value. The capitalization rate represents the relationship between net operating income and value.

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301 COLORADO VALUATION PROCESS 92

Related to the Direct Capitalization Method is the Discounted Cash Flow Method. In this method, periodic cash flows (which consist of net operating income less capital costs) and a reversionary value are developed and discounted to a present value using an internal rate of return that is determined by analyzing current investor yield requirements for similar investments.

The reliability of the Income Capitalization Approach depends upon whether investors actively purchase the subject property type for income potential, as well as the quality and quantity of available income and expense data from comparable investments.

SUMMARY

This appraisal employs the Sales Comparison Approach and the Income Capitalization Approach. Based on our analysis and knowledge of the subject property type and relevant investor profiles, it is our opinion that the Sales and Income Approaches are the most relevant. New construction is not economically feasible in the current environment as market rents in the Pasadena submarket would not support the development of a major office or commercial building. In addition, estimating depreciation for a property of the subject’s age (built in 1964) will not result in a reliable indication. We have accordingly not included a Cost Approach.

The valuation process is concluded by analyzing each approach to value used in the appraisal. When more than one approach is used, each approach is judged based on its applicability, reliability, and the quantity and quality of its data. A final value opinion is chosen that either corresponds to one of the approaches to value, or is a correlation of all the approaches used in the appraisal.

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301 COLORADO SALES COMPARISON APPROACH 93

SALES COMPARISON APPROACH

METHODOLOGY

In the Sales Comparison Approach, we estimated the value of the subject by comparing it with similar, recently sold properties in the surrounding or competing area. Inherent in this approach is the principle of substitution, which holds that when a property is replaceable in the market, its value tends to be set at the cost of acquiring an equally desirable substitute property, assuming that no costly delay is encountered in making the substitution.

By analyzing sales that qualify as arms-length transactions between willing and knowledgeable buyers and sellers, we can identify value and price trends. The properties must be comparable to the subject in physical, locational, and economic characteristics. The basic steps of this approach are:

1. Research recent, relevant property sales and current offerings throughout the competitive area;

2. Select and analyze those properties considered most similar to the subject, giving consideration to the time of sale, any change in economic conditions which may have occurred since the date of sale, and other physical, functional or locational factors;

3. Reducing the sales price to common units of comparison, such as price per square foot of building area;

4. Make appropriate adjustments between the comparable properties and the property appraised;

5. Identify sales which include favorable financing and calculate the cash equivalent price;

6. Interpret the adjusted sales data and draw a logical value conclusion.

The most widely used and market-oriented units of comparison for office buildings are the sales price per square foot of building area. All comparable sales have been analyzed on this basis. The subject consists of an average Class B office building located in the Pasadena submarket, within the larger Los Angeles North market area. As of the date of value, the subject is 95.6 percent leased.

There has been fairly limited recent investment activity involving office properties of comparable size, location and occupancy.

Interviews with investment brokers and investors indicates that the capital markets are improving over the last few months, and there is an increased “appetite” for real estate investment. There is a scarcity of quality product on the market, however, and brokers are reporting there is an increase in bids, more “aggressive pricing”, and lower returns in comparison to approximately October, 2009. We note that lenders appear to also be more “aggressive” than during the period from October 2008 (or “post Lehman”) to October, 2009, with interest rates for commercial properties declining and LTV’s increasing. This activity does not appear to be “across the board”, however, and well-leased, well located commercial properties (industrial, apartments and office) are more in favor. The subject would be rated in this category. The market appears to be experiencing the end of the severe downturn in pricing that resulted from the recession and the initial phases of a more “liquid” marketplace. The current investment market shows signs of being “capital-driven” in advance of improvement in the underlying fundamentals (employment growth, absorption and rental growth).

VALUATION & ADVISORY CUSHMAN & WAKEFIELD®

301 COLORADO SALES COMPARISON APPROACH 94

We included a cross section of investment activity involving office properties in the subject’s directly competitive Tri-cities market, as well as sales involving “second tier” office buildings in Los Angeles County markets. The data we considered is summarized on the accompanying exhibits, and discussed in detail below.

VALUATION & ADVISORY CUSHMAN & WAKEFIELD®

301 COLORADO
SALES COMPARISON APPROACH 95

Summary of Comparable Office Building Investment Activity

Item No.	Property Name / Location	Date of Sale	Improvements Year Built	No. of Stories	Rentable Area (SF)	Occ. @ Sale	Sales Price Total	$ per SF	OAR	NOI per SF
I-1	**Grand Avenue Courtyard** 1960 E. Grand Avenue El Segundo, CA	Sep-10	1987	12	255,063	87%	$50,650,000	$198.58	7.3% (in-place)	$14.43
I-2	**117 E. Colorado Blvd.** Pasadena, CA	Oct-10	1904	6	81,194	93%	$25,379,014 Allocated	$312.57	N/A	N/A
I-3	**Sherman Plaza** 15350-15400 Sherman Way Van Nuys, CA	Oct-10 Contract	1983/ 1988	4 5	273,618 (total)	94%	$50,000,000	$182.74	8.2%	$14.98
I-4	**5959 Topanga Canyon** Woodland Hills, CA	Aug-09	1981	3	61,087	93%	$11,900,000	$194.80	8.7%	$16.95
I-5	**Buena Vista Plaza** 2411 W. Olive Ave. Burbank, CA	Nov-09 Current Marketing/ Failed Contract	1991	7	115,130	100%	$33,750,000 Mid-Point Asking	$293.15	7.6% At asking 9.3% Failed contract	$22.40
I-6	**2 North Lake** 2 North Lake Ave. Pasadena, CA	Sep-09	1985	11	225,572 (3 Bldgs)	89%	$52,000,000	$230.53	8.0% (in-place)	$18.44
	TOTALS	**Hi**	**1991**	**12**	**273,618**	**100%**	**$52,000,000**	**$312.57**	**8.7%**	**$22.40**
		Low	**1904**	**3**	**61,087**	**87%**	**$11,900,000**	**$182.74**	**7.3%**	**$14.43**
		Average	**1970**	**8**	**168,611**	**93%**	**$37,279,836**	**$219.96**	**8.0%**	**$17.44**
Subject	**301 E. Colorado Boulevard** Pasadena, CA	--	**1964**	**9**	**117,336**	**96%**	--	--	--	**$16.99** Year 1

VALUATION & ADVISORY
CUSHMAN & WAKEFIELD.

301 COLORADO SALES COMPARISON APPROACH 96

COMPARABLE OFFICE BUILDING INVESTMENT ACTIVITY MAP

VALUATION & ADVISORY CUSHMAN & WAKEFIELD®

301 COLORADO SALES COMPARISON APPROACH 97

Item I-1 consists of the September 2010 sale of Grand Avenue Courtyard, a 12-story Class A office building located in the Los Angeles South market area. The building has a street address of 1960 East Grand Avenue in the City of El Segundo, positioned along the south side of Grand Avenue, west of Continental Boulevard and east of Sepulveda Boulevard. The property is comprised of 255,063 square feet situated on a 5.38-acre pad resulting in a FAR of about 1.1:1. The project includes 976 spaces in surface and structured parking for an overall ratio of approximately 3.8 spaces per 1,000 rentable square feet. Amenities at the property include a café and a fitness center.

The asset was marketed for sale by Tishman Properties, and sold to TA Associates for $50.65 million, or approximately $199 per-square-foot. The overall capitalization rate at this pricing based on $14.43 per-square-foot in “in place” NOI and 87 percent occupancy is about 7.3 percent. Major tenants in the building include Saatchi & Saatchi North America (76,633 SF), Epson Electronics America, Inc. (14,106 SF), and Air New Zealand (13,893 SF). The asset will experience cumulative rollover exposure of 30.4 percent through year-end 2012 and 32.6 percent exposure during 2014.

Item I-2 consists of the October 2010 sale of 117 E. Colorado Boulevard, a 6-story Class B office building located in the Old Town district of Pasadena. The building was originally constructed in 1904 and has a historical designation. The property is comprised of 81,194 square feet situated on a 0.3-acre parcel resulting in a FAR of about 5.55:1. The project includes 246 spaces in a parking garage for an overall ratio of approximately 2.9 spaces per 1,000 rentable square feet. The office building has a prominent location at the corner of Colorado Boulevard and Arroyo Parkway, about one-quarter mile west of the subject.

The asset was sold by Parson Corporation, along with its companion building, 50 N. Raymond Avenue, a 2,806 square foot retail building, in an off-market transaction. Both properties were sold to Urdang, a Pennsylvania based pension fund advisor for $26.3 million, or approximately $313.10 per-square-foot. The allocated pricing to the office building was reported as $25,379,014, or $312.57 per-square-foot. The occupancy was reported as 93 percent, but no capitalization information was disclosed.

Item I-3 summarizes the current contract of the office development commonly identified as Sherman Plaza located in the City of Van Nuys, just north of Sherman Oaks. The project is situated just east of Interstate 405, the primary north-south freeway artery for the valley and west Los Angeles, and just west of Sepulveda Boulevard, the primary north-south surface road through the central portion of the San Fernando Valley. The office project consists of two buildings totaling 273,618 square feet, with an aggregate occupancy level of approximately 94 percent. The buildings were developed in 1983 and 1988. Parking for the property is provided in surface parking surrounding the two buildings at a parking ratio 3.5 spaces per 1,000 rentable square feet.

The asset is current under contract to a local investor for $50,000,000 or approximately $183 per-square-foot. The overall capitalization rate at this pricing is about 8.2% based on 94 percent occupancy and NOI at time of sale. The property was marketed (and under contract) with an assumable loan having an interest rate of 5.945 percent. The note is for 10 years while the amortization period is 30 years, with the principal payment beginning August 1, 2011.

Item I-4 is the August 2009 sale of a three-story average quality office building located in the Warner Center submarket of Woodland Hills. The building has a street address of 5959 Topanga Canyon Boulevard. The property contains 61,087 rentable square feet of office space, and has a parking ratio of 3.4/1,000 SF. The building was approximately 93 percent occupied at time of sale.

The asset was previously marketed at an asking price of $15,250,000, or about $250 per-square-foot. The reported sales price was approximately $11,900,000, or $195 per-square-foot. The “in place” capitalization rate at this pricing is 8.7 percent. There is $9.4 million in assumable financing at a 5.74 percent interest rate. The broker

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301 COLORADO SALES COMPARISON APPROACH 98

indicated the sale would have been much more difficult to complete if there was not assumable debt. This property is somewhat similar in terms of quality. The subject has a lower occupancy level, however, and this property also sold with favorable, assumable debt.

Item I-5 is the ongoing marketing effort and reported prior contract price for Buena Vista Plaza, a seven-story office building located in the City of Burbank, CA. The property was developed in 1991 and later renovated in 2004. The building is situated on the northeast corner of West Olive Avenue and Buena Vista Street and has a street address of 2411 West Olive Avenue. The building contains 115,130 square feet and is 100 percent leased to the Walt Disney Company (Disney) with three staggered lease expirations (December of 2010, 2013, and 2014). Disney has fully occupied the property since the project’s completion date of 1991. Parking for the property is provided in 397 spaces within a four-level subterranean parking structure for a parking ratio of about 3.5 per 1,000.

This marketing effort resulted in 12 initial offers for purchase including a final round of offers with five institutional and pension fund buyers. The ownership selected an institutional buyer at a contract price of approximately $32 million, or about $278 per-square-foot. The overall capitalization rate at $32 million is approximately 9.3 percent based on proforma income at 100 percent occupancy by Disney (and ignoring the near-term expiration of one of the Disney leases). The relatively high capitalization rate reflects the greater risk inherent in the near-term rollover exposure for the property. As noted above the Disney occupancy has “staggered” lease expirations beginning year-end 2010 (32,894 square feet expiring), with the rest of the Disney leases expiring at year-end 2013 (32,894 square feet) and year-end 2014 (49,342 square feet). The lease rates currently range from $34.80 to $39.55 per-square-foot annually, FSG.

The asset has been offered for sale with assumable financing. The assumable note consists of a $22 million loan at an interest rate of 5.324 percent, interest only through July 2010, then amortizing on a 30-year schedule. The maturity date is August 1, 2015.

It is our understanding the contracted sale did not move forward and ownership has negotiated a lease extension for the component of the Disney lease with the 12/2010 expiration (floors one and two) and there is a pending agreement (but not executed lease). The lease extension is for five years at an initial rent of $0.90 per-square-foot monthly for the first year (incorporates free rent), increasing to $3.05 during the second year, with increases each year subsequently. With the extension of the near-term Disney lease, ownership is now targeting a price of $33.5 to $34.0 million, or about $293 per-square-foot based on the mid-point of this range. The first-year capitalization rate at this pricing is 7.6 percent, with the return on NOI increasing to 9.6 percent by year three. The subsequent Disney leases begin to expire in year two, however, so the income and occupancy is not considered particularly stable. The near-term expiration of the building’s only tenant is problematic and impacts risk and pricing.

Item I-6 is the September 2009 sale involving a Class A office building and an adjacent historic office building as well as a small commercial building located at the prime intersection of Lake Avenue and Colorado Boulevard in Pasadena. The property is known by the address of the 11-story office tower, Two North Lake. The adjacent historic Lieberg building is three stories in height. The pertinent property characteristics are as follows:

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301 COLORADO SALES COMPARISON APPROACH 99

Component	Rentable Square Feet	Year Built	No. of Stories
2 North Lake	203,911	1985	11
Alex Building (902 Boston Court)	1,324	1992	1
Leiberg (911 E Colorado)	20,337	1926	3
Total:	225,572		

The property also includes a nine-level parking structure with 669 spaces.

The property was approximately 89 percent leased to multiple tenants including Bank of America (20,124 SF expiring 4/2015) TIAA-CREF (9,086 SF expiring 2/2011), Allstate Insurance (10,986 SF expiring 4/2010), and PNC Bank (13,117 SF expiring 9/2010). The majority of the tenants have fairly "modest" credit. The property has fairly extensive near-term rollover, with 46 percent of the property expiring in the first three years. The property was marketed for sale and was "under contract" at $53.5 million, but the buyer "re-traded" the price to $52.0 million prior to close.

Although the originally anticipated pricing was in excess of $60 million, the leasing and investment markets deteriorated over the course of the marketing period, and the buyer (offshore) purchased the property for $52,000,000, or approximately $231 per-square-foot. The overall cap rate at this pricing is approximately 8.0 percent based on adjusted taxes and 89 percent occupancy.

Analysis and Conclusions

Summary of the Data

The data included four closed sales, a current contract, and a failed contract/marketing effort. The properties range in size from 61,087 square feet to 273,618 square feet, which brackets the subject's rentable area of 117,336 square feet. The subject property is situated in the Pasadena submarket within the larger Los Angeles North/Tri-Cities market area. The comparable properties are located in the markets of Los Angeles North (items I-2 through I-6), and South Bay Los Angeles (item I-1).

The per-square-foot prices (rounded) range from $183 to $313, with an average of $220 per-square-foot. The low end of the range corresponds to the current contract of a good quality property located in an inferior location (Item I-3). The upper end of the range corresponds to the sale of an historic property within Old Town Pasadena (I-2). The occupancy levels at sale range from 87 percent to fully leased, which compares with the subject occupancy level of 96 percent. The properties were developed during the period from 1904 to 1991, which brackets the subject's completion date of 1964.

The overall rate indications for the data were in a range from 7.3 percent to 8.7 percent, with an average capitalization rate of approximately 8.0 percent.

Buyer Profile and Investment Indications

The chart below summarizes the category of investor and the overall capitalization rates derived from each of the transactions. The buyers include offshore and institutional investors and REIT/fund advisors.

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301 COLORADO SALES COMPARISON APPROACH 100

Investment Criteria
Improved Sales Data

Item No.	Property/Market Location	Date of Activity	Rounded Price $ per SF	Buyer Profile / Investment Indications
I-1	Grand Avenue Courtyard 1960 E. Grand Avenue El Segundo, CA	Sep-10	$199	Institutional investor (TA Realty) 7.3% OAR @ 87% Occupancy Tishman - Seller
I-2	117 E. Colorado Blvd. Pasadena, CA	Oct-10	$313	Fund manager - Urdang N/A OAR @ 93% occupancy
I-3	Sherman Plaza 15350-15400 Sherman Way Van Nuys, CA	Oct-10 Contract	$183	Local Investor 8.2% OAR @ 94% Occupancy
I-4	5959 Topanga Canyon Woodland Hills, CA	Aug-09	$195	Investor 8.7% OAR @ 93% Occupancy Assumable Financing
I-5	Buena Vista Plaza 2411 W. Olive Ave. Burbank, CA	Nov-09 Current Marketing/ Failed Contract	$293	Institutional Investor (failed contract) 9.3% OAR at prior lease terms; Current marketing 7.6% OAR @ 100% Occupancy at new lease
I-6	2 North Lake 2 North Lake Ave. Pasadena, CA	Sep-09	$231	Offshore investor 8.0% OAR @ 89% Occupancy

Adjustment Considerations

The chart on a subsequent page summarizes the adjustments we estimated for the comparable data relative to the subject property. The adjustments we considered are summarized on the accompanying exhibit and discussed below.

Status/Conditions of Sale – Five of the data items involved closed sales and four were widely marketed, which require no adjustment for status. Item I-5 is a failed contract, and the seller is "redoing" the lease which expires in the near term. We estimated a 5 percent negative adjustment for status for this item.

Financing – Buena Vista Plaza (Item I-5) is being marketed with assumable financing. The assumable note consists of a $22 million loan at an interest rate of 5.324 percent, interest only through July 2010, then amortizing on a 30-year schedule. Item I-4 was sold with existing assumable financing and Item I-3 was marketed (and under contract) with an assumable loan with an interest rate of 5.945 percent. The note is for 10 years while the amortization period is 30 years, with the principal payment beginning August 1, 2011. The impact of assumable financing is attributable to both the existence of the note as well as the specific terms, and assumable financing in the current market can enhance the "liquidity" of the property. We estimated a 5.0 percent negative adjustment to consider the assumable debt.

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301 COLORADO SALES COMPARISON APPROACH 101

Market Conditions – During 2008 and the first three quarters of 2009, loan-to-value ratios decreased, the cost of debt increased, and debt coverage ratios increased. The result was a decrease in the number of transactions and a decline in pricing. Virtually all investment sales professionals and acquisition personnel report that, depending upon the caliber, location, and leasing profile of an office asset, values have in general declined from 25 to 40 percent in the Los Angeles market over approximately the past three years. It is evident that relative to the deal volume during 2005 to early 2007, transaction volume has declined substantially, capitalization rates have moved upward (although there are fewer closed transactions from which to quantify that movement), and overall pricing declines are in effect. We note that over the course of 2010 the downward trend appears to have abated and reversed as capital markets have “loosened”. Investors are reporting increasing interest in acquiring well-leased properties in top tier locations. In light of the dynamic, changing market conditions we focused our analysis on the most recent data available data. We applied modest upward increases to data which occurred prior to 4th quarter, 2009.

Occupancy and Rollover Profile - The investment market evaluates an asset of this category based on the current income level, the near-term opportunity to increase cash flow with new leasing at potentially higher rents, and the risk inherent in maintaining current income levels as tenant leases expire. The anticipated costs and risk associated with new and renewal leasing, including costs for tenant improvements, leasing commissions and vacancy loss, may impact the cash flow and property value. If the current contract rental levels are either substantially above or below the buyer’s estimate of market rent, the lease expiration schedule can represent either an erosion of the cash flow, or upside in comparison to current rental income.

We quantified an appropriate adjustment for occupancy for each of the data items based on the difference in occupancy between the subject and the data, with the percentage difference applied to tenant improvements and commissions which are appropriate for vacant space. We also included a deduction of an average of 12 months rent for each square-foot difference (based on percentage) to consider lost rental during lease-up. We also applied a 20 percent “risk” premium to the difference in occupancy to consider profit as well as a component of risk. The adjustments are summarized on the accompanying exhibit, and were applied to the subtotal indications of adjusted prices, as shown on the subsequent adjustment chart.

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301 E. Colorado

Occupancy Adjustment Subject I-1 I-2 I-3 I-4 I-5 I-6

Building Occupancy at Sale 96% 87% 93% 94% 93% 100% 89%

Differential Occupancy --- -9% -3% -2% -3% 4% -7%

Tenant Improvements/Adj PSF $10.00 $1 $0 $0 $0 ($0) $1

Leasing Commissions/Adj PSF $8.10 $1 $0 $0 $0 ($0) $1

Lost Rent $27.00 $2 $1 $0 $1 ($1) $2

Sub-Total Adjustment --- $4 $1 $1 $1 ($2) $3

Risk Premium 20% $1 $0 $0 $0 ($0) $1

Total Adjustment --- $5 $1 $1 $1 ($2) $4

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ADDITIONAL ADJUSTMENT CONSIDERATIONS

We estimated qualitative adjustments (superior, inferior, similar) as shown on the subsequent chart.

Location and Environs – The comparable data are located in the subject’s Tri-Cities market area (I-2, I-5 and I-6), as well as the South Bay market area (I-1), central San Fernando Valley (I-3) and west San Fernando Valley (I-4). Investors in these markets are also interested in the subject’s market and a property of the subject’s leasing profile and quality. The subject location is most similar to I-2, I-5 and I-6, superior to I-1, I-3, and I-4, and inferior in terms of specific location to I-2. We estimated quantitative adjustments for the data based primarily on achievable rental rates in the relevant markets, as shown on the accompanying exhibit.

Improvement Quality, Age, and Condition – The subject was developed in 1964. The comparable properties were constructed during the period from 1904 through 1991, which brackets the subject’s date of development. We estimated adjustments as shown on the exhibit based on our analysis of the quality and condition (including age and number of stories) of the comparable data.

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301 COLORADO SALES COMPARISON APPROACH 104

Summary of Adjustments

Improved Office Building Sales Activity

Item No. Property/Market Location Date of Activity Rounded Price $ per SF Status/Condition of Sale Financing Time & Market Conditions Subtotal Adjusted Price Other Adjustments Location/Environs Quality/Condition Subtotal Occupancy Adjustment Cumulative Adjusted Price $ per SF

I-1 Grand Avenue Courtyard 1960 E. Grand Avenue El Segundo, CA Sep-10 $199 0% 0% 0% $199 20% -15% $209 $5 $214

I-2 117 E. Colorado Blvd. Pasadena, CA Oct-10 $313 0% 0% 0% $313 -15% 15% $313 $1 $314

I-3 Sherman Plaza 15350-15400 Sherman Way Van Nuys, CA Oct-10 Contract $183 0% -5% 0% $174 25% -20% $182 $1 $183

I-4 5959 Topanga Canyon Woodland Hills, CA Aug-09 $195 0% -5% 15% $213 25% 0% $266 $1 $267

I-5 Buena Vista Plaza 2411 W. Olive Ave. Current Burbank, CA Nov-09 Marketing/ Failed Contract $293 -5% -5% 10% $291 0% -20% $233 -$2 $231

I-6 2 North Lake 2 North Lake Ave. Pasadena, CA Sep-09 $231 0% 0% 15% $265 0% -20% $212 $4 $216

Average $235 $242 $236 $237

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301 COLORADO SALES COMPARISON APPROACH 105

OCCUPANCY AND NET OPERATING INCOME PER-SQUARE-FOOT

The summary chart includes a column showing the first-year “as is” net operating income per-square-foot for the comparable data and the subject property. Since the income-generating potential for an office property has a direct relationship to the value of the asset, a comparison of the net income on a per-square-foot basis and the corresponding price paid per-square-foot is particularly relevant for this category of asset.

As shown in the previous summary chart, the subject’s projected first year net operating income is $16.99 per-square-foot during the first year. The comparable data have NOI ranging from $14.43 to $22.40 per-square-foot. The subject NOI figure of $16.99 is near the middle of the range for the comparable data. The following chart summarizes, in ascending order to net income per-square-foot, the data with the corresponding time-adjusted per-square-foot pricing. The data typically demonstrates a pattern of increasing prices in somewhat proportion to the increase in NOI levels. We considered this chart in the value conclusion by Sales Comparison.

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301 COLORADO SALES COMPARISON APPROACH 106

Investment Criteria

NOI Per Square Foot

Item No. NOI per SF NOI per SF Occupancy Time-Adjusted Rounded Price $ per SF

I-1 Grand Avenue Courtyard 1960 E. Grand Avenue El Segundo, CA $14.43 87% $199

I-3 Sherman Plaza 15350-15400 Sherman Way Van Nuys, CA $14.98 94% $174

I-4 5959 Topanga Canyon Woodland Hills, CA $16.95 93% $213

Subject 301 E. Colorado Boulevard Pasadena, CA $16.99 In Place 96% x

I-6 2 North Lake 2 North Lake Ave. Pasadena, CA $18.44 89% $265

I-5 Buena Vista Plaza 2411 W. Olive Ave. Burbank, CA $22.40 100% $291

I-2 117 E. Colorado Blvd. Pasadena, CA N/A 93% $313

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CONCLUSIONS

The per-square-foot pricing for an office building depends upon a number of factors, including the following:

1) The specific submarket location and the characteristics of the market;

2) The quality of the project in terms of construction and design;

3) The occupancy level at sale and the quality of the tenant base;

4) The relationship of contract rents at sale and the underlying credit of the leases if rents are over-market;

5) The rollover pattern for the existing tenant base and the anticipated costs and risks associated with lease expirations

6) The total net income on a per-square-foot basis, including consideration of parking and other sources contributing the income profile of the building.

The accompanying exhibit summarizes the adjustments we estimated to the comparable data. The per-square-foot indications range from $183 to $314, with an average of $237 per-square-foot. The low end of the range corresponds to a good quality property in an inferior location (I-3). The high end of the range corresponds to the allocated pricing for an historic Old Town property with a substantial retail component (I-2). The most similar property is I-6, with an adjusted price of $216 per-square-foot, and the data supports a conclusion generally in this range. We considered the data and the adjustments, and estimated a per-square-foot value of approximately $220 per-square-foot for the subject by Sales Comparison:

117,336 RSF x $220 PSF = $25,813,920

Rounded As-Is value by Sales Approach: $25,800,000

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301 COLORADO INCOME CAPITALIZATION APPROACH 108

INCOME CAPITALIZATION APPROACH

METHODOLOGY

The Income Capitalization Approach is a method of converting the anticipated economic benefits of owning property into a value through the capitalization process. The principle of “anticipation” underlies this approach in that investors recognize the relationship between an asset’s income and its value. In order to value the anticipated economic benefits of a particular property, potential income and expenses must be projected, and the most appropriate capitalization method must be selected.

The two most common methods of converting net income into value are Direct Capitalization and Discounted Cash Flow. In direct capitalization, net operating income is divided by an overall capitalization rate to indicate an opinion of market value. In the discounted cash flow method, anticipated future cash flows and a reversionary value are discounted to an opinion of net present value at a chosen yield rate (internal rate of return).

In our opinion both the direct capitalization and the discounted cash flow methods are appropriate for estimating the value of the subject property. We accordingly have used both methods within the Income Approach.

POTENTIAL GROSS INCOME

As discussed under Extraordinary Assumptions, the subject property has been managed and leased for many years by personnel employed by entities related to the ownership. A rent roll, leases, and the accounting records for the property were provided for our review. Based on our review of these available materials and conversations with the management, we concluded the rentable areas for the tenants and the building provided on the rent roll and/or in the leases may not represent the actual rentable area using typical measurement standards applied by other landlords and their tenants in this marketplace. The “norm” for calculating rentable areas are set forth in standards identified by “BOMA”, which typically include (generically) the area within the building walls, excluding floor penetrations (such as stairwells and elevators). The rentable area for a particular tenant’s suite will consist of the actual area inside the suite plus an allocation (“load factor”) of the building’s common areas, including lobbies, corridors and restrooms (this is a simplistic characterization and there are exceptions and additional permissible add-ons). Based on our review of available information, the rent roll provided for our review may not represent measurements consistent with the “market”.

We have relied on the areas set forth in the subject rent roll as the basis for the rentable area utilized in this appraisal. Since rentable square feet is the typical “metric” used to compare and to value office properties both on a rental and a sales comparison basis, any significant differences in the area utilized for the subject and the actual rentable area based on BOMA standards will have a corresponding impact on the value conclusion for the property. We recommend the client retain a qualified firm to measure and calculate the rentable areas for the subject prior to finalizing any decisions involving this asset.

Occupancy Profile

We reviewed tenant leases and a rent roll provided by the property management covering the terms of the leases for the subject tenants. The tenant exhibits on the accompanying pages were prepared by Cushman & Wakefield from the information provided for our review. The exhibits include a rent roll, stacking plan, tenant overview, major tenant summary, and a lease expiration summary (“Rollover Chart”).

The subject, commonly identified as 301 Colorado, consists of a 9-story office building developed in 1964. Excluding storage space, the subject property contains 117,336 rentable square feet on an “as leased” basis.

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301 COLORADO INCOME CAPITALIZATION APPROACH 109

The property includes 3,140 square feet of storage space. As of the date of value, the subject property is 96 percent occupied. The total rentable areas are detailed in the table below.

RENTABLE AREAS (SF)

AS LEASED

Building Vacant Leased Total Occ %

301 E Colorado 5,168 112,168 117,336 95.6%

Total NRA (SF): 5,168 112,168 117,336 95.6%

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301 COLORADO
INCOME CAPITALIZATION APPROACH 110

Rent Roll

301 E. Colorado Blvd.

Pasadena, CA

		Rentable Area (SF)		Lease Date			Adjust	Monthly Rent		Annual Rent		%	
Suite	Tenant Name	Vacant	Occup.	Begin	End	Term	Date	Amt	$ / SF	Amt	$ / SF	Change	Comments
100	Citibank, N.A.		9,590	10/8/08	10/7/13	60		$37,258.00	$3.89	$447,096	$46.62	—	
							Annually	Annual CPI		Annual CPI			
200A	United Agencies, Inc.		9,781	3/1/10	2/28/15	60		$20,220.00	$2.07	$242,640	$24.81	—	Lease extension
205/ 323							3/1/11	Annual CPI		Annual CPI			
202	Vacant	935											
204	Fisher & Daroca		1,756		M-T-M			$4,220.00	$2.40	$50,640	$28.84	—	
209	Cornerstone Preferred Insurance		1,200	2/1/10	1/31/15	60		$2,640.00	$2.20	$31,680	$26.40	—	No increase until 3/11
							Mar-11	Annual CPI		Annual CPI			
210	Shelley & Graff		2,450		M-T-M			$6,873.00	$2.81	$82,476	$33.66	—	
300BC	Blue Chip Stamps		2,615	5/1/08	4/30/11	36		$3,944.00	$1.51	$47,328	$18.10	—	
							Mar-11	Annual CPI		Annual CPI			
304	Janette F. Cochran		490	12/1/08	11/30/11	36		$1,207.00	$2.46	$14,484	$29.56	—	
305	West Builders		1,954		M-T-M			$3,130.00	$1.60	$37,560	$19.22	—	
315	Ray T. McCullough		1,083		M-T-M			$2,764.00	$2.55	$33,168	$30.63	—	
320	Carter & Carlson		1,590	9/1/09	8/31/12	36		$4,129.00	$2.60	$49,548	$31.16	—	
							Mar-11	Annual CPI		Annual CPI			
325	Vacant	3,368											
400	Financial Network Investment Corp.		3,736	2/1/07	1/31/17	120		$9,760.00	$2.61	$117,120	$31.35	—	Abate mos 3rd, 6th, 9th, 62nd, 65th, & 68th.
							2/1/12	$10,087.20	$2.70	$121,046	$32.40	3.4%	No property tax increase during first five years.
													Option to terminate in 5th year w/ 6 mos notice.
407	Taylor Summers RRB & Torossian		2,943	5/1/10	4/30/15	60		$7,593.00	$2.58	$91,116	$30.96	—	
							Mar-11	Annual CPI		Annual CPI			
408	Fraser Associates		504		M-T-M			$1,286.00	$2.55	$15,432	$30.62	—	
426	5227 Tax System, Inc.		4,578	3/1/10	2/28/15	60		$11,767.00	$2.57	$141,204	$30.84	—	
							Mar-11	Annual CPI		Annual CPI			

VALUATION & ADVISORY

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301 COLORADO
INCOME CAPITALIZATION APPROACH 111

Rent Roll
301 E. Colorado Blvd.
Pasadena, CA

Suite	Tenant Name	Rentable Area (SF) Vacant	Rentable Area (SF) Occup.	Lease Date Begin	Lease Date End	Lease Date Term	Adjust Date	Monthly Rent Amt	Monthly Rent $ / SF	Annual Rent Amt	Annual Rent $ / SF	% Change	Comments
430	Laura L. Bushley & Associates		1,907	10/1/08	9/30/13	60	Oct-11	$4,698.00 Annual CPI	$2.46	$56,376 Annual CPI	$29.56	—	
500	Dupon Financial Group, Inc.		1,435	1/1/07	12/31/12	72	Mar-11	$3,448.00 Annual CPI	$2.40	$41,376 Annual CPI	$28.83	—	
501	Himalaya Capital		1,741	9/1/07	8/31/12	60	Mar-11	$4,532.00 Annual CPI	$2.60	$54,384 Annual CPI	$31.24	—	
514	Harmon & Hovanesian		3,610		M-T-M			$10,026.00	$2.78	$120,312	$33.33	—	
518	Edward J. DA Rin		934		M-T-M			$2,610.00	$2.79	$31,320	$33.53	—	
520	James Fullerton		635	6/1/08	5/31/13	60		$1,092.00	$1.72	$13,104	$20.64	—	No CPI increase thru lease 5/13
522	Winter & Lee		512	8/1/08	7/31/13	60	Mar-11	$1,419.00 Annual CPI	$2.77	$17,028 Annual CPI	$33.26	—	
524	Pasadena Bar Association		500	7/1/07	6/30/12	60		$866.00	$1.73	$10,392	$20.78	—	No CPI increase thru lease 6/12
526	Tyson & Ipswitch		954		M-T-M			$2,582.00	$2.71	$30,984	$32.48	—	
527	Sam Alibrando, Ph. D.		318		M-T-M			$909.00	$2.86	$10,908	$34.30	—	
528	Dr. Andrew Gore		930		M-T-M			$2,279.00	$2.45	$27,348	$29.41	—	
530	Patrick J. Thyne		586	7/1/07	6/30/12	60	Mar-11	$1,698.00 Annual CPI	$2.90	$20,376 Annual CPI	$34.77	—	
600	Moore & Associates		1,617	11/1/08	10/31/13	60	Mar-11	$3,844.00 Annual CPI	$2.38	$46,128 Annual CPI	$28.53	—	
610	Fisher & Makupson		1,915	4/1/10	3/31/13	36	Mar-11	$4,557.00 Annual CPI	$2.38	$54,684 Annual CPI	$28.56	—	
611	Broudy & Chavez		750	1/1/06	12/31/11	72	Mar-11	$1,949.00 Annual CPI	$2.60	$23,388 Annual CPI	$31.18	—	
612	Truitt & Company		497	4/1/08	3/31/11	36		$1,294.00	$2.60	$15,528	$31.24	—	

VALUATION & ADVISORY
CUSHMAN & WAKEFIELD.

301 COLORADO
INCOME CAPITALIZATION APPROACH 112

Rent Roll

301 E. Colorado Blvd.

Pasadena, CA

Suite	Tenant Name	Rentable Area (SF) Vacant	Rentable Area (SF) Occup.	Lease Date Begin	Lease Date End	Lease Date Term	Adjust Date	Monthly Rent Amt	Monthly Rent $ / SF	Annual Rent Amt	Annual Rent $ / SF	% Change	Comments
614	Torres & Brenner		2,190	6/1/10	5/31/13	36	Mar-11	$5,804.00 Annual CPI	$2.65	$69,648 Annual CPI	$31.80	—	
616	Martin Goldman		1,251		M-T-M			$3,375.00	$2.70	$40,500	$32.37	—	
618	Baronian Law Firm		770		M-T-M			$1,995.00	$2.59	$23,940	$31.09	—	
620	Luke McCarthy/ Gary Langendoen		820		M-T-M			$1,435.00	$1.75	$17,220	$21.00	—	Utilizing 820 sq sf of 1,130 sq ft.
624	Mark Ladesich		881		M-T-M			$2,247.00	$2.55	$26,964	$30.61	—	
626	Herzog & Owens		632		M-T-M			$1,642.00	$2.60	$19,704	$31.18	—	
628	Pasadena Psychiatric Medical		1,920		M-T-M			$6,326.00	$3.29	$75,912	$39.54	—	
700	Palermo, B, C & P		3,756	2/1/10	1/31/15	60	Mar-11	$9,394.00 Annual CPI	$2.50	$112,728 Annual CPI	$30.01	—	Prop. 13 protection. Lease shows current rent is $114,396 per year ($9,533/ monthly)
705	Venturelli, Cary & Co.		1,537	11/1/07	10/31/12	60	Mar-11	$3,970.00 Annual CPI	$2.58	$47,640 Annual CPI	$31.00	—	
706	Lisa Kiriakidis		680	2/1/06	1/31/11	60		$1,560.00	$2.29	$18,720	$27.53	—	
707	Vacant	865											
709	B Daniel Lynch		675	11/1/09	10/31/12	36	Mar-11	$1,723.00 Annual CPI	$2.55	$20,676 Annual CPI	$30.63	—	
711	Law Office of Craig D. Lucas		1,435	11/1/10	10/31/13	36	Mar-11	$3,588.00 Annual CPI	$2.50	$43,056 Annual CPI	$30.00	—	Sq footage doesn't include 49 sf taken from #709 - apply to new tenants after Craig Lucas (10/2010)
714	Jeff Marderosian		666	6/1/10	5/31/13	36	Mar-11	$1,441.00 Annual CPI	$2.16	$17,292 Annual CPI	$25.96	—	

VALUATION & ADVISORY
CUSHMAN & WAKEFIELD.

301 COLORADO INCOME CAPITALIZATION APPROACH 113

Rent Roll

301 E. Colorado Blvd.

Pasadena, CA

Rentable Area (SF) Lease Date Monthly Rent Annual Rent

Suite Tenant Name Vacant Occup. Begin End Term Adjust Date Amt $ / SF Amt $ / SF % Change Comments

716 William R. Burkitt 981 4/1/07 3/31/12 60 $2,702.00 $2.75 $32,424 $33.05 ---

Mar-11 Annual CPI Annual CPI

720 Flaherty & Crumrine 3,072 1/1/09 12/31/11 36 $8,355.00 $2.72 $100,260 $32.64 --- No CPI increase thru lease - 12/11

Mar-11 Annual CPI Annual CPI

800 Daniel E. Apodaca, CPA 3,252 M-T-M $8,254.00 $2.54 $99,048 $30.46 ---

802 Gamble Jones Investment Counsel 6,725 1/1/07 12/31/16 120 $17,509.00 $2.60 $210,108 $31.24 ---

Mar-11 Annual CPI Annual CPI

807 Charles E. Clark 1,517 M-T-M $4,024.00 $2.65 $48,288 $31.83 ---

810 Jack Liebau 1,900 M-T-M $4,680.00 $2.46 $56,160 $29.56 ---

900 Hahn & Hahn 14,397 3/1/05 2/28/15 120 $29,386.00 $2.04 $352,632 $24.49 --- No CPI increase thru lease term

Total NRA (SF) 5,168 112,168

117,336

As Leased

95.6%

VALUATION & ADVISORY CUSHMAN & WAKEFIELD®

301 COLORADO INCOME CAPITALIZATION APPROACH 114

TENANT OVERVIEW

The lease documents we reviewed indicate a structure consistent with “Full Service Gross” (“FSG”) leases, in which the tenants pay a prorata share of increases above a base year expense levels. The management was not able to provide base year expense figures for the tenants, although the rent roll includes escalation amounts (expressed as a negative number) for the tenants (totaling approximately $55,000 annually based on the March, 2010 rent roll). The operating statements we reviewed did not include a breakout of recovery income or storage income (rent, recoveries and storage appear to be grouped under rental income). The standard lease structure in the market is FSG. We have assumed all future leases will be structured on a FSG basis, and have modeled the existing office leases with a current (first year of projected expenses) base year.

As shown on the following “Tenant Overview” exhibit, the current annual per-square-foot rental rates range from $18.10 to $46.62, with an overall weighted average rent of $30.38 per-square-foot for office space. Office tenants lease 102,578 square feet of the 112,168 rentable square feet, when considered without the bank space of 9,590 square feet, with tenant suites ranging in size from 318 square feet to 14,397 square feet (Hahn & Hahn).

Citigroup, the ground floor bank tenant, occupies the entire ground floor and is currently paying an annual rent of $46.62 per-square-foot (NNN).

The combined weighted average rent at the subject property excluding storage and management office area is $28.89 per-square-foot, annually.

VALUATION & ADVISORY CUSHMAN & WAKEFIELD®

301 COLORADO INCOME CAPITALIZATION APPROACH 115

Tenant Overview

301 E. Colorado Blvd.

Suite	Tenant Name	Leased Area (SF)	Current Rent Monthly Rent $/SF	Current Rent Annual Rent $/SF
100	Citibank, N.A.	9,590	$3.89	$46.62
200A	United Agencies, Inc.	9,781	$2.07	$24.81
204	Fisher & Daroca	1,756	$2.40	$28.84
209	Cornerstone Preferred Insurance	1,200	$2.20	$26.40
210	Shelley & Graff	2,450	$2.81	$33.66
300BC	Blue Chip Stamps	2,615	$1.51	$18.10
304	Janette F. Cochran	490	$2.46	$29.56
305	West Builders	1,954	$1.60	$19.22
315	Ray T. McCullough	1,083	$2.55	$30.63
320	Carter & Carlson	1,590	$2.60	$31.16
400	Financial Network Investment Cor	3,736	$2.61	$31.35
407	Taylor Summers RRB & Torossiar	2,943	$2.58	$30.96
408	Fraser Associates	504	$2.55	$30.62
426	5227 Tax System, Inc.	4,578	$2.57	$30.84
430	Laura L. Bushley & Associates	1,907	$2.46	$29.56
500	Dupon Financial Group, Inc.	1,435	$2.40	$28.83
501	Himalaya Capital	1,741	$2.60	$31.24
514	Harmon & Hovanesian	3,610	$2.78	$33.33
518	Edward J. DA Rin	934	$2.79	$33.53
520	James Fullerton	635	$1.72	$20.64
522	Winter & Lee	512	$2.77	$33.26
524	Pasadena Bar Association	500	$1.73	$20.78
526	Tyson & Ipswitch	954	$2.71	$32.48
527	Sam Alibrando, Ph. D.	318	$2.86	$34.30
528	Dr. Andrew Gore	930	$2.45	$29.41
530	Patrick J. Thyne	586	$2.90	$34.77
600	Moore & Associates	1,617	$2.38	$28.53
610	Fisher & Makupson	1,915	$2.38	$28.56
611	Broudy & Chavez	750	$2.60	$31.18
612	Truitt & Company	497	$2.60	$31.24
614	Torres & Brenner	2,190	$2.65	$31.80
616	Martin Goldman	1,251	$2.70	$32.37
618	Baronian Law Firm	770	$2.59	$31.09
620	Luke McCarthy/ Gary Langendoer	820	$1.75	$21.00
624	Mark Ladesich	881	$2.55	$30.61
626	Herzog & Owens	632	$2.60	$31.18
628	Pasadena Psychiatric Medical	1,920	$3.29	$39.54
700	Palermo, B, C & P	3,756	$2.50	$30.01
705	Venturelli, Cary & Co.	1,537	$2.58	$31.00
706	Lisa Kiriakidis	680	$2.29	$27.53
709	B Daniel Lynch	675	$2.55	$30.63
711	Law Office of Craig D. Lucas	1,435	$2.50	$30.00
714	Jeff Marderosian	666	$2.16	$25.96
716	William R. Burkitt	981	$2.75	$33.05
720	Flaherty & Crumrine	3,072	$2.72	$32.64
800	Daniel E. Apodaca, CPA	3,252	$2.54	$30.46
802	Gamble Jones Investment Counse	6,725	$2.60	$31.24
807	Charles E. Clark	1,517	$2.65	$31.83
810	Jack Liebau	1,900	$2.46	$29.56
900	Hahn & Hahn	14,397	$2.04	$24.49
	Total SF / Wtd. Avg. Rent	**112,168**	**$2.53**	**$30.38**

Summary		
High rent	$46.62	PSF per year
Low rent	$18.10	PSF per year
Wtd avg rent	$30.38	PSF per year
Largest area	14,397	square feet
Smallest area	318	square feet
Average area	2,243	square feet
Occup. Area	112,168	square feet

VALUATION & ADVISORY

CUSHMAN & WAKEFIELD.

301 COLORADO INCOME CAPITALIZATION APPROACH 116

Stacking Plan

The chart on the accompanying page is the "Stacking Plan" for 301 Colorado which details suite occupancy levels on a floor by floor basis for the building.

301 E Colorado Blvd.

301 E Colorado - Pasadena, CA

Floor	Tenant's Name	Suite	As Leased Vacant	As Leased Occupied	Total Floor (SF)	Occupancy Ratio (%)
9	Hahn & Hahn	900		14,397		
	Sub-Total (SF):		0	14,397	14,397	100.0%
8	Daniel E. Apodaca, CPA	800		3,252		
	Gamble Jones Investment Counsel	802		6,725		
	Charles E. Clark	807		1,517		
	Jack Liebau	810		1,900		
	Sub-Total (SF):		0	13,394	13,394	100.0%
7	Palermo, B, C & P	700		3,756		
	Venturelli, Cary & Co.	705		1,537		
	Lisa Kiriakidis	706		680		
	Vacant	707	865			
	B Daniel Lynch	709		675		
	Law Office of Craig D. Lucas	711		1,435		
	Jeff Marderosian	714		666		
	William R. Burkitt	716		981		
	Flaherty & Crumrine	720		3,072		
	Sub-Total (SF):		865	12,802	13,667	93.7%
6	Moore & Associates	600		1,617		
	Fisher & Makupson	610		1,915		
	Broudy & Chavez	611		750		
	Truitt & Company	612		497		
	Torres & Brenner	614		2,190		
	Martin Goldman	616		1,251		
	Baronian Law Firm	618		770		
	Luke McCarthy/ Gary Langendoen	620		820		
	Mark Ladesich	624		881		
	Herzog & Owens	626		632		
	Pasadena Psychiatric Medical	628		1,920		
	Sub-Total (SF):		0	13,243	13,243	100.0%
5	Dupon Financial Group, Inc.	500		1,435		
	Himalaya Capital	501		1,741		
	Harmon & Hovanesian	514		3,610		
	Edward J. DA Rin	518		934		
	James Fullerton	520		635		
	Winter & Lee	522		512		
	Pasadena Bar Association	524		500		
	Tyson & Ipswitch	526		954		
	Sam Alibrando, Ph. D.	527		318		
	Dr. Andrew Gore	528		930		
	Patrick J. Thyne	530		586		
	Sub-Total (SF):		0	12,155	12,155	100.0%

VALUATION & ADVISORY CUSHMAN & WAKEFIELD.

301 COLORADO INCOME CAPITALIZATION APPROACH 117

301 E Colorado Blvd.

301 E Colorado - Pasadena, CA

As Leased

Floor Tenant’s Name Suite Vacant Occupied Total Floor (SF) Occupancy Ratio (%)

4 Financial Network Investment Corp. 400 3,736

Taylor Summers RRB & Torossian 407 2,943

Fraser Associates 408 504

5227 Tax System, Inc. 426 4,578

Laura L. Bushley & Associates 430 1,907

Sub-Total (SF): 0 13,668 13,668 100.0%

3 Blue Chip Stamps 300BC 2,615

Janette F. Cochran 304 490

West Builders 305 1,954

Ray T. McCullough 315 1,083

Carter & Carlson 320 1,590

United Agencies, Inc. 323 2,451

Vacant 325 3,368

Sub-Total (SF): 3,368 10,183 13,551 75.1%

2 United Agencies, Inc. 200A/ 205 7,330

Vacant 202 935

Fisher & Daroca 204 1,756

Cornerstone Preferred Insurance 209 1,200

Shelley & Graff 210 2,450

Sub-Total (SF): 935 12,736 13,671 93.2%

1 Citibank, N.A. 100 9,590

Sub-Total (SF): 0 9,590 9,590 100.0%

TOTAL OFFICE BUILDING 5,168 112,168 117,336 95.6%

Stacking Plan Chart

(As Leased)

100%

80%

60%

40%

20%

0%

9 8 7 6 5 4 3 2 1

Floors

Occupied Vacant

VALUATION & ADVISORY CUSHMAN & WAKEFIELD®

301 COLORADO INCOME CAPITALIZATION APPROACH 118

ROLLOVER PROFILE

The "Rollover Exposure" exhibit below summarizes the lease expiration schedule for the existing tenants at 301 Colorado.

301 E. Colorado Blvd.

Year	Total Expiring		Cumulative Expiring	
MTM	27,436	23.4%	27,436	23.4%
'11	8,104	6.9%	35,540	30.3%
'12	9,045	7.7%	44,585	38.0%
'13	20,467	17.4%	65,052	55.4%
'14	0	0.0%	65,052	55.4%
'15	36,655	31.2%	101,707	86.7%
'16	6,725	5.7%	108,432	92.4%
'17	3,736	3.2%	112,168	95.6%
Vacant	5,168		117,336	100.0%
Total	117,336	SF		
			First 5 years	86.7%
			Annual avg rollover (yrs 1-5)	17.3%

The subject ownership does not have an agreement with an outside leasing agent or firm, and many of the tenants are on month-to-month occupancy, and reportedly have been in place for extended periods.

Based on the leases currently in place, 301 Colorado has fairly significant rollover exposure during the first three years (2011 through 2013) of the holding period, with 55.4 percent of the total building area expiring by December, 2013. Potential exposure is most significant with the month-to-month tenants which represent 23.4 percent of the building, and then in 2013, with 17.4 percent of the tenancy rolling over. Within the first five years, potential exposure is most significant in 2015 with 31.2 percent of the subject expiring. Annual rollover exposure during the remainder of the cash flow ranges from 3.2 to 5.7 percent based on current leases. The subject has a cumulative rollover of 86.7 percent during the first five years of the cash flow, an average of 17.3 percent annually.

The "Rollover Profile" exhibit on the following page provides a more detailed summary of the tenant expiration schedule for the subject.

VALUATION & ADVISORY CUSHMAN & WAKEFIELD.

301 COLORADO INCOME CAPITALIZATION APPROACH 119

Rollover Exposure

301 E. Colorado Blvd.

Rollover Year	Tenant's Name	Suite	Leased Area (SF)	Expiration Date	Percentage of Building	Cumulative Rollover SQFT	Cumulative Rollover Percent
M-T-M	Fisher & Daroca	204	1,756	M-T-M	1.5%	1,756	1.5%
	Shelley & Graff	210	2,450	M-T-M	2.1%	4,206	3.6%
	West Builders	305	1,954	M-T-M	1.7%	6,160	5.2%
	Ray T. McCullough	315	1,083	M-T-M	0.9%	7,243	6.2%
	Fraser Associates	408	504	M-T-M	0.4%	7,747	6.6%
	Harmon & Hovanesian	514	3,610	M-T-M	3.1%	11,357	9.7%
	Edward J. DA Rin	518	934	M-T-M	0.8%	12,291	10.5%
	Tyson & Ipswitch	526	954	M-T-M	0.8%	13,245	11.3%
	Sam Alibrando, Ph. D.	527	318	M-T-M	0.3%	13,563	11.6%
	Dr. Andrew Gore	528	930	M-T-M	0.8%	14,493	12.4%
	Martin Goldman	616	1,251	M-T-M	1.1%	15,744	13.4%
	Baronian Law Firm	618	770	M-T-M	0.7%	16,514	14.1%
	Luke McCarthy/ Gary Langendoen	620	820	M-T-M	0.7%	17,334	14.8%
	Mark Ladesich	624	881	M-T-M	0.8%	18,215	15.5%
	Herzog & Owens	626	632	M-T-M	0.5%	18,847	16.1%
	Pasadena Psychiatric Medical	628	1,920	M-T-M	1.6%	20,767	17.7%
	Daniel E. Apodaca, CPA	800	3,252	M-T-M	2.8%	24,019	20.5%
	Charles E. Clark	807	1,517	M-T-M	1.3%	25,536	21.8%
	Jack Liebau	810	1,900	M-T-M	1.6%	27,436	23.4%
	Sub-Total (SF):		27,436		23.4%	27,436	23.4%
2011	Lisa Kiriakidis	706	680	Jan-11	0.6%	28,116	24.0%
	Truitt & Company	612	497	Mar-11	0.4%	28,613	24.4%
	Blue Chip Stamps	300BC	2,615	Apr-11	2.2%	31,228	26.6%
	Janette F. Cochran	304	490	Nov-11	0.4%	31,718	27.0%
	Broudy & Chavez	611	750	Dec-11	0.6%	32,468	27.7%
	Flaherty & Crumrine	720	3,072	Dec-11	2.6%	35,540	30.3%
	Sub-Total (SF):		8,104		6.9%	35,540	30.3%
2012	William R. Burkitt	716	981	Mar-12	0.8%	36,521	31.1%
	Pasadena Bar Association	524	500	Jun-12	0.4%	37,021	31.6%
	Patrick J. Thyne	530	586	Jun-12	0.5%	37,607	32.1%
	Carter & Carlson	320	1,590	Aug-12	1.4%	39,197	33.4%
	Himalaya Capital	501	1,741	Aug-12	1.5%	40,938	34.9%
	Venturelli, Cary & Co.	705	1,537	Oct-12	1.3%	42,475	36.2%
	B Daniel Lynch	709	675	Oct-12	0.6%	43,150	36.8%
	Dupon Financial Group, Inc.	500	1,435	Dec-12	1.2%	44,585	38.0%
	Sub-Total (SF):		9,045		7.7%	44,585	38.0%
2013	Fisher & Makupson	610	1,915	Mar-13	1.6%	46,500	39.6%
	James Fullerton	520	635	May-13	0.5%	47,135	40.2%
	Torres & Brenner	614	2,190	May-13	1.9%	49,325	42.0%
	Jeff Marderosian	714	666	May-13	0.6%	49,991	42.6%
	Winter & Lee	522	512	Jul-13	0.4%	50,503	43.0%
	Laura L. Bushley & Associates	430	1,907	Sep-13	1.6%	52,410	44.7%
	Citibank, N.A.	100	9,590	Oct-13	8.2%	62,000	52.8%
	Moore & Associates	600	1,617	Oct-13	1.4%	63,617	54.2%
	Law Office of Craig D. Lucas	711	1,435	Oct-13	1.2%	65,052	55.4%
	Sub-Total (SF):		20,467		17.4%	65,052	55.4%
2014	No Rollover				0.0%	44,585	38.0%
	Sub-Total (SF):		0		0.0%	65,052	55.4%

VALUATION & ADVISORY CUSHMAN & WAKEFIELD.

301 COLORADO INCOME CAPITALIZATION APPROACH 120

Rollover Exposure

301 E. Colorado Blvd.

Cumulative Rollover

Rollover Year Tenant’s Name Suite Leased Area (SF) Expiration Date Percentage of Building SQFT Percent

2015 Cornerstone Preferred Insurance 209 1,200 Jan-15 1.0% 66,252 56.5%

Palermo, B, C & P 700 3,756 Jan-15 0.0% 70,008 59.7%

United Agencies, Inc. 200A/ 205 7,330 Feb-15 0.0% 77,338 65.9%

United Agencies, Inc. 323 2,451 Feb-15 0.0% 79,789 68.0%

5227 Tax System, Inc. 426 4,578 Feb-15 0.0% 84,367 71.9%

Hahn & Hahn 900 14,397 Feb-15 0.0% 98,764 84.2%

Taylor Summers RRB & Torossian 407 2,943 Apr-15 0.0% 101,707 86.7%

Sub-Total (SF): 36,655 31.2% 101,707 86.7%

2016 Gamble Jones Investment Counsel 802 6,725 Dec-16 5.7% 71,777 61.2%

Sub-Total (SF): 6,725 5.7% 108,432 92.4%

2017 Financial Network Investment Corp. 400 3,736 Jan-17 3.2% 105,443 89.9%

Sub-Total (SF): 3,736 3.2% 112,168 95.6%

Vacant Vacant 5,168 4.4% 117,336 100.0%

Sub-Total (SF): 5,168 4.4% 117,336 100.0%

Total Building NRA (SF): 117,336 Cumulative Rollover: 100.0%

Expiration Chart

35.0%

30.0% 31.2%

25.0% 23.4%

20.0%

15.0% 17.4%

10.0% 6.9% 7.7%

5.0% 5.7% 3.2% 4.4%

0.0% 0.0%

MTM ‘11 ‘12 ‘13 ‘14 ‘15 ‘16 ‘17 Vac.

VALUATION & ADVISORY CUSHMAN & WAKEFIELD®

301 COLORADO INCOME CAPITALIZATION APPROACH 121

MARKET RENT

We based market rent estimates for the subject on an analysis of current quoted terms for available space in competitive Pasadena office buildings, a comparison with signed leases for space in competitive properties in this market, discussions with leasing brokers active in the local market, and an analysis of recently negotiated or signed subject leases. The data is summarized on accompanying exhibits and discussed below.

SUBJECT’S MARKET POSITION

The subject is rated within the lower tier of the office product in the Pasadena market. The property has an excellent location, but is older than the “top tier” and “second tier” Class A buildings in Pasadena. The property competes most directly for tenants with other Class B office buildings in this market, as well as on a secondary basis with lesser-quality assets in Pasadena. The competitive market for larger tenants also extends to the Class “B” supply in markets to the east of Pasadena, and to the Class A office supply in other Tri-Cities markets, particularly Glendale. In terms of achievable rental rates, office properties in the subject’s Pasadena market achieves higher rents than other Tri-Cities location except for the Burbank Media District.

We estimated market rent for the subject property based on an analysis of the competitive buildings, including quoted rental rates and signed leases, as well as discussions with leasing brokers active in this market.

SURVEY OF COMPARABLE QUOTED RENTAL RATES

The exhibit on the accompanying page summarizes an extensive rental and occupancy survey covering the primary and secondary competitive office buildings in Pasadena.

We based market rent estimates for the property on an analysis of current quoted rental rates for available space and signed leases in a cross section of office buildings in the Pasadena market. The exhibits on the following pages include a survey of pertinent statistics for competitive Pasadena office buildings, as well as a summary of comparable leasing activity.

VALUATION & ADVISORY CUSHMAN & WAKEFIELD®

301 COLORADO

INCOME CAPITALIZATION APPROACH 122

COMPETITIVE PASADENA OFFICE BUILDINGS

Rental and Occupancy Survey as of 4th Qtr 2010

Item No.	Building Name / Location	No. of Stories	Building Information Area (SF)	Avg. Flr. Area (SF)	Year Built	Available Space (SF) Floor(s)	Direct	Sublease	Overall Availability (SF)	Direct Quoted Annual Rent PSF - PSF	Lease Type	Sublease Quoted Annual Rent PSF - PSF	Lease Type	Occupancy Ratio Direct	Overall	Parking Rate (monthly)
Top Tier - Class "A" Buildings																
R-1	**Pasadena Towers I**	9	208,283	23,143	1991	1	20,000	0		$18.00 - $18.00	NNN	--- - ---	---	60.6%	60.6%	$88
	800 East Colorado Blvd.					1 - 4	62,164	0	*Total*	Neg. - Neg.	Neg.	--- - ---	---			$140
							82,164	0	**82,164**							
R-2	**Pasadena Towers II**	9	208,244	23,138	1991	1	0	0		--- - ---	---	--- - ---	---	30.1%	28.7%	$88
	55 South Lake Avenue					1 - 9	145,578	3,000	*Total*	Neg. - Neg.	Neg.	$23.40 - $23.40	FSG			$140
							145,578	3,000	**148,578**							
R-3	**Gateway Plaza**	13	281,882	21,683	1989	10	0	0		--- - ---	---	--- - ---	---	90.5%	90.5%	$80
	300 North Lake Avenue					3 - 11	26,897	0	*Total*	$31.80 - $33.00	FSG	--- - ---	---			$150
							26,897	0	**26,897**							
R-4	**Lake Corson Building**	11	204,000	18,545	1989	---	0	0		--- - ---	---	--- - ---	---	89.7%	89.7%	$66
	301 North Lake Avenue					1 - 10	20,963	0	*Total*	$29.40 - $29.40	FSG	--- - ---	---			---
							20,963	0	**20,963**							
R-5	**200 South Los Robles Avenue**	6	130,818	21,803	1988	1	0	5,924		--- - ---	---	$30.00 - $30.00	FSG	82.6%	78.1%	$95
	200 South Los Robles Avenue					2 - 5	22,709	0	*Total*	$30.00 - $30.00	FSG	--- - ---	---			$125
							22,709	5,924	**28,633**							
R-6	**Plaza Las Fuentes I**	8	192,958	24,125	1989	---	0	13,006		--- - ---	---	$24.00 - $24.00	FSG	100.0%	93.3%	---
	135 North Los Robles Avenue					---	0	0	Total	--- - ---	---	--- - ---	---			---
							0	13,006	**13,006**							
R-7	**Western Asset Plaza**	5	255,682	51,341	2003	2	0	10,336		--- - ---	---	$33.00 - $33.00	FSG	100.0%	96.0%	---
	385 East Colorado Blvd					---	0	0	*Total*	--- - ---	---	--- - ---	---			---
							0	10,336	**10,336**							
R-8	**Koll Center Pasadena**	5	174,698	34,940	2001	4 & 5	0	18,591		--- - ---	---	$18.00 - $18.00	FSG	93.6%	83.0%	$85
	1055 East Colorado Blvd					3	11,109	0	Total	$31.80 - $31.80	FSG	--- - ---	---			$120
							11,109	18,591	**29,700**							
R-9	**Crown City Center**	6	233,368	38,895	2005	---	0	0	0	--- - ---	---	--- - ---	---	100.0%	100.0%	$90
	888 East Walnut Street				0	---	0	0	Total	--- - ---	---	--- - ---	---			---
							0	0	**0**							
	Top Tier - Class "A" Totals		**1,889,933**				**309,420**	**50,857**	**360,277**	**$28.19 - $28.51**	**FSG**	**$24.30 - $24.30**	**FSG**	**83.6%**	**80.9%**	**$85 $135**

VALUATION & ADVISORY

CUSHMAN & WAKEFIELD.

301 COLORADO

INCOME CAPITALIZATION APPROACH 123

COMPETITIVE PASADENA OFFICE BUILDINGS

Rental and Occupancy Survey as of 4th Qtr 2010

Item No.	Building Name / Location	No. of Stories	Building Information Area (SF)	Avg. Flr. Area (SF)	Year Built	Available Space (SF) Floor(s)	Direct	Sublease	Overall Availability (SF)	Direct Quoted Annual Rent PSF	PSF	Lease Type	Sublease Quoted Annual Rent PSF	PSF	Lease Type	Occupancy Ratio Direct	Overall	Parking Rate (monthly)
Second Tier - Class "A" Buildings																		
R-10	**Corporate Center Pasadena**	8	133,380	16,673	1985	7	0	0		--- -	---	---	--- -	---	---	80.5%	80.5%	$125
	201 South Lake Avenue					3 - 8	25,943	0	*Total*	$30.60 -	$31.80	FSG	--- -	---	---			$125
							25,943	0	**25,943**									
R-11	**Corporate Center Pasadena**	15	254,523	16,968	1982	3	0	1,569		--- -	---	---	Neg. -	Neg.	Neg	91.7%	91.1%	$125
	225 South Lake Avenue					2 - 14	21,006	0	*Total*	$30.00 -	$34.20	FSG	--- -	---	---			$125
							21,006	1,569	**22,575**									
R-12	**Corporate Center Pasadena**	10	207,082	20,708	1972	3	0	20,683		--- -	---	---	Neg -	Neg	Neg	77.8%	67.8%	$125
	251 South Lake Avenue					1 - 9	45,951	0	*Total*	$30.00 -	$33.00	FSG	--- -	---	---			$125
							45,951	20,683	**66,634**									
R-13	**Pasadena Financial Center**	9	148,201	16,467	1983	2	0	0		--- -	---	---	--- -	---	---	97.7%	97.7%	$90
	35 North Lake Avenue					8 & 9	3,473	0	*Total*	$33.00 -	$33.00	FSG	--- -	---	---			$142
							3,473	0	**3,473**									
R-14	**Century Square**	11	207,850	18,895	1984	---	0	0		--- -	---	---	--- -	---	---	19.6%	19.6%	$84
	155 North Lake Avenue					1 - 11	167,141	0	*Total*	$32.40 -	$32.40	FSG	--- -	---	---			$123
							167,141	0	**167,141**									
R-15	**Two North Lake Building**	11	203,911	21,428	1982	---	0	0		--- -	---	---	--- -	---	---	82.7%	82.6%	$80
	2 North Lake Avenue					2 - 11	35,288	200	*Total*	$29.40 -	$32.40	FSG	Neg -	Neg	Neg			$125
							35,288	200	**35,488**									
R-16	**199 South Los Robles Avenue**	8	163,194	20,399	1985	---	0	0		--- -	---	---	--- -	---	---	68.0%	68.0%	$85
	199 South Los Robles Avenue					1 - 8	52,142	0	*Total*	$27.60 -	$30.00	FSG	--- -	---	---			$130
							52,142	0	**52,142**									
R-17	**Ameron Center**	8	160,880	20,110	1978	---	0	0		--- -	---	---	--- -	---	---	88.8%	88.8%	$70
	245 South Los Robles Avenue					4 & 5	17,961	0	*Total*	$33.00 -	$33.00	FSG	--- -	---	---			$100
							17,961	0	**17,961**									
R-18	**Wells Fargo Bank Building**	5	83,638	16,728	1985	2	0	0		--- -	---	---	--- -	---	---	100.0%	100.0%	$75
	350 West Colorado Boulevard					---	0	0	Total	--- -	---	---	--- -	---	---			$110
							0	0	**0**									
	Second Tier - Class "A" Totals		**1,562,659**				**368,905**	**22,452**	**391,357**	**$30.91 -**	**$32.23**	**FSG**	**$0.00 -**	**$0.00**	**FSG**	**76.4%**	**75.0%**	**$95 $123**

VALUATION & ADVISORY

CUSHMAN & WAKEFIELD.

301 COLORADO
INCOME CAPITALIZATION APPROACH 124

COMPETITIVE PASADENA OFFICE BUILDINGS

Rental and Occupancy Survey as of 4th Qtr 2010

Item No.	Building Name / Location	No. of Stories	Building Information Area (SF)	Avg. Flr. Area (SF)	Year Built	Available Space (SF) Floor(s)	Direct	Sublease	Overall Availability (SF)	Direct Quoted Annual Rent PSF - PSF	Lease Type	Sublease Quoted Annual Rent PSF - PSF	Lease Type	Occupancy Ratio Direct	Overall	Parking Rate (monthly)
Third Tier - Class "A" Buildings																
R-19	**The Pasadena Office Tower** 150 South Los Robles Avenue	9	142,249	15,805	1971	4 4 - 9	0 28,904 28,904	0 0 0	*Total* **28,904**	--- - --- $27.00 - $27.00	--- FSG	--- - --- --- - ---	--- ---	79.7%	79.7%	$95 $125
R-20	**790 East Colorado Boulevard** 790 East Colorado Boulevard	9	130,811	14,535	1981	9 5 - 8	0 9,824 9,824	600 0 600	*Total* **10,424**	--- - --- $31.80 - $31.80	--- FSG	Neg - Neg --- - ---	Neg ---	92.5%	92.0%	Free Covered $120
R-21	**Community Bank** 100 East Corson Street	4	80,273	20,068	1986	--- ---	0 0 0	0 0 0	*Total* **0**	--- - --- --- - ---	--- ---	--- - --- --- - ---	--- ---	100.0%	100.0%	$50 $60
R-22	**Union Bank Building** 70 South Lake Avenue	11	110,056	10,005	1982	10 6 - 9	0 23,155 23,155	17,000 0 17,000	*Total* **40,155**	--- - --- $33.00 - $33.00	--- FSG	Neg - Neg --- - ---	Neg ---	79.0%	63.5%	$75 ---
R-23	**299 North Euclid Building** 299 North Euclid Avenue	5	74,689	14,938	1983	--- 5	0 7,076 7,076	0 0 0	*Total* **7,076**	--- - --- Neg. - Neg.	--- Neg.	--- - --- --- - ---	--- ---	90.5%	90.5%	--- ---
R-24	**Kaiser Permanente** 100 South Los Robles Avenue	6	85,000	14,167	1985	--- ---	0 0 0	0 0 0	*Total* **0**	--- - --- --- - ---	--- ---	--- - --- --- - ---	--- ---	100.0%	100.0%	--- ---
R-25	**Arroyo Parkway Plaza** 1111 South Arroyo Parkway	8	128,865	15,971	1985	--- 2 & 4	0 10,330 10,330	0 0 0	*Total* **10,330**	--- - --- $27.00 - $27.00	--- FSG	--- - --- --- - ---	--- ---	91.9%	92.0%	$75 $115
R-26	**Plaza Centre** 150 East Colorado Blvd	3	62,286	20,762	1979	1 1 - 3	0 20,918 20,918	3,454 0 3,454	*Total* **24,372**	--- - --- $30.00 - $30.00	--- FSG	$27.60 - $27.60 --- - ---	NNN ---	66.4%	60.9%	--- ---
R-27	**Wells Fargo Building** 80 South Lake Avenue	8	71,500	8,938	1967 R-2007/08	--- 5 - 8	0 20,948 20,948	0 0 0	*Total* **20,948**	--- - --- $33.00 - $33.00	--- FSG	--- - --- --- - ---	--- ---	70.7%	70.7%	$80.00 ---
	Third Tier - Class "A" Totals		**885,729**				**121,155**	**21,054**	**142,209**	**$30.28 - $30.28**		**$27.60 - $27.60**	**FSG**	**86.3%**	**83.9%**	**$74** **$105**
	Market Totals:		**4,338,321**				**799,480**	**94,363**	**893,843**	**$30.31 - $31.20**	**FSG**	**$24.51 - $24.51**	**FSG**	**81.6%**	**79.4%**	**$85** **$121**

VALUATION & ADVISORY
CUSHMAN & WAKEFIELD.

301 COLORADO

INCOME CAPITALIZATION APPROACH 125

COMPETITIVE PASADENA OFFICE BUILDINGS

Rental and Occupancy Survey as of 4th Qtr 2010

Item No.	Building Name / Location	No. of Stories	Building Information Area (SF)	Avg. Flr. Area (SF)	Year Built	Available Space (SF) Floor(s)	Direct	Sublease	Overall Availability (SF)	Direct Quoted Annual Rent PSF		PSF	Lease Type	Sublease Quoted Annual Rent PSF		PSF	Lease Type	Occupancy Ratio Direct	Overall	Parking Rate (monthly)
Other Buildings																				
R-27	**The Fair Oaks**	3	80,056	26,685	1987	---	0	0	0	---	-	---	---	---	-	---	---	96.0%	96.0%	$15
	625 Fair Oaks Avenue					3	3,218	0	*Total*	$31.20	-	$31.20	FSG	---	-	---	---			$60
							3,218	0	**3,218**											
R-28	**Wells Fargo Building**	8	71,500	8,938	1967	---	0	0	0	---	-	---	---	---	-	---	---	70.7%	70.7%	$80
	80 South Lake Avenue					5 - 8	20,948	0	*Total*	$33.00	-	$33.00	FSG	---	-	---	---			---
							20,948	0	**20,948**											
R-29	**The West Annex**	8	265,000	33,125	1982	---	0	0	0	---	-	---	---	---	-	---	---	89.0%	89.0%	$45
	74 North Pasadena Avenue					4	29,113	0	*Total*	$30.00	-	$30.00	FSG	---	-	---	---			---
							29,113	0	**29,113**											
R-30	**Corporate Center Pasadena**	2	42,666	21,333	1968	1	1,786	1,537	0	$24.00	-	$24.00	NNN	$22.20	-	$22.20	FSG	83.8%	78.5%	$125
	283 South Lake Avenue					2	5,110	736	*Total*	$28.20	-	$28.20	FSG	$22.20	-	$22.20	FSG			$125
							6,896	2,273	**9,169**											
R-31	**2700 East Foothill Bldg**	3	43,864	14,621	1991	---	0	0	0	---	-	---	---	---	-	---	---	81.8%	100.0%	Free Covered
	2700 East Foothill Boulevard					1 - 3	7,988	0	*Total*	$23.88	-	$23.88	FSG	---	-	---	---			---
							7,988	0												
R-32	**Bank of the West Bldg**	8	98,950	12,369	1924	1	7,809	0	0	$21.00	-	$21.00	MG	---	-	---	---	82.1%	82.1%	$75
	595 East Colorado Blvd					3 - 8	9,869	0	*Total*	$27.00	-	$27.00	FSG	---	-	---	---			---
							17,678	0	**17,678**											
	Other Building Totals		**602,036**				**85,841**	**2,273**	**80,126**	**$28.81**	**-**	**$28.81**	**FSG**	**---**	**-**	**---**	**FSG**	**85.7%**	**86.7%**	

VALUATION & ADVISORY

CUSHMAN & WAKEFIELD.

301 COLORADO

INCOME CAPITALIZATION APPROACH 126

COMPETITIVE PASADENA OFFICE BUILDINGS MAP

VALUATION & ADVISORY CUSHMAN & WAKEFIELD®

301 COLORADO INCOME CAPITALIZATION APPROACH 127

The chart below provides an overview of the rental survey.

Category	No. of Bldgs.	Total SF	Direct Vacancy	FSG Annual SF Wtd. Avg. Quoted Range
Top Tier Class A	9	1,889,933	15.4%	$28.19-$28.51
Second Tier Class A	9	1,562,659	23.6%	$30.91-$32.23
Third Tier Class A	9	885,729	13.7%	$27.60-$27.60
Other Buildings	6	602,036	14.3%	$28.81-$28.81
Totals	33	4,940,357	17.9%	$30.12-$30.90

The quoted rental rates for available space are generally above the achieved rental rates. The nation-wide recession along with high unemployment have resulted in lower rental rates, as well as increased vacancy over the past year. We considered the signed leases but also have considered the quoted rental rates in the market rent conclusions below.

The Rental & Occupancy survey covered 33 office properties totaling approximately 4.94± million rentable square feet. The direct occupancy level was 82.1 percent while the overall (including sublease space) occupancy level was 80.3 percent. Overall occupancy levels on a building-by-building basis range from (rounded) 20 to 100 percent. The buildings range in size from 42,666 to 281,882 square feet. The quoted annual rent per-square-foot for direct space (excluding NNN asking rates) ranges from $21.00 (R-31) to $34.20 (R-11) with an overall weighted average varying from $30.12 to $30.90 per-square-foot. When space is available the subject is most competitive with the Tier 2, Tier 3 and Other Buildings, which have lower quoted rents.

Typical comparable asking rents are structured on a full service gross (FSG) basis, with the tenants paying their pro rata share of expense reimbursements above base year costs. All leasing brokers we spoke with reported that rental rates have been declining throughout the Tri-Cities markets over approximately the past six months. The subject office leases are structured on a gross basis. The majority of the competitive market, however, (excluding Plaza Las Fuentes and Western Asset Plaza, located directly north and east of the subject, respectively, which are leased on a NNN basis) is leased on a full service gross basis (FSG). Based on the structure in this market, we have concluded at a FSG market rent for the subject.

VALUATION & ADVISORY CUSHMAN & WAKEFIELD.

301 COLORADO INCOME CAPITALIZATION APPROACH 128

Comparable Leasing Activity

The exhibit on the accompanying pages summarizes the terms of leases signed for space in a cross section of nine competitive properties in the subject’s immediate Pasadena submarket since fourth quarter 2009. The comparable properties are all situated within a two-mile radius of the subject. We note that the level of leasing activity in the Pasadena market has not been significant over the past six months, and there is fairly limited recent leasing data available for comparison.

The comparable lease chart includes detail of the tenant sizes, contract rental rates and adjustments, and concessions (including tenant improvements and free rent). While the structure of the leases in the market vary significantly in terms of expense reimbursement structure, tenant allowances and other concessions, the overall lease packages are fairly consistent based on the relationship between the relative appeal of the building and the discounted value of the lease to the landlord. “Raw” space, or suites that have not previously been improved represent a frequent exception, however, as the landlord must compete less economically in some cases in which second generation space can be used “as is” or re-demised at substantially reduced costs. The lease chart includes detail of the tenant sizes, contract rental rate and adjustments, and concessions (including tenant improvements, free rent, lease takeovers, or other considerations such as parking discounts). The “Effective Rent PSF” column shows the average annual rent over the term of the lease after deducting for free rent. The “Effective Rent Adjusted for TI’s” column represents the previous effective rental rate adjusted for tenant improvement allowances (not discounted) divided by the number of years in the lease term.

The accompanying exhibit provides an overview of comparable leasing activity in 13 Pasadena office buildings since fourth quarter 2009. Initial per-square-foot lease rates ranged from $23.40 to $30.96 per-square-foot annually, full service gross. Lease terms range from 12 to 120 months with an average typically in the range of three to five years. Leases normally include annual increases in the range of 3.0 to 4.0 percent. Rent abatement (when offered) has typically ranged from three to five months. Per-square-foot tenant improvement allowances varied from “paint and carpet” to $75.

Leases are generally structured on a full service gross (FSG) basis with tenants paying their pro rata share of expense reimbursements above base year costs. Leases within the subject property have historically been structured on a gross basis with tenants not paying any pro rata share of expenses.

The data provided an overview of leases for a broad cross section of the Pasadena office market, ranging from secondary and third tier properties. The longest lease term of ten years was executed in P-10, with an initial annual rent per-square-foot of $30.96 with approximately 3.0 percent annual increases. Item P-10 also involved the largest amount in tenant improvement allowances at $75.00 per-square-foot.

VALUATION & ADVISORY CUSHMAN & WAKEFIELD®

301 COLORADO
INCOME CAPITALIZATION APPROACH 129

LEASE COMPARABLES

Pasadena

As of 4th Quarter 2010

Item No.	Building Name	Rounded Area Leased (SF)	Date of Lease	Lease Term (mos)	Annual Rent PSF Initial	Annual Rent PSF Adjustments		Expenses Basis	Concessions Free Rent	Concessions TI Allow ($/SF)	Effective Annual Rent PSF	Effective Rent Adjust. for TI's
P-1	**2 North Lake Avenue** 2 N. Lake Ave.	13,117	2nd Qtr 2010	60	$30.60 2.0% Annual Increases	Year 2: Year 3: Year 4: Year 5:	$31.20 $31.80 $32.40 $33.00	FSG	None	$15.00	$30.27 5 years	$27.27 5 years
		2,609	2nd Qtr 2010	60	$30.00 3.0% Annual Increases	Yr 2 Yr 3 Yr 4 Yr 5	$30.90 $31.83 $32.78 $33.77	FSG	3 mos.	$18/ SF	$30.35 5 years	$26.75 5 years
		3,400	1st Qtr 2010	24	$30.00 2.8% Annual Increases	Yr 2	$30.84	FSG	1 mos.	$10/ SF	$29.17 2 years	$24.17 2 years
P-2	**199 S. Los Robles** 199 S. Los Robles	6,262	2nd Qtr 2010	37	$25.80 3.0% Annual Increases	Yr 2 Yr 3 Yr 4	$26.57 $27.37 $28.19	FSG	3 mos.	$12.00 / SF	$24.53 3 years	$20.64 3 years
		9,029	2nd Qtr 2010	65	$28.20 3.0% Annual Increases	Yr 2 Yr 3 Yr 4 Yr 5 Yr 6	$29.05 $29.92 $30.81 $31.74 $32.69	FSG	5 mos.	$15.00 / SF	$27.64 5 years	$24.87 5 years
		7,731	1st Qtr 2010	12	$28.20			FSG	None	None	$28.20 1 years	$28.20 1 years
P-3	**150 S. Los Robles** 150 S. Los Robles Ave.	2,577	2nd Qtr 2010	38	$25.20 3.0% Annual Increases	Yr 2 Yr 3 Yr 4	$25.96 $26.73 $27.54	FSG	3 mos.	$0.00 / SF	$24.06 3 years	$24.06 3 years
P-4	**790 E. Colorado Blvd.** 790 E. Colorado Blvd.	5,034	2nd Qtr 2010	64	$27.00 3.0% Annual Increases	Yr. 2 Yr. 3 Yr. 4 Yr. 5 Yr. 6	$27.81 $28.64 $29.50 $30.39 $31.30	FSG	None	$23.00 / SF	$28.83 5 years	$24.52 5 years
		3,367	4th Qtr 2009	60	$24.00 3.0% Annual Increases	Yr. 2 Yr. 3 Yr. 4 Yr. 5	$24.72 $25.46 $26.23 $27.01	FSG (3% increases)	4 mos.	$40.00 / SF	$23.88 5 years	$15.88 5 years

VALUATION & ADVISORY
CUSHMAN & WAKEFIELD.

301 COLORADO INCOME CAPITALIZATION APPROACH 130

LEASE COMPARABLES

Pasadena

As of 4th Quarter 2010

Item No.	Building Name	Rounded Area Leased (SF)	Date of Lease	Lease Term (mos)	Annual Rent PSF Initial	Annual Rent PSF Adjustments		Expenses Basis	Concessions Free Rent	Concessions TI Allow ($/SF)	Effective Annual Rent PSF	Effective Rent Adjust. for TI's
P-5	**100 E. Corson Ave.** 100 E. Corson Ave.	6,180	2nd Qtr 2010	90	$24.60 3.0% Annual Increases	Year 2: Year 3: Year 4: Year 5: Year 6: Year 7: Year 8:	$25.34 $26.10 $26.88 $27.69 $28.52 $29.37 $30.25	FSG	6 mos.	$50.00 / SF	$25.51 8 years	$18.84 8 years
P-6	**70 S. Lake Ave.** 70 S. Lake Ave.	4,115	1st Qtr 2010	60	$29.40 3.0% Annual Increases	Year 2: Year 3: Year 4: Year 5:	$30.28 $31.19 $32.13 $33.09	FSG	5 mos.	$20.00 / SF	$28.77 5 years	$24.77 5 years
P-7	**201 S. Lake Ave.** 201 S. Lake Ave.	1,259	1st Qtr 2010	36	$26.64 12.6% Annual Increases	Yr 2 Yr 3	$30.00 $30.90	FSG	None	$2.00 / SF	$29.18 3 years	$28.51 3 years
P-8	**225 S. Lake Ave.** 225 S. Lake Ave.	23,321	1st Qtr 2010	60	$25.80 2.3% Annual Increases	Yr 2 Yr 3 Yr 4 Yr 5	$26.40 $27.00 $27.60 $28.20	FSG	4 mos.	None	$25.28 5 years	$25.28 5 years
P-9	**175 S. Lake Ave.** 175 South Lake Avenue	6,637	2nd Qtr 2010	60	$24.60 2.4% Annual Increases	Yr 2 Yr 3 Yr 4 Yr 5	$25.20 $25.80 $26.40 $27.00	FSG	None	$4.00	$22.93 5 years	$22.13 5 years
P-10	**150 E. Colorado Blvd.** 150 E. Colorado Blvd.	3,522	3rd Qtr 2010	120	$30.96 3.1% Annual Increases	Yr 2 Yr 3 Yr 4 Yr 5 Yr 6 Yr 7 Yr 8 Yr 9 Yr 10	$31.92 $32.88 $33.84 $34.80 $35.88 $36.96 $38.04 $39.24 $40.44	FSG	7 mos.	$75.00	$33.69 10 years	$26.19 10 years
		1,170	2nd Qtr 2010	18	$27.00	Yr 2	$27.84	FSG	mos.	$0.00 / SF	$27.28 2 years	$27.28 2 years

VALUATION & ADVISORY

CUSHMAN & WAKEFIELD.

301 COLORADO INCOME CAPITALIZATION APPROACH 131

LEASE COMPARABLES

Pasadena As of 4th Quarter 2010

Item No. Building Name Rounded Area Leased (SF) Date of Lease Lease Term (mos) Annual Rent PSF Initial Adjustments Expenses Basis Concessions Free Rent TI Allow ($/SF) Effective Annual Rent PSF Effective Rent Adjust. for TI’s

P-11 Wells Fargo Building 1,984 1st Qtr 36 $26.64 Year 2 $30.00 FSG N/A N/A $29.18 $29.18

80 S. Lake Ave. 2010 12.6% Annual Year 3 $30.90 3 years 3 years

Increases

P-12 595 Colorado Boulevard 976 4th Qtr 60 $29.40 Yr 2 $30.60 FSG mos. $0.00 / SF $31.80 $31.80

595 Colorado Boulevard 2010 4.1% Annual Yr 3 $31.80 5 years 5 years

Increases Yr 4 $33.00

Yr 5 $34.20

527 4th Qtr 60 $23.40 Yr 2 $24.00 FSG mos. $0.00 / SF $24.60 $24.60

2010 2.6% Annual Yr 3 $24.60 5 years 5 years

Increases Yr 4 $25.19

Yr 5 $25.80

650 3rd Qtr 60 $24.61 Yr 2 $25.20 FSG mos. $0.00 / SF $25.81 $25.81

2010 2.4% Annual Yr 3 $25.81 5 years 5 years

Increases Yr 4 $26.40

Yr 5 $27.01

969 3rd Qtr 36 $24.61 Yr 2 $29.40 FSG mos. $0.00 / SF $28.20 $28.20

2010 Yr 3 $30.60 3 years 3 years

239 3rd Qtr 36 $30.03 Yr 2 $31.18 FSG mos. $0.00 / SF $31.20 $31.20

2010 Yr 3 $32.38 3 years 3 years

P-13 911 E. Colorado Boulevard 5,300 2nd Qtr 36 $24.48 Yr 2 $25.21 FSG mos. $5.00 / SF $25.22 $23.56

911 E. Colorado Boulevard 2010 3.0% Annual Yr 3 $25.97 3 years 3 years

Increases

VALUATION & ADVISORY CUSHMAN & WAKEFIELD®

301 COLORADO INCOME CAPITALIZATION APPROACH 132

PASADENA LEASE COMPARABLES MAP

VALUATION & ADVISORY CUSHMAN & WAKEFIELD®

301 COLORADO INCOME CAPITALIZATION APPROACH 133

Recent Subject Leasing Activity

The exhibit on the following page summarizes the terms of the most recent subject leasing activity since the first quarter 2010. Recent subject leasing activity has been structured at initial rental rates ranging from $25.96 to $31.80 per-square-foot, with a weighted average of $28.25 per-square-foot. Rental increases during the term typically include annual CPI increases. Lease terms ranged from 36 to 60 months, with an average term of 49 months. Information regarding tenant improvement allowances were not determined, as the subject ownership described that most leases (if tenant allowance was offered) featured landlord modifications. Free rent was not offered. Tenant spaces ranged in size from 666 to 9,781 square feet.

VALUATION & ADVISORY CUSHMAN & WAKEFIELD®

301 COLORADO INCOME CAPITALIZATION APPROACH 134

Recent Leases

301 E. Colorado Blvd. As of 4th Quarter 2010

Suite Tenant Type of Lease Occupied Sqft Term (mos) Lease Date Begin End Annual Minimum Rent PSF Adjust Date Rent Concessions Free Rent TI’s (RSF)

711 Law Office of Craig D. Lucas 1,435 36 11/1/10 10/31/13 $30.00 None N/A

Ann. CPI Mar-11

714 Jeff Marderosian 666 36 6/1/10 5/31/13 $25.96 None N/A

Ann. CPI Mar-11

614 Torres & Brenner 2,190 36 6/1/10 5/31/13 $31.80 None N/A

Ann. CPI Mar-11

407 Taylor Summers RRB & Torossian 2,943 60 5/1/10 4/30/15 $30.96 None N/A

Ann. CPI Mar-11

610 Fisher & Makupson 1,915 36 4/1/10 3/31/13 $28.56 None N/A

Ann. CPI Mar-11

426 5227 Tax System, Inc. 4,578 60 3/1/10 2/28/15 $30.84 None N/A

Ann. CPI Mar-11

200A United Agencies, Inc. 9,781 60 3/1/10 2/28/15 $24.81 None N/A

Ann. CPI Mar-11

209 Cornerstone Preferred Insurance 1,200 60 2/1/10 1/31/15 $26.40 None N/A

Ann. CPI Mar-11

700 Palermo, B, C & P 3,756 60 2/1/10 1/31/15 $30.01 None N/A

Ann. CPI Mar-11

TOTALS Square Footage (SF): 28,464 49 Avg Term Length (mos) Wtd Avg. Rent: $28.25

VALUATION & ADVISORY CUSHMAN & WAKEFIELD®

301 COLORADO INCOME CAPITALIZATION APPROACH 135

RETAIL RENT SURVEY

We conducted a survey of ground floor bank branch, retail and restaurant space in the area west of El Molino Avenue and east of Pasadena Avenue along Colorado Boulevard. In addition to the principal east-west roadway of Colorado Boulevard, the other available retail space can be found in the area south of Holly Street and north of Del Mar Boulevard along Arroyo Parkway, Raymond and Fair Oaks Avenues as well as Union and Green Streets.

The Pasadena area is generally recognized as a desirable commercial and retail market in Los Angeles County. The subject's area enjoys close proximity to affluent residential communities including San Marino, as well the important commercial center of Old Town Pasadena. The area is also within two miles of the California Institute of Technology and Pasadena City College campuses, as well as the Langham Huntington Hotel and Spa.

This section of Pasadena is characterized by a significant amount of ground floor retail, as well as some smaller two-story shopping centers. Most of the office buildings include retail space located on the ground floor, while some single-story freestanding structures are comprised solely of retail tenants. Two supermarkets, Ralphs and Pavilions, and a department store (Macy's) represent the sector's larger retail tenants, whereas much of the smaller to medium-sized spaces are occupied by popular retailers, restaurants, gyms or other assorted uses. There are many available surface lots, stacked car parks and subterranean garages in addition to street parking.

Retail availabilities within the Pasadena area are highlighted on the following table and numbered according to their location. On the accompanying map, each numbered property's location is displayed in relation to the subject property.

RETAIL RENT SURVEY
PASADENA, CA

No.	Address	Floor	SF Available	Monthly Rent	Lease Type	Type	Term
	Arroyo Parkway						
1	230-260 South Arroyo Parkway	1	7,140	$2.75-$3.50	NNN	Direct	5-10 Yrs
2	265 South Arroyo Parkway	1	2,600	$2.50	NNN	Direct	Neg
	Colorado Boulevard						
3	13-31 East Colorado Boulevard	1	5,960	$1.75-$6.35	MG/NNN	Direct	3-5 Yrs
4	36 East Colorado Boulevard	1	2,400	$4.75	NNN	Direct	Neg
5	253-263 East Colorado Boulevard	1	1,903	$1.79	NNN	Direct	3-5 Yrs
6	280 East Colorado Boulevard	1 & 2	50,141	Neg	Neg	Direct	3-5 Yrs
7	440-452 East Colorado Boulevard	1	2,560	$1.25	NNN	Direct	3-5 Yrs
8	520-526 East Colorado Boulevard	1	1,270	$2.25	MG	Direct	3-5 Yrs
9	642-650 East Colorado Boulevard	1	1,718	$2.00	NNN	Direct	1-3 Yrs
	Fair Oaks Avenue						
10	31-39 North Fair Oaks Avenue	1	11,801	$2.50-$3.00	NNN/MG	Direct	1-5 Yrs
11	60-90 North Fair Oaks Avenue	1 & 2	9,098	$1.75-$2.00	MG/NNN	Direct	3-5 Yrs
	Green Street						
12	44 West Green Street	1	6,725	$2.95	NNN	Direct	Neg
13	54 West Green Street	1	57,550	$2.35	MG	Direct	3-5 Yrs
	Raymond Avenue						
14	60-64 North Raymond Avenue	GRND	3,861	$1.24-$2.95	MG/NNN	Direct	3-5 Yrs
15	12-22 South Raymond Avenue	1	4,543	$3.50-$3.64	NNN	Direct	3-5 Yrs
	Union Street						
16	33-37 East Union Street	1	3,175	$2.50	NNN	Direct	5-10 Yrs
17	62 West Union Street	1	921	$5.51	Neg	Sublet	Through Nov 2013

Source: Cushman & Wakefield Valuation & Advisory; CoStar Group, Inc.

VALUATION & ADVISORY CUSHMAN & WAKEFIELD.

301 COLORADO INCOME CAPITALIZATION APPROACH 136

CONCLUSIONS – MARKET RENT

The terms of a market lease can vary substantially based on the length of the lease, the tenant allowance or other concessions requested by the tenant, the size of the premises, credit worthiness of the tenant, and the level (floor) within the building.

The market for office space has softened throughout much of Los Angeles County, and within North Los Angeles market over the past year. We concluded that the recent activity and current trends in the market indicated that the following market rental rate projected for the subject office space would be achievable on average over the course of the first year of the holding period.

The subject is positioned at the lower end to middle of the Pasadena office market in terms of quality, but at the upper end in terms of amenities, and location. We analyzed the available leasing data which was summarized on the previous exhibits. The subject benefits from one of the best locations in Pasadena, but the property is older than most of the competitive buildings.

The most similar property overall is item P-12 on the previous comparable lease exhibit (595 Colorado Boulevard), with recent leasing activity structured at initial rates from $23.40 to $30 per-square-foot annually for small suites (less than 1,000 SF). Lease terms are typically three to five years in length, and we projected an average lease term of five years. Based on our analysis of the data, including the subject leasing activity but also considering the comparable lease data and discussions with leasing brokers active in this market, we concluded the following "typical" market rent and concession package for the subject property.

301 E Colorado • Pasadena, CA
Market Rent Conclusions

Categories	Annual Rent		Free Rent*	Per Rentable SF Tenant Improvements		Reimbursement Method
	Initial PSF	Adjustments		New	Renew	
Office						
5 Years	$27.00	Annual 3%	3 months	$10.00	$5.00	FSG
Retail/Bank Branch						
5 Years	$42.00	Annual 3%	3 months	$25.00	$15.00	NNN

* Free rent is phased out after 3rd year

VALUATION & ADVISORY CUSHMAN & WAKEFIELD

301 COLORADO INCOME CAPITALIZATION APPROACH 137

301 E. Colorado

Pasadena, CA

Summary of Income & Expense Statements

Year Ending 2007 through 2009; YTD 2010

Categories	Year-End 2007		Year-End 2008		Year-End 2009		Y-T-D (Jan-Sept) 2010		Annualized 2010	
Revenue										
Rental Income	$3,372,920	$28.75	$3,447,700	$29.38	$3,523,663	$30.03	$2,631,698	$22.43	$3,508,931	$29.90
Total Garage Income	$402,166	$3.43	$392,865	$3.35	$424,557	$3.62	$383,502	$3.27	$511,336	$4.36
Garage: Rents-Tenants	*$368,110*	*$3.14*	*$370,354*	*$3.16*	*$398,696*	*$3.40*	*$357,722*	*$3.05*	*$476,963*	*$4.06*
Garage: Daily Cash	*$20,481*	*$0.17*	*$14,361*	*$0.12*	*$18,511*	*$0.16*	*$21,655*	*$0.18*	*$28,873*	*$0.25*
Garage: Stickers for Month	*$13,575*	*$0.12*	*$8,150*	*$0.07*	*$7,350*	*$0.06*	*$4,125*	*$0.04*	*$5,500*	*$0.05*
Total Revenue	**$3,775,086**	**$32.17**	**$3,840,565**	**$32.73**	**$3,948,220**	**$33.65**	**$3,015,200**	**$25.70**	**$4,020,267**	**$34.26**
Operating Expenses										
Cleaning Expense	$281,748	$2.40	$277,583	$2.37	$318,587	$2.72	$296,275	$2.53	$395,033	$3.37
Repair & Maintenance	$467,773	$3.99	$500,167	$4.26	$424,639	$3.62	$266,627	$2.27	$355,503	$3.03
Utilities	$589,908	$5.03	$700,543	$5.97	$689,478	$5.88	$478,461	$4.08	$637,948	$5.44
General Building	$136,419	$1.16	$149,619	$1.28	$163,334	$1.39	$100,858	$0.86	$134,477	$1.15
Administration	$258,346	$2.20	$264,076	$2.25	$283,839	$2.42	$185,779	$1.58	$247,705	$2.11
Insurance Expense	$89,109	$0.76	$86,140	$0.73	$21,567	$0.18	$10,301	$0.09	$13,735	$0.12
Operating Expenses -Excluding Taxes	**$1,823,303**	**$15.54**	**$1,978,128**	**$16.86**	**$1,901,444**	**$16.21**	**$1,338,301**	**$11.41**	**$1,784,401**	**$15.21**
Real Estate Taxes	$117,440	$1.00	$113,534	$0.97	$113,186	$0.96	$87,286	$0.74	$116,381	$0.99
Total Operating Expenses -Including Taxes	**$1,940,743**	**$16.54**	**$2,091,662**	**$17.83**	**$2,014,630**	**$17.17**	**$1,425,587**	**$12.15**	**$1,900,783**	**$16.20**
Net Operating Income	**$1,834,343**	**$15.63**	**$1,748,903**	**$14.91**	**$1,933,590**	**$16.48**	**$1,589,613**	**$13.55**	**$2,119,484**	**$18.06**
Non-Reimbursable Expenses										
Misc Non-Escalatable Expenses	$0	$0.00	$0	$0.00	$0	$0.00	$0	$0.00	$0	$0.00
Garage: Total Operating Expenses	$184,550	$1.57	$201,036	$1.71	$322,880	$2.75	$167,001	$1.42	$222,668	$1.90
Leasehold Expenses	$255,836	$2.18	$283,680	$2.42	$266,572	$2.27	$216,051	$1.84	$288,068	$2.46
Total Non-Reimbursable Expenses	**$440,386**	**$3.75**	**$484,716**	**$4.13**	**$589,452**	**$5.02**	**$383,052**	**$3.26**	**$510,736**	**$4.35**
Net Cash Flow	**$1,393,957**	**$11.88**	**$1,264,187**	**$10.77**	**$1,344,138**	**$11.46**	**$1,206,561**	**$10.28**	**$1,608,748**	**$13.71**

Total net rentable area (SF): 117,336

VALUATION & ADVISORY
CUSHMAN & WAKEFIELD.

301 COLORADO INCOME CAPITALIZATION APPROACH 138

Expense Categories

Cleaning Expense - Janitorial payroll & contract, uniforms, supplies/other, and window cleaning

Repair & Maintenance - HVAC, electrical, plumbing, fire lifes/safety, general repairs

Utilities - Electricity, gas, and water

General Building - Exterior grounds and security

Parking - Parking operating costs, parking taxes, management fees, uniforms

Administration - Payroll, dues, subscriptions, temporary help, dues, office supplies

Management Fees - Third party property management fees

Insurance Expense - Property, liability, and earthquake insurance

Misc Non-Escalatable Expenses - Courier, travel & entertainment

NOI / Square Foot

$20.00

$15.00

$10.00

$5.00

$0.00

YE 2007 YE 2008 YE 2009 Annl 2010

NOI per SF $15.63 $14.91 $16.48 $18.06

VALUATION & ADVISORY CUSHMAN & WAKEFIELD®

301 COLORADO INCOME CAPITALIZATION APPROACH 139

OTHER REVENUES

The exhibit on the previous page, Income & Expense Statements, summarizes the historical and budgeted revenues by category for the subject property. The data for the subject property covers full years 2007 through 2009, as well as 2010 year-to-date (January through September) and annualized 2010. We were not provided with a budget for 2010 or 2011. Other income is typically generated by storage revenue, operating expense recoveries, parking revenue, and other miscellaneous sources, but we were not provided with a breakdown of these revenue categories. Based on individual statements to the subject tenants, however, we were able to determine a breakout of the storage rent currently being collected.

Expense Recoveries

As discussed previously, we have assumed all future leases will be structured on a FSG basis, and have modeled the existing leases with a current (first year of projected expenses) base year. As discussed under Market Rent, we concluded at a FSG rent for the subject office space based on the competitive buildings in the market, and future leases were assumed to be FSG (tenants pay prorata increases over base year expenses). We concluded at NNN rents for the ground floor bank branch.

Parking Revenue

The subject parking facilities consist of 412 parking spaces in an adjacent five-level parking garage (two subterranean levels) for a parking ratio of 3.5 spaces per 1,000 square feet. Parking revenues are generated primarily through monthly parkers, transient parking, and daily validations (coupons). The following exhibit summarizes the reported historical and budgeted parking income for 301 Colorado based on the information contained in the building management’s operating statements.

Parking Revenue

Year Amount $ per SF

Year-End 2007 $402,166 $3.43

Year-End 2008 $392,865 $3.35

Year-End 2009 $424,557 $3.62

2010 Annualized $511,336 $4.36

According to the building representatives, the subject has been historically operating at full occupancy and the recent data should represent stabilized performance. The current rate for the tenants is either $120 per or $125 per month for space. We projected monthly parking revenues at $450,000 annually during the first year of the projection.

Storage and Other Income – This category includes income derived from the leasing of storage space to tenants within the property, and miscellaneous income sources such as NSF and late fees, or tenant direct reimbursements. The property includes 3,140 square feet of storage space. Based on the statements to the tenants, the following storage charges are in place (monthly):

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301 COLORADO INCOME CAPITALIZATION APPROACH 140

Tenant

Monthly Storage Charge

United Agencies $445

Financial Network $40

Taylor Summers $161

5227 Tax Systems $275

Laura Bushley $80

Edward DaRin $15

Martin Goldman $40

Mark Ladesich $80

Palermo, Barbaro $220

Venturelli, Cary $65

Flaherty & Crumrine $150

Gamble, Jones $250

Hahn & Hahn $995

Total Storage $2,816 monthly

We annualized this amount and modeled storage/other income at a rounded $35,000 annually.

OPERATING EXPENSES

The historical and budgeted expenses for the subject property are summarized on the accompanying exhibit. The data covers actual expenses for full year periods 2008 through 2009, as well as 2010 year-to-date (January through September). We were not provided with a budget for 2010 or 2011, and it is our understanding none has been prepared.

We considered historical operating expenses as well as operating expenses from a survey of four comparable office properties in the Pasadena submarket in a range of comparable sizes. We also have included (shown below) 2009 expense data from the Institute of Real Estate Management (IREM), a real estate analysis firm specializing in providing business professionals with income and expense estimates via an annual research effort encompassing almost 10,000 projects. Additionally, we have added expense data from the Building Owners and Managers Association (BOMA). The accompanying exhibit summarizes the data we considered in estimating expenses for the property. We note that the historical subject expenses provided for our review indicates expense levels which are not consistent for some categories with other properties. While we have reviewed and considered the actual reported subject expenses, we have relied primarily on expense levels for comparable, professionally managed properties.

VALUATION & ADVISORY CUSHMAN & WAKEFIELD®

301 COLORADO INCOME CAPITALIZATION APPROACH 141

Los Angeles North

Expense Comps

Fourth Quarter 2010 E-1 Class “B” Pasadena 70,000 E-2 Class “B” Pasadena, CA 90,000 E-3 Class “B” Pasadena 70,000 E-4 Class “B” Pasadena 70,000 COMPARABLE DATA Ranges & Averages

2011 Budget 2010 Budget 2010 Budget 2010 Budget Low High Average

Operating Expenses

Reimbursable Expenses

Utilities $3.48 $3.32 $3.00 $2.79 $2.79 $3.48 $3.15

Cleaning $1.99 $0.92 $1.20 $1.99 $0.92 $1.99 $1.52

Repairs & Maintenance $0.96 $2.70 $2.17 $2.71 $0.96 $2.71 $2.13

Administration $0.10 $1.08 $0.92 $0.87 $0.10 $1.08 $0.74

General Building $0.39 $0.34 $1.31 $1.78 $0.34 $1.78 $0.96

Management Fee $1.01 $0.89 $0.67 $0.92 $0.67 $1.01 $0.87

Security $0.19 - - - $0.19 $0.19 $0.19

Parking Expense - - $0.91 $0.68 $0.68 $0.91 $0.80

Insurance $1.20 $0.34 $0.13 $0.14 $0.13 $1.20 $0.45

Property Taxes $3.56 $1.38 $2.99 $2.30 $1.38 $3.56 $2.56

Sub-Total (Excluding Taxes): $9.33 $9.59 $10.32 $11.88 $6.79 $14.36 $10.82

Total Expenses (Incl Taxes) $12.89 $10.97 $13.31 $14.18 $8.17 $17.92 $13.38

VALUATION & ADVISORY CUSHMAN & WAKEFIELD®

301 COLORADO INCOME CAPITALIZATION APPROACH 142

Industry Expense Data

	2008 BOMA * Suburban Office Average & Median		IREM (2009 Edition) ** Suburban Office Los Angeles		
	Average	Median	Low	High	Median
Operating Expenses					
Reimbursable Expenses					
Utilities	$2.33	$1.90	$2.35	$3.26	$2.73
Cleaning	$0.93	$0.95	$1.17	$1.51	$1.31
Repairs & Maintenance	$1.84	$1.48	$1.00	$2.07	$1.41
Administration	$1.53	$1.38	$0.71	$1.27	$1.00
General Building	$0.82	$0.82	$0.43	$1.58	$0.89
Management Fee	$1.27	$1.27	$0.68	$1.13	$1.03
Security	$0.12	$0.10	$0.56	$1.13	$0.77
Insurance	$0.67	$0.67	$0.66	$1.86	$1.33
Property Taxes	$2.76	$2.76	$2.68	$4.57	$3.61
Sub-Total (Excluding Taxes):	$9.51	$8.57	$7.56	$13.81	$10.47
Total Expenses (Incl Taxes)	**$12.27**	**$11.33**	**$10.24**	**$18.38**	**$14.08**

* - Source: BOMA (Building Owners & Managers Assoc.) "Income & Expense Analysis
- Los Angeles Office Buildings - Suburban" - 2009 Edition (page 81)

We based expense projections for the property on an analysis of the historical data for the subject as well as costs at comparable properties. We considered the data and estimated the following expenses for the subject property during the first year of the projection.

RECOVERABLE EXPENSES

Reimbursable Expenses

	Year-End 2007	Year-End 2008	Year-End 2009	2010 Annualized
Cleaning Expense	$2.40	$2.37	$2.72	$3.37
Repair & Maintenance	$3.99	$4.26	$3.62	$3.03
Utilities	$5.03	$5.97	$5.88	$5.44
General Building	$1.16	$1.28	$1.39	$1.15
Administration	$2.20	$2.25	$2.42	$2.11
Insurance Expense	$0.76	$0.73	$0.18	$0.12
Real Estate Taxes	$1.00	$0.97	$0.96	$0.99
Reimb. Expenses	**$16.54**	**$17.83**	**$17.17**	**$16.20**

Cleaning – Cleaning expenses include janitorial payroll and contract, uniforms, supplies/other, window cleaning, and waste removal.

VALUATION & ADVISORY CUSHMAN & WAKEFIELD.

301 COLORADO INCOME CAPITALIZATION APPROACH 143

Year Cleaning $ per SF

Year-End 2007 $2.40

Year-End 2008 $2.37

Year-End 2009 $2.72

2010 Annualized $3.37

The historical costs are substantially higher than any comparable data. We considered the historical and comparable data and projected cleaning costs at $1.70 per-square-foot at full occupancy, allocating approximately 30 percent to fixed costs.

Repairs and Maintenance – This category includes expenses for repairs and maintenance for: HVAC, elevator, and electrical services. Also included are costs for contract engineering services, uniforms, and parking charges.

Year Repairs & Maintenance $ per SF

Year-End 2007 $3.99

Year-End 2008 $4.26

Year-End 2009 $3.62

2010 Annualized $3.03

The subject expenses are above the comparable data, but we concluded at a higher figure consistent with the historical costs because the subject systems are in many cases “original”. We considered the historical actual and comparable figures and projected repairs and maintenance at $3.00 per-square-foot during the first year of the holding period.

Utilities – This category includes the costs for electricity, water, sewage, diesel fuel, and gas service.

Year Utilities $ per SF

Year-End 2007 $5.03

Year-End 2008 $5.97

Year-End 2009 $5.88

2010 Annualized $5.44

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301 COLORADO INCOME CAPITALIZATION APPROACH 144

The historical costs are substantially higher than any comparable data. We considered the historical and comparable data and projected utility costs at $3.50 per-square-foot, allocating approximately 50 percent to fixed costs.

General Building – This category includes costs for plumbing, landscaping, exterminator, painting, building supplies/materials, and miscellaneous building and grounds costs.

Year General Building $ per SF

Year-End 2007 $1.16

Year-End 2008 $1.28

Year-End 2009 $1.39

2010 Annualized $1.15

We reconciled between the most recent historical actual and comparable figures and projected general building costs at $1.25 per-square-foot during the first year of the cash flow.

Administrative – This category includes expenses allotted to wages and salaries, payroll taxes/benefits, telephone, dues, subscriptions, temporary help, dues, office supplies/rent, seminars, and training. This category also includes the cost of the office rental for the administrative onsite office.

Year Administration $ per SF

Year-End 2007 $2.20

Year-End 2008 $2.25

Year-End 2009 $2.42

2010 Annualized $2.11

The subject statements do not include a management fee, and the administrative expenses are higher than comparable properties. We considered the historical and comparable data and concluded administrative expenses at $0.75 per-square-foot during the first year of the cash flow.

Management Fee – This category considers third party management of the subject property. The property has been managed by an entity related to the ownership. Based on comparable building costs, we projected this expense at 3.0 percent of effective gross income annually.

Insurance – Insurance costs include property and liability insurance.

VALUATION & ADVISORY CUSHMAN & WAKEFIELD®

301 COLORADO INCOME CAPITALIZATION APPROACH 145

Year Insurance $ per SF

Year-End 2007 $0.76

Year-End 2008 $0.73

Year-End 2009 $0.18

2010 Annualized $0.12

We considered the historical and comparable data and concluded administrative expenses at $0.60 per-square-foot during the first year of the cash flow.

Real Estate Taxes - We estimated real estate taxes for the property based on the value conclusion of this appraisal at the subject’s current tax rate of 1.125513 percent plus direct assessments.

NON-RECOVERABLE EXPENSES

Parking Operating Expenses - This category represents primarily the parking management and operator’s expenses for the subject onsite parking garage. The annual expenses are summarized below.

Year Parking Expense Amount $ per SF

Year-End 2007 $184,550 $1.57

Year-End 2008 $201,036 $1.71

Year-End 2009 $322,880 $2.75

2010 Annualized $222,668 $1.90

We reviewed the historical parking operation expenses and projected non-reimbursable parking expenses at $220,000 annually, or approximately $1.87 per-square-foot of rentable area.

Miscellaneous Non-Escalatable Expenses – This category includes expenses associated with leasing, advertising, marketing, professional services, and other miscellaneous non-escalatable costs. We projected miscellaneous non-escalatable expenses at $0.15 per-square-foot annually during the first year of the cash flow.

Reserves for Replacement/Non-Recoverable Expenses – We were not provided with a property condition report or documentation related to the condition of the existing building equipment, but were informed by the building representatives that some of the mechanical systems, particularly the HVAC and elevator systems, were nearing the end of their useful lives and would require replacement. The representatives indicated they had a contract for $390,000 for renovation of the mechanical components of the elevator system, but we did not review this contract. We have included a deduction of $0.50 per-square-foot annually for reserves and replacement of short-lived items throughout the term.

VALUATION & ADVISORY CUSHMAN & WAKEFIELD®

301 COLORADO INCOME CAPITALIZATION APPROACH 146

The expense conclusions for 301 Colorado are summarized below.

301 E. Colorado
Expense Conclusions

Categories	Year End 2009 Amount	Year End 2009 $/SF	2010 Annualized Amount	2010 Annualized $/SF	C&W Projections @ 100% Occupancy Amount	C&W Projections @ 100% Occupancy $/SF
Recoverable Expenses						
Cleaning Expense	$318,587	$2.72	$395,033	$3.37	$199,471	$1.70
Repair & Maintenance	$424,639	$3.62	$355,503	$3.03	$352,008	$3.00
Utilities	$689,478	$5.88	$637,948	$5.44	$410,676	$3.50
General Building	$163,334	$1.39	$134,477	$1.15	$146,670	$1.25
Administration	$283,839	$2.42	$247,705	$2.11	$88,002	$0.75
Insurance Expense	$21,567	$0.18	$13,735	$0.12	$70,402	$0.60
Recoverable Expenses	**$1,901,444**	**$16.21**	**$1,784,401**	**$15.21**	**$1,267,229**	**$10.80**
Calculated on Value						
Management Fees	$0	$0.00	$0	$0.00	$117,360	$1.00
Real Estate Taxes	$113,186	$0.96	$116,381	$0.99	$308,234	$2.63
Calculated on Value	**$113,186**	**$0.96**	**$116,381**	**$0.99**	**$425,594**	**$3.63**
Non-Recoverable Expenses						
Misc Non-Escalatable Expenses	$0	$0.00	$0	$0.00	$17,600	$0.15
Garage: Total Operating Expenses	$322,880	$2.75	$222,668	$1.90	$220,000	$1.87
Leasehold Expenses	$266,572	$2.27	$288,068	$2.46	$0	$0.00
Non-Recoverable Expenses	**$589,452**	**$5.02**	**$510,736**	**$4.35**	**$237,600**	**$2.02**
Total Expenses Excluding Tax & Mgmt Fee	**$2,490,896**	**$21.23**	**$2,295,137**	**$19.56**	**$1,504,829**	**$12.82**

VALUATION & ADVISORY

CUSHMAN & WAKEFIELD.

301 COLORADO INCOME CAPITALIZATION APPROACH 147

Discounted Cash Flow Analysis

Investors in office properties typically forecast net operating income and cash flows over a period of time usually ranging from five to 15 years. This projection is used to determine a purchase price justified by the degree of risk inherent in the proposed investment. We modeled the cash flow for the subject property using Argus and Excel software using the following assumptions.

1) Holding Period - We estimated a value for the property on an "As Is" basis with the cash flow commencement date of January 1, 2011. We modeled a 10-year holding period for the analysis.

2) Income Projections - Existing tenants were modeled according to the terms of their leases. Tenants were modeled with a 70 percent renewal probability upon the expiration of their current lease terms. Month-to-month tenants were modeled to "roll to market" after the first year of the projection period. The current vacancy is modeled to be leased over the first 12 months.

3) Growth Projections - Income and Expense growth rate assumptions are summarized as follows:

Assumed CPI:		3.0% Annually
Market Rent*:	Years 1 - 2:	0.0% Annually
	Year 3:	5.0% Annually
	Years 4 - 6:	6.0% Annually
	Years 7 - 11:	3.0% Annually
Operating Expenses:		3.0% Annually
Real Estate Taxes:		2.0% Annually
Tenant Improvements:		3.0% Annually
Parking Income:		3.0% Annually
Other Income:		3.0% Annually

4) Expense Reimbursements - Based on the prevailing market practices, future subject tenants were modeled on a full service gross basis with tenants responsible their pro rata share of expenses over a base year.

5) Vacancy and Collection Loss - We modeled a global 5.0% vacancy and collection deduction in addition to a lag vacancy between leases of 9 months for 5 year leases, prior to weighting for renewal probability. We offset the global deduction by lag vacancy between leases.

6) Leasing Commissions - This expense was modeled at 6% of lease years one through five. Renewing tenants were modeled with 1/2 commission.

7) Reversion - The reversionary sales price was calculated by applying a capitalization rate of 8.0 percent to the 11th year's net operating income. Following a 2.0 percent cost of sale deduction, the reversion price was added to the previous year's cash flow prior to discounting.

VALUATION & ADVISORY CUSHMAN & WAKEFIELD.

301 COLORADO INCOME CAPITALIZATION APPROACH 148

301 E Colorado Pasadena, CA

Summary of Cash Flow Assumptions

Net Rentable Office Area (sf) 117,336

Percent Leased 96%

Analysis Period 1/1/11 - 12/31/20

LEASING Office Retail/Bank Branch

Annual Market Rents $27.00 $42.00

Monthly Market Rents $2.25 $3.50

Reimbursement Method FSG NNN

Annual Market Rents Growth Rates

FY 2011-2012 0%

FY 2013 5%

FY 2014-2016 6%

FY 2017 and thereafter 3%

Contractual Rent Increases 3.0% 3.0%

Vacancy Rate 5.0% 5.0%

Lease Term (years) 5 5

Renewal Probability 70% 70%

Downtime (months) 9 9

Tenant Improvements (/rsf)

New $10.00 $25.00

Renewal $5.00 $15.00

Leasing Commissions

New leases 6% for years 1-5, 3% for years 6-10

Renewal leases 3% for years 1-5, 1.5% for years 6-10

Absorption of Vacant Space

Currently vacant (sf) 5,168

Duration of Lease Up 12

Lease Term (years) 5

TI (/SF) $10.00

Free Rent (months)* 3

Growth Rates

General Inflation 3.0%

Real Estate Tax Rate 2.0%

Expense Growth Rate 3.0%

Monthly Parking Growth Rate 3.0%

Management Fee 3.0%

Capital Reserve (psf) $0.50

* Free rent is phased out after 3rd year

VALUATION & ADVISORY CUSHMAN & WAKEFIELD®

301 COLORADO INCOME CAPITALIZATION APPROACH 149

DISCOUNTED CASH FLOW ANALYSIS

301 E Colorado Pasadena, CA

10-yr holding period beginning CY Jan-11

1 Dec-2011 2 Dec-2012 3 Dec-2013 4 Dec-2014 5 Dec-2015 6 Dec-2016 7 Dec-2017 8 Dec-2018 9 Dec-2019 10 Dec-2020 11 Dec-2021

INCOME Year 1 $/SF

Base Rental Revenue $30.01 3,521,018 3,524,131 3,549,624 3,589,591 3,764,112 3,883,315 4,039,463 4,194,478 4,344,729 4,471,199 4,595,187

Absorption & Turnover Vacancy ($0.23) (26,699) (259,593) (155,765) (45,001) (291,903) (68,764) (388,318) (101,072) (179,685) (338,395) (58,011)

Base Rent Abatements ($0.22) (25,596) (266,014) (81,573) (1,210) 0 0 0 0 0 0 0

Expense Reimbursement Revenue $1.17 137,480 164,299 187,165 252,370 258,936 297,414 248,375 270,382 269,182 316,011 380,323

Parking Income $3.84 450,000 463,500 477,405 491,727 506,479 521,673 537,324 553,443 570,047 587,148 604,762

Storage Income $0.30 35,000 36,050 37,131 38,245 39,393 40,575 41,792 43,046 44,337 45,667 47,037

Potential Gross Income $34.87 4,091,203 3,662,373 4,013,987 4,325,722 4,277,017 4,674,213 4,478,636 4,960,277 5,048,610 5,081,630 5,569,298

Vacancy / Credit Loss (179,196) 0 (52,723) (173,535) 0 (168,385) 0 (151,995) (81,730) 0 (223,354)

Average Vacancy: 5.7% 5.0% 6.6% 5.0% 5.0% 6.4% 5.0% 8.0% 5.0% 5.0% 6.2% 5.0%

Effective Gross Income 3,912,007 3,662,373 3,961,264 4,152,187 4,277,017 4,505,828 4,478,636 4,808,282 4,966,880 5,081,630 5,345,944

EXPENSES Year 1 $/SF

Cleaning $1.66 194,735 193,671 205,804 216,598 212,233 228,351 221,852 241,075 247,137 246,036 265,633

Repair & Maintenance $3.00 352,008 362,568 373,445 384,649 396,188 408,074 420,316 432,925 445,913 459,291 473,069

Utilities $3.44 403,711 405,666 427,134 446,742 444,170 471,834 466,358 498,830 512,074 514,915 548,327

General Building $1.25 146,670 151,070 155,602 160,270 165,078 170,031 175,132 180,386 185,797 191,371 197,112

Administration $0.75 88,002 90,642 93,361 96,162 99,047 102,018 105,079 108,231 111,478 114,823 118,267

Management Fee $1.00 117,360 109,871 118,838 124,566 128,311 135,175 134,359 144,248 149,006 152,449 160,378

Property Tax $2.63 308,234 314,619 321,139 327,797 334,593 341,533 348,620 355,856 363,245 370,789 416,898

Insurance $0.60 70,402 72,514 74,689 76,930 79,238 81,615 84,063 86,585 89,183 91,858 94,614

Garage Expenses $1.87 220,000 226,600 233,398 240,400 247,612 255,040 262,692 270,572 278,689 287,050 295,662

NR Expenses $0.15 17,600 18,128 18,672 19,232 19,809 20,404 21,016 21,646 22,296 22,965 23,653

Operating Expenses $16.35 1,918,722 1,945,349 2,022,082 2,093,346 2,126,279 2,214,075 2,239,487 2,340,354 2,404,818 2,451,547 2,593,613

Operating Expense Ratio 49.0% 53.1% 51.0% 50.4% 49.7% 49.1% 50.0% 48.7% 48.4% 48.2% 48.5%

NET OPERATING INCOME $16.99 1,993,285 1,717,024 1,939,182 2,058,841 2,150,738 2,291,753 2,239,149 2,467,928 2,562,062 2,630,083 2,752,331

RETURN ON NOI 7.8% 6.8% 7.6% 8.1% 8.5% 9.0% 8.8% 9.7% 10.1% 10.3% 10.8%

NOI $/PSF $16.99 $14.63 $16.53 $17.55 $18.33 $19.53 $19.08 $21.03 $21.84 $22.41 $23.46

DEDUCTIONS

Leasing & Capital Costs

Tenant Improvements 76,329 248,691 65,961 223,849 268,161 60,998 341,926 107,682 263,718 310,872 14,108

Leasing Commissions 64,651 197,883 53,503 123,678 241,762 54,993 308,266 97,081 151,354 280,267 12,719

Capital Reserves 58,668 60,428 62,241 64,108 66,031 68,012 70,053 72,154 74,319 76,548 78,845

Total Deductions 199,648 507,002 181,705 411,635 575,954 184,003 720,245 276,917 489,391 667,687 105,672

NET CASH FLOW 1,793,637 1,210,022 1,757,477 1,647,206 1,574,784 2,107,750 1,518,904 2,191,011 2,072,671 35,678,451

CASH ON CASH 7.1% 4.8% 6.9% 6.5% 6.2% 8.3% 6.0% 8.6% 8.2% 7.7%

AVG. CASH ON CASH 7.0%

FIVE YEAR AVERAGE 6.3%

INITIAL CAP. RATE 7.8%

TERMINAL CAP. RATE 8.0%

TRANSACTION COST 2.0%

DISCOUNT RATE 9.0%

REVERSIONARY VALUE $33,716,055

NET PRESENT VALUE (NPV) $25,424,056

NPV - Per SF (NRA) $216.68

VALUE MATRIX

Low-Range Mid-Range Hi-Range

Discount Rate 8.5% 9.0% 9.5%

Net Present Value $26,358,296 $25,424,056 $24,531,951

NPV (PSF) $224.64 $216.68 $209.07

Total NRA (SF): 117,336

(excludes storage)

Net Operating Income (NOI) vs Net Cash Flow (NCF)

Thousands

$3,000

$2,500

$2,000

$1,500

$1,000

$500

$0

NOI

NCF

‘11 ‘12 ‘13 ‘14 ‘15 ‘16 ‘17 ‘18 ‘19 ‘20

VALUATION & ADVISORY

CUSHMAN & WAKEFIELD®

301 COLORADO INCOME CAPITALIZATION APPROACH 150

INVESTMENT CONSIDERATIONS

THE FINANCIAL CRISIS

The credit crunch that began to unfold in the U.S. in mid-2007 evolved into a global financial crisis by October 2008, soon after the Lehman Brothers bankruptcy. Many market observers equate this crisis as the greatest challenge to the world’s economic health since the Great Depression. Its effects have radically reshaped the financial sector, and its consequences continue to impact nearly every other industry. Although many financial experts believe that the worst may be behind us, economic data continues to send mixed signals.

From the start, government efforts to combat the crisis were not only robust but also unprecedented. The Emergency Economic Stabilization Act of October 2008 (EESA) allowed Treasury to facilitate the $700.0 billion Troubled Asset Relief Program (TARP) also known as “the bailout”. In February of 2009, the American Recovery and Reinvestment Act of 2009 (AARA) was enacted by Congress and signed into law. Better known as the “stimulus bill”, the $787.0 billion package included federal tax cuts and extended unemployment benefits, in addition to increasing domestic spending on education, health care, and infrastructure. So far, about a third of the “stimulus” money has been spent. Time will tell if a second “stimulus” is needed, as some leading economists argue. For the time being, however, it appears that government policies have successfully reinvigorated the financial markets.

The fallout from the crisis was significant, widespread, and permanently altered the financial landscape. Institutions such as Lehman Brothers, which had been around for well over a century, were acquired, filed for Chapter 11 bankruptcy protection, or placed into federal conservatorship. Money from TARP flooded these companies with the much-needed cash to stay afloat, pulling them, and the economy at large, from the brink of collapse. To date, a few major institutions such as Bank of America, JPMorgan Chase, and Goldman Sachs have repaid their TARP loans; however, most of this has been done with capital raised from the issuance of equity securities and debt not necessarily guaranteed by the federal government.

Currently, the biggest concern for investors is job growth and its consequent impact on leasing activity. Without this core demand driver and a solid economic recovery, occupancy and rents will not recover and market revitalization will be muted. In the first half of 2010, a renewed vigor in the capital markets helped lift values and compressed overall capitalization rates in some transactions. This is beginning to show up in sales and surveys but the sustainability of this trend will become clearer during the second half of 2010 as more and deals emerge.

ECONOMIC IMPACT

The U.S. officially entered this recession in December 2007. Though no official end has been announced, the economy grew by 2.2 percent in the third quarter of 2009, 5.6 percent in the fourth quarter (the best performance since 2003), and 3.2 percent in 2010’s first quarter. Most estimates place the year-end 2010 growth somewhere in the 3.0 percent range, but the economy remains volatile and there is no clear evidence that we are out of the woods.

Due to this ongoing economic uncertainty, the National Bureau of Economic Research (NBER) remains cautious and has yet to declare an end to the recession. Despite some economists’ concerns about a “double-dip” recession the consensus of experts suggests that such a scenario is unlikely, and slow improvement in economic fundamentals is expected.

Listed below are some notable economic trends:

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CUSHMAN & WAKEFIELD®

301 COLORADO INCOME CAPITALIZATION APPROACH 151

Following two years of job losses, job creation increased in the first quarter of 2010. In June 2010, however, the U.S. experienced its second straight month of lackluster hiring. Although the unemployment rate managed to slip to 9.5 percent from 9.7 percent in May, it was largely a result of 652,000 people abandoning their job searches.

In June 2010, retail sales tumbled for their second straight month, raising concerns about consumer spending. Retail sales decreased by 0.5 percent, notably higher than the Dow Jones Newswires forecast of a 0.3 percent decline. Driving June’s drop was a lower demand for cars and parts.

The National Association of Realtors (NAR) reported that June 2010 existing home sales fell 5.1 percent over May 2010 but are 9.8 percent higher than they were in June 2009. NAR noted that sales will likely slow in the coming months following the end of the tax credit, and that it will begin to show significant improvement as more jobs are created.

COMMERCIAL REAL ESTATE MARKET IMPACT

In mid-2010, the commercial real estate sector remains troubled. Not only is it a concern for banks holding commercial real estate loans, but to the entire economy as a whole. In fact, a congressional panel announced earlier this year that mounting commercial real estate loans could endanger the banking system and dampen economic recovery. Over the next four years, a total of $1.4 trillion in commercial loans will require financing, while more than half of those loans are currently “under water.” Expected losses may total between $200.0 and $300.0 billion, threatening roughly 3,000 small and mid-size banks that hold a disproportionate share of commercial real estate assets on their books.

Proposed efforts to combat the crisis range from government intervention similar to the TARP program, and “stress tests” for banks that are heavily concentrated with commercial real estate loans. The response will likely be one that will force banks to closely monitor losses and take appropriate action. Any actions taken will undoubtedly be closely watched by investors.

Over the past few years, reduced credit availability and sellers’ refusals to lower pricing, translated into significantly reduced transaction volume. According to Real Capital Analytics, the dollar volume of commercial real estate sales increased about 300.0 percent between 2003 and 2007, but decreased by 71.0 percent in 2008, and by roughly 63.0 percent in 2009. Total volume in 2009 was 89.0 percent below the frenetic pace recorded in 2007.

As of mid-year 2010, sales volume appears to be making a comeback. Totaling $36.4 billion, or a 68.0 percent increase over mid-year 2009, year-to-date sales volume is the highest it’s been since third quarter 2008. Still, the road to recovery is not without its bumps. Most of these deals are concentrated in major cities and in top tier markets. On top of this, high sales volume is somewhat deceiving as the number of deals actually transpiring is not advancing at the same rapid clip. In fact, Real Capital Analytics recorded 534 sales in the first half of 2010, representing only a 16.8 percent increase from a year ago. This is expected to change during the second half of 2010, however, as renewed interest and more capital flood the markets.

The following graph displays national transaction activity by property type between 2001 and mid-year 2010:

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CUSHMAN & WAKEFIELD®

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National Transaction Activity by Property Type

550.0

500.0

450.0

400.0

350.0

300.0

250.0

200.0

150.0

100.0

50.0

0.0

01 02 03 04 05 06 07 08 09 10 *

Apartment Hotel Industrial Office Retail

Source: Real Capital Analytics, Inc.

Notes: * Year-to-Date 2010, Hotel data not avail. until 2004, Numbers reflect billions

Though Federal monetary policy (low interest rates) remains favorable for real estate investors, market remains essentially bifurcated. On one end of the spectrum, significant capital is chasing the highest quality, institutional-grade assets, which are leading to compressed OARs. On the other end of the spectrum is the distressed market wherein large opportunity funds are looking for larger distressed properties and value-add opportunities. There is still a very limited market for properties in the middle.

Other important points to consider include:

An increasing number of deals which are too troubled to save and work through the REO/foreclosure process are expected to be brought to market in the second half of 2010.

As the number of deals increase and more “troubled” properties enter the market, loan restructuring will become more common. Fortunately, adjusting debt service coverage ratios and the handling of non- performing loans, in general, are more easily accommodated in the current low interest rate environment.

A growing number of market experts believe that office and industrial markets have reached a bottom in most major markets across the country. This is evidenced by stabilizing vacancy rates and the return of positive absorption.

CONCLUSION

Recent discussions with investors and capital markets participants suggest that capital and debt levels are returning to the real estate market, particularly for well-located Class A assets. Brokers have reported a significant increase in the number of offers and the corresponding pricing, and the debt markets have shown significant movement in terms of LTV’s and more “aggressive” debt terms. While the underlying leasing fundamentals continue to be depressed, the availability of capital and debt appears to be “in front” of the growth in jobs necessary to support strong absorption and rental growth. Considered in conjunction with a limited amount of quality assets for sale, liquidity and pricing in the market, particularly for Class A assets, is increasing.

VALUATION & ADVISORY

CUSHMAN & WAKEFIELD®

301 COLORADO INCOME CAPITALIZATION APPROACH 153

INVESTOR SURVEY TRENDS

Historic trends in the real estate investment community can be useful in understanding the current and future direction of the market. Investor’s return requirements are a benchmark by which real estate assets are bought and sold. The following graphic portrays the historic trends for the subject’s asset class spanning a period of four years as reported in the Third Quarter 2010 Korpacz Real Estate Investor Survey published by PricewaterhouseCoopers.

INVESTOR SURVEY HISTORICAL RESULTS

Survey: KORPACZ End Quarter:

Property Type: NATIONAL SUBURBAN OFFICE 3Q 10

Quarter 4Q 06 1Q 07 2Q 07 3Q 07 4Q 07 1Q 08 2Q 08 3Q 08 4Q 08 1Q 09 2Q 09 3Q 09 4Q 09 1Q 10 2Q 10 3Q 10

OAR (average) 7.63% 7.65% 7.29% 7.24% 7.20% 7.13% 7.28% 7.34% 7.59% 8.17% 8.24% 8.72% 8.75% 8.79% 8.60% 8.40%

Terminal OAR (average) 8.35% 8.32% 8.08% 7.95% 7.96% 7.90% 7.94% 7.93% 8.09% 8.46% 8.55% 8.85% 8.76% 8.85% 8.77% 8.56%

IRR (average) 9.16% 9.10% 8.88% 8.82% 8.75% 8.74% 8.93% 8.93% 9.12% 9.69% 9.92% 10.24% 10.02% 10.07% 9.88% 9.45%

INVESTOR SURVEY HISTORICAL RESULTS

OAR (average) Terminal OAR (average) IRR (average)

10.25%

10.00%

9.75%

9.50%

9.25%

9.00%

RATES 8.75%

8.50%

8.25%

8.00%

7.75%

7.50%

7.25%

7.00%

4Q 06 1Q 07 2Q 07 3Q 07 4Q 07 1Q 08 2Q 08 3Q 08 4Q 08 1Q 09 2Q 09 3Q 09 4Q 09 1Q 10 2Q 10 3Q 10

ANALYSIS PERIOD

Source: Korpacz Real Estate Investor Survey

As the chart illustrates, the return requirements cited by investors declined during the period from 2004 through 2006, moderating through 2007, and more recently (2008 through third quarter 2009) showing an increasing trend as investment market conditions further weakened. Through third quarter 2010 however, investment market conditions have improved considerably over 2009. The (average) IRR requirements for Suburban office properties on a national basis increased quarterly from first quarter 2008 through third quarter 2009, with the reported IRR’s stabilizing/improving over the past five quarters. IRR requirements declined by 79 basis points from the recent peak of 10.24 percent (third quarter 2009) to the current level of 9.45 percent (third quarter 2010).

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Not coincidentally, the 2008-2009 increase corresponds somewhat to the period since the Lehman Bros bankruptcy at the end of September, 2008. While the capital and debt markets were impacted significantly beginning in approximately mid-2007, the Lehman bankruptcy and subsequent "fallout" in the financial markets beginning fourth quarter 2008 brought most real estate investment to a virtual "standstill", as buyers could not obtain financing and there were no guidelines for underwriting risk.

In addition to IRR decreases, overall capitalization rates (OAR) have also decreased by 39 basis points from the recent peak of 8.79 percent during first quarter 2010 to 8.4 percent as of third quarter 2010. Terminal capitalization rates have remained somewhat steady over the past seven quarters, within a 40 basis point range (8.46% to 8.85%) during this timeframe.

FINANCIAL ASSUMPTIONS

We have prepared a discounted cash flow using Argus cash flow software. The following information was extracted from the Korpacz Investor Survey, and was used to help determine our growth rate assumptions.

Terminal Capitalization Rate Selection

A terminal capitalization rate was used to develop an opinion of the market value of the property at the end of the assumed investment holding period. The rate is applied to the net operating income following year 10 before making deductions for leasing commissions, tenant improvement allowances and reserves for replacement. We have developed an opinion of an appropriate terminal capitalization rate based on indicated rates in current investor surveys.

Terminal Cap Rate – National Suburban Office

TERMINAL CAPITALIZATION RATES (OAR_{out})			
Survey	Date	Range	Average
Korpacz	Third Quarter 2010	7.00% - 11.50%	8.56%

Korpacz - Refers to National Suburban Office market regardless of class or occupancy

Terminal Cap Rate – Los Angeles Office

TERMINAL CAPITALIZATION RATES (OAR_{out})			
Survey	Date	Range	Average
Korpacz	Third Quarter 2010	6.75% - 10.25%	8.14%

Korpacz - Refers to Los Angeles Office market regardless of class or occupancy

Investors will typically use a more conservative overall rate when exiting an investment versus the rate that would be used going into the investment. This accounts for the aging associated with the improvements over the course of the holding period, and it also accounts for any unforeseen risks that might arise over that time period. We note that capitalization rates have increased over the past year, and particularly over the past several months. Current requirements are not necessarily reflected in closed transactions. Based on discussions with investment brokers and buyers relating to current underwriting, we used an 8.0 percent terminal capitalization rate in our analysis.

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301 COLORADO INCOME CAPITALIZATION APPROACH 155

Reversionary Sales Costs

We have estimated the cost of sale at the time of reversion to be 2.0 percent; which is in keeping with local market practice for this type of asset and magnitude of value.

Derivation of Discount Rate

We reviewed the Third Quarter 2010 Korpacz Investor report for the National Suburban Office Market as well as for the overall Los Angeles Office Market (both suburban and overall). The investment return requirements on both a national and regional level are summarized in the following charts.

Overall Capitalization Rate (Going-In) – National Suburban Office

CAPITALIZATION RATES			
Survey	Date	Range	Average
Korpacz	Third Quarter 2010	6.00% - 11.50%	8.40%

Korpacz - Refers to National Suburban Office market regardless of class or occupancy

Overall Capitalization Rate (Going-In) – Los Angeles Office

CAPITALIZATION RATES			
Survey	Date	Range	Average
Korpacz	Third Quarter 2010	6.25% - 9.00%	7.76%

Korpacz - Refers to Los Angeles Office market regardless of class or occupancy

The tables below show the range of discount rates for both the National Suburban and Los Angeles office markets.

Discount Rate (IRR/Yield) – National Suburban Office

DISCOUNT RATES (IRR)			
Survey	Date	Range	Average
Korpacz	Third Quarter 2010	7.00% - 13.00%	9.45%

Korpacz - Refers to National Suburban Office market regardless of class or occupancy

Discount Rate (IRR/Yield) – Los Angeles Office

DISCOUNT RATES (IRR)			
Survey	Date	Range	Average
Korpacz	Third Quarter 2010	7.00% - 12.00%	9.19%

Korpacz - Refers to Los Angeles Office market regardless of class or occupancy

There is a wide range in "all cash" discount rates or IRR's shown in the surveys. The appropriate rate depends upon a number of considerations, including the source and return requirements of the fund(s) who represent the most logical buyers of the property, the leasing profile for the property (including the occupancy level as well as the "length and strength" of the leases), and the risk and cost associated with managing the asset over the near-

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term and long-term. The “average” all cash discount rate shown for Los Angeles office is 9.19 percent, representing a decrease of 23 basis points over first quarter 2010 (9.42%). The “all cash” discount rate is a blend of debt and equity return requirements, so the debt markets have a significant impact on the resulting all cash indication. Equity funds have a wide range in target yields, and many funds have been raised with target returns in a specified range.

Based on our analysis of the investment market for assets of this caliber and location, and considering the subject’s leasing profile, we concluded a discount rate of 9.00 percent is appropriate for the subject. This rate considers the subject’s location, quality, tenant base, and stabilized occupancy level.

DISCOUNTED CASH FLOW CONCLUSION

Basis Discount Rate Reversion Rate Rounded Value

As Is 9.00% 8.00% $25,400,000

DIRECT CAPITALIZATION METHOD

In the direct capitalization method, we estimated a value by dividing the subject’s net operating income by an overall capitalization rate. This overall rate (OAR) is selected based on our analysis of market sales and reported requirements from the category of investor most representative of the buyers for this asset. The overall rate is calculated by dividing the net operating income from the sales by their respective sales prices.

The overall capitalization rates for the comparable data in the Sales Comparison Approach and the occupancy levels at sale used as the basis for the overall rate calculations are summarized on the accompanying exhibit.

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CUSHMAN & WAKEFIELD®

301 COLORADO INCOME CAPITALIZATION APPROACH 157

Investment Criteria
Improved Sales Data

Item No.	Property/Market Location	Date of Activity	Rounded Price $ per SF	Buyer Profile / Investment Indications
I-1	Grand Avenue Courtyard 1960 E. Grand Avenue El Segundo, CA	Sep-10	$199	Institutional Investor (TA Realty) 7.3% OAR @ 87% Occupancy Tishman - Seller
I-2	117 E. Colorado Blvd. Pasadena, CA	Oct-10	$313	Fund manager - Urdang N/A OAR @ 93% occupancy
I-3	Sherman Plaza 15350-15400 Sherman Way Van Nuys, CA	Oct-10 Contract	$183	Local Investor 8.2% OAR @ 94% Occupancy
I-4	5959 Topanga Canyon Woodland Hills, CA	Aug-09	$195	Investor 8.7% OAR @ 93% Occupancy Assumable Financing
I-5	Buena Vista Plaza 2411 W. Olive Ave. Burbank, CA	Nov-09 Current Marketing/ Failed Contract	$293	Institutional Investor (failed contract) 9.3% OAR at prior lease terms; Current marketing 7.6% OAR @ 100% Occupancy at new lease
I-6	2 North Lake 2 North Lake Ave. Pasadena, CA	Sep-09	$231	Offshore Investor 8.0% OAR @ 89% Occupancy

The subject's income and expense pro forma for the first year of the investment is summarized on the accompanying exhibit.

VALUATION & ADVISORY CUSHMAN & WAKEFIELD.

301 COLORADO INCOME CAPITALIZATION APPROACH 158

301 E Colorado • Pasadena, CA

Income & Expense Pro Forma

Year 1 Projected

Calendar Year Beginning January 2011		Combined PSF
Gross Income		
Base Rental Revenue	$3,521,018	$30.01
Absorption & Turnover Vacancy	($26,699)	($0.23)
Base Rent Abatements	($25,596)	($0.22)
Expense Reimbursement Revenue	$137,480	$1.17
Parking Income	$450,000	$3.84
Storage Income	$35,000	$0.30
Potential Gross Income	**$4,091,203**	**$34.87**
Vacancy / Credit Loss	($179,196)	($1.53)
Effective Gross Income	**$3,912,007**	**$33.34**
Operating Expenses		
Cleaning	$194,735	$1.66
Repair & Maintenance	$352,008	$3.00
Utilities	$403,711	$3.44
General Building	$146,670	$1.25
Administration	$88,002	$0.75
Management Fee	$117,360	$1.00
Property Tax	$308,234	$2.63
Insurance	$70,402	$0.60
Garage Expenses	$220,000	$1.87
NR Expenses	$17,600	$0.15
Total Expenses	**$1,918,722**	**$16.35**
Total Net Operating Income	**$1,993,285**	**$16.99**

VALUE TABLE Total NRA (SF): 117,336

Indicated Value	Cap Rate	PSF
$30,665,923	6.5%	$261.35
$28,475,500	7.0%	$242.68
$26,577,133	7.5%	$226.50
$24,916,063	**8.0%**	**$212.35**
$23,450,412	8.5%	$199.86
$22,147,611	9.0%	$188.75

VALUATION & ADVISORY CUSHMAN & WAKEFIELD.

301 COLORADO INCOME CAPITALIZATION APPROACH 159

DIRECT CAPITALIZATION

The comparable data show a range in overall rates from 7.3 percent to 9.3 percent; excluding the near-term rollover indication for I-5, the data show a tighter range from 7.3 percent to 8.7 percent. The high end of this range corresponds to the most dated transaction, I-4. Capitalization rates have declined since this sale occurred, and since I-6 occurred as well. We concluded a capitalization rate in the range bracketed by the data, but considering the subject’s age, or approximately 8.0 percent, is appropriate for the property.

$1,993,285 ÷ 8.0% = $24,916,063

Rounded Value by Direct Capitalization: $25,000,000

INCOME APPROACH CONCLUSIONS

This approach provided the following indications of value:

Value

Direct Capitalization: $25,000,000

Discounted Cash Flow: $25,400,000

The two indications ranged from $25.0 million to $25.4 million. We placed most emphasis on direct capitalization, and concluded the property has a value of $25,000,000 by the Income Approach.

VALUATION & ADVISORY

CUSHMAN & WAKEFIELD®

301 COLORADO RECONCILIATION AND FINAL VALUE OPINION 160

RECONCILIATION AND FINAL VALUE OPINION

VALUATION METHODOLOGY REVIEW AND RECONCILIATION

This appraisal employs the Sales Comparison Approach and the Income Capitalization Approach. Based on our analysis and knowledge of the subject property type and relevant investor profiles, it is our opinion that the Sales and Income Approaches are the most relevant. New construction is not economically feasible in the current environment as market rents in the Pasadena submarket would not support the development of a major office or commercial building. In addition, estimating depreciation for a property of the subject’s age (built in 1964) will not result in a reliable indication. We have accordingly not included a Cost Approach.

The indicated value conclusions for the property are:

Cost Approach: N/A

Sales Comparison Approach: $25,800,000

Income Approach: $25,000,000

The other two indications of value ranged from $25,000,000 to $25,800,000, or a range of approximately 3.2 percent. The Sales Comparison Approach included cross section of office building sales and marketing activity throughout Los Angeles County.

The Income Approach represents the most important approach for the subject property. This approach is emphasized by investors in properties of this size. We concluded the Income Approach provides the most reliable estimate of value for the subject property.

MARKET VALUE AS IS

Based on our Appraisal as defined by the Uniform Standards of Professional Appraisal Practice, we have developed an opinion that the “As-Is” Market Value of the Leased Fee estate of the referenced property, subject to the assumptions, limiting conditions, certifications, and definitions, on December 10, 2010 was:

TWENTY FIVE MILLION DOLLARS

$25,000,000

EXPOSURE TIME

Based on our review of national investor surveys, discussions with market participants and information gathered during the sales verification process, a reasonable exposure time for the subject property at the value concluded within this report would have been approximately nine (9) months. This assumes an active and professional marketing plan would have been employed by the current owner.

EXTRAORDINARY ASSUMPTIONS

An extraordinary assumption is defined by the USPAP as “an assumption, directly related to a specific assignment, which, if found to be false, could alter the appraiser’s opinions or conclusions. Extraordinary assumptions presume as fact otherwise uncertain information about physical, legal or economic characteristics of

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301 COLORADO RECONCILIATION AND FINAL VALUE OPINION 161

the subject property; or about conditions external to the property, such as market conditions or trends; or about the integrity of data used in an analysis.”

1) The subject property has been managed and leased for many years by personnel employed by entities related to the ownership. A rent roll, leases, and the accounting records for the property were provided for our review. Based on our review of these available materials and conversations with the management, we concluded the rentable areas for the tenants and the building provided on the rent roll and/or in the leases may not represent the actual rentable area using typical measurement standards applied by other landlords and their tenants in this marketplace. The “norm” for calculating rentable areas is set forth in standards identified by “BOMA”, which typically include (generically) the area within the building walls, excluding floor penetrations (such as stairwells and elevators). The rentable area for a particular tenant’s suite will consist of the actual area inside the suite plus an allocation (“load factor”) of the building’s common areas, including lobbies, corridors and restrooms (this is a simplistic characterization and there are exceptions and additional permissible add-ons). Based on our review of available information, the rent roll provided for our review may not represent measurements consistent with the “market”.

We have relied on the areas set forth in the subject rent roll as the basis for the rentable area utilized in this appraisal. Since rentable square feet is the typical “metric” used to compare and to value office properties both on a rental and a sales comparison basis, any significant differences in the area utilized for the subject and the actual rentable area based on BOMA standards will have a corresponding impact on the value conclusion for the property. We recommend the client retain a qualified firm to measure and calculate the rentable areas for the subject prior to finalizing any decisions involving this asset.

2) Based on our inspection of the property it is our understanding that many of the mechanical systems in the building are “original” from the 1964 construction date. The building’s systems may need some significant capital investment for upgrades and/or replacement. Prior to closing a sale or a loan involving the property it is very likely that a prudent buyer would retain a qualified firm to conduct an inspection of the property and identify items of deferred maintenance and code issues such as handicap/ADA requirements. Any identified costs would likely result in an adjustment to the purchase price/value of the property. We have not made any specific capital deductions, since there is no engineering or property survey available nor has any been conducted to our knowledge, but we have deducted an ongoing reserve that is higher than typical. We recommend the client have a property condition survey of the building conducted prior to finalizing any decisions involving the property.

3) We inspected the property November 19, 2010. The date of value is December 10, 2010. We assume no material changes in the property occurred between the date of inspection and December 10, 2010.

HYPOTHETICAL CONDITIONS:

A hypothetical condition is defined by the USPAP as “that which is contrary to what exists but is supposed for the purpose of analysis. Hypothetical conditions assume conditions contrary to known facts about physical, legal, or economic characteristics of the subject property; or about conditions external to the property, such as market conditions or trends; or about the integrity of data used in an analysis.”

This appraisal does not employ any hypothetical conditions.

VALUATION & ADVISORY

CUSHMAN & WAKEFIELD®

301 COLORADO ASSUMPTIONS AND LIMITING CONDITIONS 162

ASSUMPTIONS AND LIMITING CONDITIONS

“Report” means the appraisal or consulting report and conclusions stated therein, to which these Assumptions and Limiting Conditions are annexed.

“Property” means the subject of the Report.

“C&W” means Cushman & Wakefield, Inc. or its subsidiary that issued the Report. “Appraiser(s)” means the employee(s) of C&W who prepared and signed the Report.

The Report has been made subject to the following assumptions and limiting conditions:

No opinion is intended to be expressed and no responsibility is assumed for the legal description or for any matters that are legal in nature or require legal expertise or specialized knowledge beyond that of a real estate appraiser. Title to the Property is assumed to be good and marketable and the Property is assumed to be free and clear of all liens unless otherwise stated. No survey of the Property was undertaken.

The information contained in the Report or upon which the Report is based has been gathered from sources the Appraiser assumes to be reliable and accurate. The owner of the Property may have provided some of such information. Neither the Appraiser nor C&W shall be responsible for the accuracy or completeness of such information, including the correctness of estimates, opinions, dimensions, sketches, exhibits and factual matters. Any authorized user of the Report is obligated to bring to the attention of C&W any inaccuracies or errors that it believes are contained in the Report.

The opinions are only as of the date stated in the Report. Changes since that date in external and market factors or in the Property itself can significantly affect the conclusions in the Report.

The Report is to be used in whole and not in part. No part of the Report shall be used in conjunction with any other analyses. Publication of the Report or any portion thereof without the prior written consent of C&W is prohibited.

Reference to the Appraisal Institute or to the MAI designation is prohibited. Except as may be otherwise stated in the letter of engagement, the Report may not be used by any person(s) other than the party(ies) to whom it is addressed or for purposes other than that for which it was prepared. No part of the Report shall be conveyed to the public through advertising, or used in any sales, promotion, offering or SEC material without C&W’s prior written consent. Any authorized user(s) of this Report who provides a copy to, or permits reliance thereon by, any person or entity not authorized by C&W in writing to use or rely thereon, hereby agrees to indemnify and hold C&W, its affiliates and their respective shareholders, directors, officers and employees, harmless from and against all damages, expenses, claims and costs, including attorneys’ fees, incurred in investigating and defending any claim arising from or in any way connected to the use of, or reliance upon, the Report by any such unauthorized person(s) or entity(ies).

Except as may be otherwise stated in the letter of engagement, the Appraiser shall not be required to give testimony in any court or administrative proceeding relating to the Property or the Appraisal.

The Report assumes (a) responsible ownership and competent management of the Property; (b) there are no hidden or unapparent conditions of the Property, subsoil or structures that render the Property more or less valuable (no responsibility is assumed for such conditions or for arranging for engineering studies that may be required to discover them); (c) full compliance with all applicable federal, state and local zoning and environmental regulations and laws, unless noncompliance is stated, defined and considered in the Report; and (d) all required licenses, certificates of occupancy and other governmental consents have been or can be obtained and renewed for any use on which the value opinion contained in the Report is based.

The physical condition of the improvements considered by the Report is based on visual inspection by the Appraiser or other person identified in the Report. C&W assumes no responsibility for the soundness of structural components or for the condition of mechanical equipment, plumbing or electrical components.

The forecasted potential gross income referred to in the Report may be based on lease summaries provided by the owner or third parties. The Report assumes no responsibility for the authenticity or completeness of lease information provided by others. C&W recommends that legal advice be obtained regarding the interpretation of lease provisions and the contractual rights of parties.

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CUSHMAN & WAKEFIELD®

301 COLORADO ASSUMPTIONS AND LIMITING CONDITIONS 163

The forecasts of income and expenses are not predictions of the future. Rather, they are the Appraiser’s best opinions of current market thinking on future income and expenses. The Appraiser and C&W make no warranty or representation that these forecasts will materialize. The real estate market is constantly fluctuating and changing. It is not the Appraiser’s task to predict or in any way warrant the conditions of a future real estate market; the Appraiser can only reflect what the investment community, as of the date of the Report, envisages for the future in terms of rental rates, expenses, and supply and demand.

Unless otherwise stated in the Report, the existence of potentially hazardous or toxic materials that may have been used in the construction or maintenance of the improvements or may be located at or about the Property was not considered in arriving at the opinion of value. These materials (such as formaldehyde foam insulation, asbestos insulation and other potentially hazardous materials) may adversely affect the value of the Property. The Appraisers are not qualified to detect such substances. C&W recommends that an environmental expert be employed to determine the impact of these matters on the opinion of value.

Unless otherwise stated in the Report, compliance with the requirements of the Americans with Disabilities Act of 1990 (ADA) has not been considered in arriving at the opinion of value. Failure to comply with the requirements of the ADA may adversely affect the value of the Property. C&W recommends that an expert in this field be employed to determine the compliance of the Property with the requirements of the ADA and the impact of these matters on the opinion of value.

If the Report is submitted to a lender or investor with the prior approval of C&W, such party should consider this Report as only one factor, together with its independent investment considerations and underwriting criteria, in its overall investment decision. Such lender or investor is specifically cautioned to understand all Extraordinary Assumptions and Hypothetical Conditions and the Assumptions and Limiting Conditions incorporated in this Report.

In the event of a claim against C&W or its affiliates or their respective officers or employees or the Appraisers in connection with or in any way relating to this Report or this engagement, the maximum damages recoverable shall be the amount of the monies actually collected by C&W or its affiliates for this Report and under no circumstances shall any claim for consequential damages be made.

If the Report is referred to or included in any offering material or prospectus, the Report shall be deemed referred to or included for informational purposes only and C&W, its employees and the Appraiser have no liability to such recipients.

C&W disclaims any and all liability to any party other than the party that retained C&W to prepare the Report.

Any estimate of insurable value, if included within the agreed upon scope of work and presented within this report, is based upon figures derived from a national cost estimating service and is developed consistent with industry practices.

However, actual local and regional construction costs may vary significantly from our estimate and individual insurance policies and underwriters have varied specifications, exclusions, and non-insurable items. As such, we strongly recommend that the Client obtain estimates from professionals experienced in establishing insurance coverage for replacing any structure. This analysis should not be relied upon to determine insurance coverage. Furthermore, we make no warranties regarding the accuracy of this estimate.

By use of this Report each party that uses this Report agrees to be bound by all of the Assumptions and Limiting Conditions, Hypothetical Conditions and Extraordinary Assumptions stated herein.

VALUATION & ADVISORY

CUSHMAN & WAKEFIELD®

301 COLORADO CERTIFICATION OF APPRAISAL 164

CERTIFICATION OF APPRAISAL

We certify that, to the best of our knowledge and belief:

1. The statements of fact contained in this report are true and correct.

2. The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, impartial, and unbiased professional analyses, opinions, and conclusions.

3. We have no present or prospective interest in the property that is the subject of this report, and no personal interest with respect to the parties involved.

4. We have no bias with respect to the property that is the subject of this report or to the parties involved with this assignment.

5. Our engagement in this assignment was not contingent upon developing or reporting predetermined results.

6. Our compensation for completing this assignment is not contingent upon the development or reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value opinion, the attainment of a stipulated result, or the occurrence of a subsequent event directly related to the intended use of this appraisal.

7. The reported analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Code of Professional Ethics & Standards of Professional Appraisal Practice of the Appraisal Institute, which include the Uniform Standards of Professional Appraisal Practice.

8. The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

9. James W. Myers, MAI and Steven J. Cho, CCIM, made a personal inspection of the property that is the subject of this report. Clay W. Blockley did not inspect the property.

10. Steven J. Cho, CCIM, provided significant real property appraisal assistance to the persons signing this report.

11. James W. Myers, MAI, Clay W. Blockley, and Steven J. Cho, CCIM, have not provided services regarding the subject property within the prior three years.

12. As of the date of this report, James W. Myers, MAI has completed the continuing education program of the Appraisal Institute.

13. As of the date of this report, Clay W. Blockley has completed the Standards and Ethics Education Requirement of the Appraisal Institute for Associate Members.

James W. Myers, MAI Clay W. Blockley

Executive Managing Director Associate Director

California Certified General Appraiser California Certified General Appraiser

License No. AG002662 License No. AG042192

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301 COLORADO GLOSSARY OF TERMS & DEFINITIONS 165

GLOSSARY OF TERMS & DEFINITIONS

The following definitions of pertinent terms are taken from The Dictionary of Real Estate Appraisal, Fourth Edition (2002), published by the Appraisal Institute, Chicago, IL, as well as other sources.

ACCRUED DEPRECIATION

1. In appraisal, a loss in property value from any cause; the difference between the reproduction or replacement cost of an improvement on the effective date of the appraisal and the market value of the improvement on the same date. 2. In regard to improvements, depreciation encompasses both deterioration and obsolescence. 3. In accounting, an allowance made against the loss in value of an asset for a defined purpose and computed using a specific method.

BAND OF INVESTMENT ANALYSIS

A technique in which the capitalization rates attributable to components of capital investment are weighted and computed to derive a weighted average rate attributable to the total investment.

CASH EQUIVALENCE

A price expressed in terms of cash, as distinguished from a price expressed totally or partly in terms of the face amounts of notes or other securities that cannot be sold at their face amounts. Calculating the cash-equivalent price requires an appraiser to compare transactions involving atypical financing to transactions involving comparable properties financed at typical market terms.

ELLWOOD FORMULA

Yield capitalization method that provides a formulaic solution for developing a capitalization rate for various combinations of equity yields and mortgage terms. The formula is applicable only to properties with stable or stabilized income streams and properties with income streams expected to change according to the J- or K-factor pattern.

EXPOSURE TIME

The length of time the property being appraised would have been offered on the market prior to the hypothetical consummation of a sale at the market value on the effective date of the appraisal. Exposure time is presumed to precede the effective date of the appraisal.

The reasonable exposure period is a function of price, time and use. It is not an isolated opinion of time alone. Exposure time is different for various types of property and under various market conditions. It is a retrospective opinion based on an analysis of past events, assuming a competitive and open market. It assumes not only adequate, sufficient and reasonable time but adequate, sufficient and a reasonable marketing effort. Exposure time and conclusion of value are therefore interrelated.

EXTRAORDINARY ASSUMPTIONS

An extraordinary assumption is “an assumption, directly related to a specific assignment, which, if found to be false, could alter the appraiser’s opinions or conclusions. Extraordinary assumptions presume as fact otherwise uncertain information about physical, legal or economic characteristics of the subject property; or about conditions external to the property, such as market conditions or trends; or about the integrity of data used in an analysis.”

FEE SIMPLE ESTATE

Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat.

HYPOTHETICAL CONDITIONS

A hypothetical condition is “that which is contrary to what exists but is supposed for the purpose of analysis. Hypothetical conditions assume conditions contrary to known facts about physical, legal, or economic characteristics of the subject property; or about conditions external to the property, such as market conditions or trends; or about the integrity of data used in an analysis.”

INSURABLE VALUE

The value of an asset or asset group that is covered by an insurance policy; can be estimated by deducting costs of non-insurable items (e.g., land value) from market value.

Value used by insurance companies as the basis for insurance. Often considered to be replacement or reproduction cost plus allowances for debris removal or demolition less deterioration and non-insurable items. Sometimes cash value or market value, but often entirely a cost concept. (Marshall & Swift LP)

LEASED FEE INTEREST

An ownership interest held by a landlord with the rights of use and occupancy conveyed by lease to others. The rights of the lessor (the leased fee owner) and the lessee are specified by contract terms contained within the lease.

LEASEHOLD INTEREST

The interest held by the lessee (the tenant or renter) through a lease transferring the rights of use and occupancy for a stated term under certain conditions.

MARKET RENT

The most probable rent that a property should bring in a competitive and open market reflecting all conditions and restrictions of the specified lease agreement including term, rental adjustment and revaluation, permitted uses, use restrictions, and expense obligations; the lessee and lessor each acting prudently and knowledgeably, and assuming consummation of a lease contract as of a specified date and the passing of the leasehold from lessor to lessee under conditions whereby:

Lessee and lessor are typically motivated.

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301 COLORADO GLOSSARY OF TERMS & DEFINITIONS 166

Both parties are well informed or well advised, and acting in what they consider their best interests.

A reasonable time is allowed for exposure in the open market.

The rent payment is made in terms of cash in United States dollars, and is expressed as an amount per time period consistent with the payment schedule of the lease contract.

The rental amount represents the normal consideration for the property lease unaffected by special fees or concessions granted by anyone associated with the transaction.

MARKET VALUE

The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

Buyer and seller are typically motivated;

Both parties are well informed or well advised, and acting in what they consider their best interests;

A reasonable time is allowed for exposure in the open market;

Payment is made in terms of cash in United States dollars or in terms of financial arrangements comparable thereto; and

The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale. (12 C.F.R. Part 34.42(g) Federal Register 34696, August 24, 1990, as amended at 57 Federal Register 12202, April 9, 1992;

59 Federal Register 29499, June 7, 1994)

MARKETING TIME

1. The time it takes an interest in real property to sell on the market sub-sequent to the date of an appraisal. 2. An estimate of the amount of time it might take to sell an interest in real property at its estimated market value during the period immediately after the effective date of the appraisal; the anticipated time required to expose the property to a pool of prospective purchasers and to allow appropriate time for negotiation, the exercise of due diligence, and the consummation of a sale at a price supportable by concurrent market conditions. Marketing time differs from exposure time, which is always presumed to precede the effective date of the appraisal. (Advisory Opinion 7 of the Appraisal Standards Board of The Appraisal Foundation and Statement on Appraisal Standards No. 6, “Reasonable Exposure Time in Real Property and Personal Property Market Value Opinions” address the determination of reasonable exposure and marketing time.)

MORTGAGE-EQUITY ANALYSIS

Capitalization and investment analysis procedures that recognize how mortgage terms and equity requirements affect the value of income-producing property.

OPERATING EXPENSES

Other Taxes, Fees & Permits - Personal property taxes, sales taxes, utility taxes, fees and permit expenses.

Property Insurance – Coverage for loss or damage to the property caused by the perils of fire, lightning, extended coverage perils, vandalism and malicious mischief, and additional perils.

Management Fees - The sum paid for management services. Management services may be contracted for or provided by the property owner. Management expenses may include supervision, on-site offices or apartments for resident managers, telephone service, clerical help, legal or accounting services, printing and postage, and advertising. Management fees may occasionally be included among recoverable operating expenses

Total Administrative Fees – Depending on the nature of the real estate, these usually include professional fees and other general administrative expenses, such as rent of offices and the services needed to operate the property. Administrative expenses can be provided either in the following expense subcategories or in a bulk total. 1) Professional Fees – Fees paid for any professional services contracted for or incurred in property operation; or 2) Other Administrative – Any other general administrative expenses incurred in property operation.

Heating Fuel - The cost of heating fuel purchased from outside producers. The cost of heat is generally a tenant expense in single-tenant, industrial or retail properties, and apartment projects with individual heating units. It is a major expense item shown in operating statements for office buildings and many apartment properties. The fuel consumed may be coal, oil, or public steam. Heating supplies, maintenance, and workers’ wages are included in this expense category under certain accounting methods.

Electricity - The cost of electricity purchased from outside producers. Although the cost of electricity for leased space is frequently a tenant expense, and therefore not included in the operating expense statement, the owner may be responsible for lighting public areas and for the power needed to run elevators and other building equipment.

Gas - The cost of gas purchased from outside producers. When used for heating and air conditioning, gas can be a major expense item that is either paid by the tenant or reflected in the rent.

Water & Sewer - The cost of water consumed, including water specially treated for the circulating ice water system, or purchased for drinking purposes. The cost of water is a major consideration for industrial plants that use processes depending on water and for multifamily projects, in which the cost of sewer service usually ties to the amount of water used. It is also an important consideration for laundries, restaurants, taverns, hotels, and similar operations.

Other Utilities - The cost of other utilities purchased from outside producers.

Total Utilities - The cost of utilities net of energy sales to stores and others. Utilities are services rendered by public and private utility companies (e.g., electricity, gas, heating fuel, water/sewer and other utilities providers). Utility expenses can be provided either in expense subcategories or in a bulk total.

Repairs & Maintenance - All expenses incurred for the general repairs and maintenance of the building, including common areas and general upkeep. Repairs and maintenance expenses include elevator, HVAC, electrical and plumbing, structural/roof, and other repairs and maintenance expense items. Repairs and Maintenance expenses can be provided either in the following expense subcategories or in a bulk total. 1) Elevator - The expense of the contract and any additional expenses for elevator repairs and maintenance. This expense item may also include escalator repairs and maintenance. 2) HVAC – The expense of the contract and any additional expenses for heating, ventilation and air-conditioning systems. 3) Electrical & Plumbing - The expense of all repairs and maintenance associated with the property’s electrical and plumbing systems. 4) Structural/Roof - The expense of all repairs and

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301 COLORADO GLOSSARY OF TERMS & DEFINITIONS 167

maintenance associated with the property’s building structure and roof. 5) Pest Control – The expense of insect and rodent control. 6). Other Repairs & Maintenance - The cost of any other repairs and maintenance items not specifically included in other expense categories.

Common Area Maintenance - The common area is the total area within a property that is not designed for sale or rental, but is available for common use by all owners, tenants, or their invitees, e.g., parking and its appurtenances, malls, sidewalks, landscaped areas, recreation areas, public toilets, truck and service facilities. Common Area Maintenance (CAM) expenses can be entered in bulk or through the sub-categories. 1) Utilities – Cost of utilities that are included in CAM charges and passed through to tenants. 2) Repair & Maintenance – Cost of repair and maintenance items that are included in CAM charges and passed through to tenants. 3) Parking Lot Maintenance – Cost of parking lot maintenance items that are included in CAM charges and passed through to tenants. 4) Snow Removal – Cost of snow removal that are included in CAM charges and passed through to tenants. 5) Grounds Maintenance – Cost of ground maintenance items that are included in CAM charges and passed through to tenants. 6) Other CAM expenses are items that are included in CAM charges and passed through to tenants.

Painting & Decorating - This expense category is relevant to residential properties where the landlord is required to prepare a dwelling unit for occupancy in between tenancies.

Cleaning & Janitorial - The expenses for building cleaning and janitorial services, for both daytime and night-time cleaning and janitorial service for tenant spaces, public areas, atriums, elevators, restrooms, windows, etc. Cleaning and Janitorial expenses can be provided either in the following subcategories or entered in a bulk total. 1) Contract Services - The expense of cleaning and janitorial services contracted for with outside service providers. 2) Supplies, Materials & Misc. - The cost any cleaning materials and any other janitorial supplies required for property cleaning and janitorial services and not covered elsewhere. 3) Trash Removal - The expense of property trash and rubbish removal and related services. Sometimes this expense item includes the cost of pest control and/or snow removal .4) Other Cleaning/Janitorial - Any other cleaning and janitorial related expenses not included in other specific expense categories.

Advertising & Promotion - Expenses related to advertising, promotion, sales, and publicity and all related printing, stationary, artwork, magazine space, broadcasting, and postage related to marketing.

Professional Fees - All professional fees associated with property leasing activities including legal, accounting, data processing, and auditing costs to the extent necessary to satisfy tenant lease requirements and permanent lender requirements.

Total Payroll - The payroll expenses for all employees involved in the ongoing operation of the property, but whose salaries and wages are not included in other expense categories. Payroll expenses can be provided either in the following subcategories or entered in a bulk total. 1) Administrative Payroll - The payroll expenses for all employees involved in on-going property administration. 2) Repair & Maintenance Payroll - The expense of all employees involved in on-going repairs and maintenance of the property. 3) Cleaning Payroll - The expense of all employees involved in providing on-going cleaning and janitorial services to the property 4) Other Payroll - The expense of any other employees involved in providing services to the property not covered in other specific categories.

Security - Expenses related to the security of the Lessees and the Property. This expense item includes payroll, contract services and other security expenses not covered in other expense categories. This item also includes the expense of maintenance of security systems such as alarms and closed circuit television (CCTV), and ordinary supplies necessary to operate a security program, including batteries, control forms, access cards, and security uniforms.

Roads & Grounds - The cost of maintaining the grounds and parking areas of the property. This expense can vary widely depending on the type of property and its total area. Landscaping improvements can range from none to extensive beds, gardens and trees. In addition, hard-surfaced public parking areas with drains, lights, and marked car spaces are subject to intensive wear and can be costly to maintain.

Other Operating Expenses - Any other expenses incurred in the operation of the property not specifically covered elsewhere.

Real Estate Taxes - The tax levied on real estate (i.e., on the land, appurtenances, improvements, structures and buildings); typically by the state, county and/or municipality in which the property is located.

PROSPECTIVE VALUE OPINION

A forecast of the value expected at a specified future date. A prospective value opinion is most frequently sought in connection with real estate projects that are proposed, under construction, or under conversion to a new use, or that have not achieved sellout or a stabilized level of long-term occupancy at the time the appraisal report is written.

PROSPECTIVE VALUE UPON REACHING STABILIZED OCCUPANCY

The value of a property as of a point in time when all improvements have been physically constructed and the property has been leased to its optimum level of long-term occupancy. At such point, all capital outlays for tenant improvements, leasing commissions, marketing costs and other carrying charges are assumed to have been incurred.

VALUE AS IS

The value of specific ownership rights to an identified parcel of real estate as of the effective date of the appraisal. It relates to what physically exists and is legally permissible and excludes all assumptions concerning hypothetical market conditions or possible rezoning.

VALUATION & ADVISORY

CUSHMAN & WAKEFIELD®

301 COLORADO ADDENDA CONTENTS 168

ADDENDA CONTENTS

VALUATION & ADVISORY

CUSHMAN & WAKEFIELD®

PROFESSIONAL QUALIFICATIONS

James W. Myers, MAI

Executive Managing Director, Area Leader

Valuation & Advisory

Mr. James W. Myers, MAI joined Cushman & Wakefield Western, Inc. in 1986, and has a broad range of experience in many types of real estate assets, including office, multifamily, retail, hotel, studio, data center/telecom, special purpose, and residential properties. In his current capacity he is the Area Leader for the Southwest Region of Valuation & Advisory, responsible for a staff of an appraisal staff of 75 professionals in 11 offices throughout Southern California, Arizona, Nevada, Texas and Hawaii. Mr. Myers has specialized in valuation, highest and best use studies, arbitrations, litigation support, real estate tax appeals, consulting, and investment sales support and leasing support.

Prior to joining Cushman & Wakefield in 1986, Mr. Myers was an appraiser for two years with Donahue and Company, Inc., a real estate company located in Newport Beach, where he applied emphasis on eminent domain litigation, special purpose and problem properties, easement valuation, and full and partial property damages.

Experience

Appraisal and consulting assignments have included all major property types, with specialized emphasis on major office properties and data centers throughout the United States, as well as major multifamily and retail properties in Southern California. Has been involved in significant arbitrations relating to resets of ground leases and major leased premises.

Education

Kenyon College, Gambier, Ohio, Graduated 1975

Degree: Bachelor of Arts, English

Appraisal Education

Successfully completed all courses and experience requirements to qualify for the MAI designation. Also, he has completed the requirements of the continuing education program of the Appraisal Institute.

Memberships, Licenses and Professional Affiliations

Designated Member of the Appraisal Institute

Certified General Real Estate Appraiser – California #AG002662; Hawaii #916

Special Awards

Most recently, Mr. Myers was recognized as the Top Valuation Services Professional in Southern California for 2000, 2002, 2003, 2004 and 2006, and was the Top Valuation Professional nationally in 1991, 2004, 2005 and 2006.

CUSHMAN & WAKEFIELD®

PROFESSIONAL QUALIFICATIONS

Clay W. Blockley

Director

Valuation & Advisory

Cushman & Wakefield’s (C&W) Valuation & Advisory represents the largest real estate valuation and consulting organization in the United States, and enjoys a long record of serving in a confidential capacity to nationally prominent institutional and corporate clients, including pension funds and advisory firms, banking and financial institutions, investment banks, insurance companies, and attorneys.

Clay W. Blockley is a licensed appraiser with the State of California. He joined Cushman & Wakefield in 2004, and has a broad range of experience in many types of real estate assets, including vacant land, office, retail, industrial, telecom, special purpose, and residential properties.

Appraisal Experience

Experience includes appraisal work on the following types of properties:

Office Buildings Special Purpose Properties Industrial Properties

Vacant Land Apartment Buildings Condominiums

Mixed-Use Developments Shopping Centers/ Development Sites

Retail Buildings

General Education

University of Texas – Austin, Texas

Bachelor of Business Administration (Finance), 1994

Appraisal Education

Mr. Blockley has successfully completed all courses and experience credits for a California Certified General Appraiser license.

Memberships, Licenses and Professional Affiliations

California Department of Real Estate (DRE) – Salesperson (License # 01453023)

California Office of Real Estate Appraisers (OREA) – Certified General (License #AG042192)

Associate Member of the Appraisal Institute (Member # 466266)

Special Awards

Member of Cushman & Wakefield’s Top Valuation Services Team in Southern California for 2006

CUSHMAN & WAKEFIELD®

301 COLORADO QUALIFICATIONS OF APPRAISER

STATE OF CALIFORNIA

THE GREAT SEAL OF THE SATE OF CALIFORNIA

EUREKA

Business, Transportation & Housing Agency

OFFICE OF REAL ESTATE APPRAISERS

REAL ESTATE APPRAISER LICENSE

OREA APPRAISER IDENTIFICATION NUMBER AG002662

JAMES W. MYERS

OREA

has successfully met the requirements for a license as a general real estate appraiser in the State of California and is, therefore, entitled to use the title “Certified General Real Estate Appraiser”.

This license has been issued in accordance with the provisions of the Real Estate Appraisers’ Licensing and Certification Law.

OFFICE OF REAL ESTATE APPRAISERS

Bob Clark

Date Issued: April 3, 2010

Date Expires: April 2, 2012

Audit No. 125476

THIS DOCUMENT CONTAINS A TRUE WATERMARK – HOLD UP TO LIGHT TO SEE “SAFE” AND “VERIFY FIRST”

301 COLORADO QUALIFICATIONS OF APPRAISER

STATE OF CALIFORNIA

THE GREAT SEAL OF THE SATE OF CALIFORNIA

EUREKA

Business, Transportation & Housing Agency

OFFICE OF REAL ESTATE APPRAISERS

REAL ESTATE APPRAISER LICENSE

OREA APPRAISER IDENTIFICATION NUMBER AG042192

CLAY W. BLOCKLEY

OREA

has successfully met the requirements for a license as a general real estate appraiser in the State of California and is, therefore, entitled to use the title “Certified General Real Estate Appraiser”.

This license has been issued in accordance with the provisions of the Real Estate Appraisers’ Licensing and Certification Law.

OFFICE OF REAL ESTATE APPRAISERS

Bob Clark

Date Issued: March 14, 2009

Date Expires: March 13, 2011

Audit No. 113159

THIS DOCUMENT CONTAINS A TRUE WATERMARK – HOLD UP TO LIGHT TO SEE “SAFE” AND “VERIFY FIRST”